As filed with the Securities and Exchange Commission on June 14, 2010

File No. 333-144521

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 ON

FORM S-1

TO FORM SB-2

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	93-1301885 (I.R.S. Employer Identification No.)

21900 Burbank Boulevard Woodland Hills, California 91367 (818) 992-2907	Dr. Manish Singh ImmunoCellular Therapeutics, Ltd. 21900 Burbank Boulevard Woodland Hills, California 91367 (818) 992-2907
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Sanford J. Hillsberg

Marc Brown

TroyGould PC

Suite 1600

1801 Century Park East

Los Angeles, California 90067

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Explanatory Note

This Post-Effective Amendment No. 4 on Form S-1 (this “Registration Statement”) is filed in compliance with Section 10(a)(3) of the Securities Act of 1933 and Rules 401(b) and 429 under the Securities Act of 1933.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus that also relates to the shares of common stock that were registered pursuant to the following Registration Statements on Form SB-2 previously filed by the Registrant (the “Previously Filed Registration Statements”): (1) Registration Statement on Form SB-2, File No. 333-140598, filed on May 25, 2007 and declared effective on June 4, 2007; and (2) Registration Statement on Form SB-2, File No. 333-142480, filed on June 20, 2007 and declared effective on June 25, 2007.

This Registration Statement also constitutes a post-effective amendment to each of the two Previously Filed Registration Statements, and such post-effective amendment to each of the two Previously Filed Registration Statements shall become effective concurrently with the effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling securityholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling securityholder is not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion. Dated June 14, 2010

ImmunoCellular Therapeutics, Ltd.

15,531,919 Shares of Common Stock

This prospectus relates to the resale of up to 8,198,495 shares of our currently outstanding common stock that are owned by some of our stockholders and 7,333,424 shares of our common stock issued upon the exercise of options held by some of our securityholders named in this prospectus. These shares of common stock and options were issued to the selling securityholders in connection with our merger with a privately held company in 2006 or certain private placements that we completed in 2007. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the options if and when these options are exercised by the selling securityholders. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol IMUC. On June 11, 2010, the last reported price of our common stock was $1.25 per share.

The shares included in this prospectus may be reoffered and resold directly by the selling securityholders in accordance with one or more of the methods described in the “Plan of Distribution,” which begins on page 61 of this prospectus. We will not control or determine the price at which the selling securityholders decide to sell their shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to ImmunoCellular Therapeutics, Ltd., a Delaware corporation formerly known as Optical Molecular Imaging, Inc.

Overview

ImmunoCellular Therapeutics, Ltd. is a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system. Our product candidate portfolio includes cellular immunotherapies targeting cancer and cancer stem cell antigens, peptide based immunotherapies targeting cancer stem cells, and monoclonal antibodies to diagnose and treat several different cancers. We have completed a Phase I clinical trial of our dendritic cell based vaccine product candidate to treat glioblastoma multiforme that was initiated in May 2007, and we are targeting initiating a multicenter Phase II clinical trial of this vaccine by the end of 2010. Another one of our vaccine product candidates is a peptide based off-the-shelf vaccine to target glioblastoma multiforme, the most common brain tumors, for which we plan to file an IND in the second half of 2010. This vaccine targets cancer stem cells, which are believed by many scientists to be roots of cancer, and may be applicable in multiple cancer indications. In addition, we have several monoclonal antibody product candidates targeting small cell lung cancer, pancreatic cancer, multiple myeloma and ovarian cancer. Through two important acquisitions in the last three years, we are building capabilities to develop new cancer immunotherapeutic products harnessing mechanisms of immune system surveillance in the human body.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center to certain technology for use as cellular-based therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications. In June 2008, we licensed an additional technology from Cedars-Sinai to target cancer stem cells that may be applicable for brain tumors as well as several other cancer indications.

In February 2008, we entered into an agreement with Molecular Discoveries LLC, a New York limited liability company, covering our acquisition of certain monoclonal antibody related technology owned by Molecular Discoveries and completed the acquisition of the technology on that date. The technology acquired under the Molecular Discoveries agreement and now owned by us consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of targets (antigens) and monoclonal antibodies for diagnosis and treatment of diverse human diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

In September 2009, we entered into a research and option license agreement with Roche Group, a leading global pharmaceutical company, giving them an option to acquire a license to develop and commercialize ICT-69, our monoclonal antibody product candidate targeting multiple myeloma and ovarian cancer. Upon completion of an evaluation period, Roche Group has the right to acquire for an option exercise payment a commercial license for this antibody from us, which would result in total payments due to us of up to $32 million in the event that all developmental milestones are met for multiple indications. Royalties also will be payable to us based on Roche Group’s worldwide sales, if any, of ICT-69 products.

In November 2009, we entered into an option agreement with the MD Anderson Cancer Center relating to an immunotherapy targeting cancer stem cells that has demonstrated in pre-clinical animal models significant abilities to target and destroy these cells. This technology is an immunotherapy targeting cancer stem cells using abnormal notch and numb pathways, two mechanisms implicated in many common solid tumors, including breast, colon and ovarian cancers. Pre-clinical research indicates that cytotoxic T cells induced by these peptides (polymers of amino acids) preferentially target cancer stem cells derived from breast cancer, ovarian cancer and pancreatic cancer; expression of these peptides has been demonstrated on clinical samples from ovarian cancer patients.

We do not currently anticipate that we will derive any revenues from either product sales or licensing during the foreseeable future. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities, including private placements of shares of our securities that we completed in March 2010 and May 2010 that generated proceeds for us (before commissions and offering expenses) of $1,740,000 and $4,000,000 respectively.

The estimated cost of completing the development of either of our current vaccine product candidates and of obtaining all required regulatory approvals to market either of those product candidates is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances, will be sufficient to fund our currently planned level of operations for at least the next twelve months. We will seek to obtain additional funds through various financing sources, including possible sales of our securities, and in the longer term through strategic alliances with other pharmaceutical or biopharmaceutical companies, but there can be no assurance that we will be able to obtain any additional funding from any potential financing sources, or create any such alliances, or that the terms under which we would obtain any funding will be sufficient to fund our operations.

Company History

We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect our disposition of our Spectral Molecular Imaging subsidiary and our acquisition of our cellular-based technology from Cedars-Sinai.

Our principal executive offices are located at 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367, and our telephone number at that address is (818) 992-2907.

The Offering

This offering involves 15,531,919 shares of our common stock issued or issuable to the selling securityholders, consisting of the following; but this prospectus does not cover 9,885,286 of those shares that were originally included in this offering that have been sold by the selling shareholders or were issuable upon the exercise of warrants or options that have expired:

•

694,000 shares of our common stock that we issued to Cedars-Sinai in November 2006 in connection with our acquiring a license to that institution’s cellular-based technology; 5,933,424 shares of our common stock issuable to Dr. John Yu upon exercise of options with an exercise price of $1.00 per share granted to Dr. Yu in November 2006 in consideration for his agreeing to serve as our Chief Scientific Officer and in consideration for his relinquishment of his royalty interest in the Cedars-Sinai technology that we licensed; and 1,400,000 shares of our common stock issuable to Dr. Keith Black upon exercise of options with an exercise price of $1.10 per share granted to Dr. Black in January 2007 in consideration for his agreeing to serve as Chairman of our Scientific Advisory Board.

•

150,000 shares of our common stock that we sold to three investors in a financing in October 2006 and November 2006 and 100,000 shares of our common stock that we issued in June 2009 upon exercise of warrants to purchase shares of our common stock that we issued in October and November 2006.

•

1,206,000 shares of our common stock that we issued in January 2006 and another 540,000 shares of our common stock that we issued in June 2009 upon exercise of warrants to purchase shares of our common stock that we issued in January 2006. We issued these shares and warrants to former securityholders of Spectral Molecular Imaging in connection with our merger with that company in exchange for shares and warrants issued to them in a January 2006 financing by Spectral Molecular Imaging.

•

2,853,708 shares of our common stock and 320,000 shares of our common stock that we issued in June 2009 upon exercise of warrants to purchase shares of our common stock issued to all of the other securityholders of Spectral Molecular Imaging in connection with our merger with that company.

•

125,100 shares of our common stock and another 250,000 shares of our common stock that we issued in June 2009 upon exercise of warrants to purchase shares of our common stock that we issued in a private placement in February 2007 and April 2007 to an institutional investor.

•

1,336,941 shares of our common stock and another 612,684 shares of our common stock that we issued in June 2009 upon exercise of warrants to purchase shares of our common stock that we issued in a private placement to investors in April 2007 and May 2007.

•	10,062 shares of our common stock were issued to Daniel L. Farkas upon his exercise of his stock option in December 2006.

Common stock offered by the selling securityholders	15,531,919 (1)

Common stock currently outstanding	21,649,211 (2)

Common stock to be outstanding after the offering, assuming no exercise of the options for the shares covered by this prospectus	21,649,211 (2)

Common stock to be outstanding after the offering, assuming the exercise of all options for the shares covered by this prospectus	26,491,725 (1) (3)

OTC Bulletin Board Trading Symbol	IMUC

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 4.

(1)	Includes 7,333,424 shares of common stock issuable upon exercise of outstanding options (with exercise prices ranging from $1.00 to $1.10 per share).
(2)	Does not include 10,997,496 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.15 to $1.35 per share), 4,663,173 shares of common stock issuable upon the exercise of outstanding warrants (with exercise prices ranging from $1.15 to $2.50) and 24,300,000 shares of common issuable upon exercise of an outstanding warrant (at an exercise price equal to the market price at the times the warrant becomes exercisable).
(3)	Does not include 3,676,572 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.15 to $1.35 per share), 4,663,173 of common stock issuable upon the exercise of outstanding warrants (with exercise prices ranging from $1.15 to $2.50) and 24,300 shares of common stock issuable upon exercise of an outstanding warrant (at an exercise price equal to the market price of the common stock at the times the warrant becomes exercisable).

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in or maintain your investment in our company. The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities. If any of the following or other risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

Risks Related To Our Business

We are a development-stage company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are a development-stage company that has only recently commenced any significant research and development activity. There is no assurance that we will be able to satisfactorily develop or market any of our current or proposed product candidates or that those product candidates will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. Only one of our product candidates has been clinically tested in an early stage trial. We have not generated any recurring revenues to date, and we do not expect to generate any such revenues for a number of years.

Our cell-based vaccine technologies and our recently acquired monoclonal antibody based technology currently are our primary platform technologies, and our commercial prospects will be heavily dependent on the outcome of the contemplated clinical trials for our two current vaccine product candidates and our ability to successfully develop and then clinically test one or more monoclonal antibody product candidates. We have only three full-time employees, including our President and Chief Executive Officer and our Vice-President – Product Development and Manufacturing, have limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biotechnology in general and cancer immunotherapies and monoclonal antibodies in particular. You must consider that we may not be able to:

•	obtain additional financial resources necessary to develop, test, manufacture and market our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates;

•	satisfy the requirements of acceptable pre-clinical and clinical trial protocols, including timely patient enrollment;

•

establish and demonstrate or satisfactorily complete the research to demonstrate at various stages the pre-clinical and clinical efficacy and safety of our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates; and

•

market our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates to achieve acceptance and use by the medical community and patients in general and produce revenues.

We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable.

With the exception of a licensing fee payment that we received in 2009 in connection with our entering into a research and license option agreement with Roche Group, we have not generated any revenues and have incurred operating losses since our inception, and we expect to continue to incur operating losses for the foreseeable future. There is no assurance that we will be able to develop or market products in the future that will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise significant additional capital sooner, or in greater amounts, than otherwise anticipated in order to be able to continue development of our present or future product candidates and maintain our operations.

We will need to obtain significant additional capital, which additional funding may dilute our existing stockholders.

We believe that our existing cash balances will be sufficient to fund our currently planned level of operations for at least the next twelve months. We will need significant funding to carry out all of our development work on our vaccine product candidates, our monoclonal antibody product candidates and future product candidates and to expand the scope of our operations (including seeking to employ additional support personnel on a full-time basis). If we are unable to obtain sufficient capital on a timely basis, the development of our current or any future product candidates is likely to be delayed, and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

In December 2009, we entered into an agreement with Socius Capital under which Socius Capital has agreed to purchase from time to time an aggregate of up to $10 million of our preferred stock and sold $4 million of these shares to them in May 2010. However, Socius Capital’s obligation to purchase the remaining shares of our preferred stock is subject to our satisfying certain conditions at that time. There is no assurance that we will be able to satisfy those conditions if we wish to sell shares of our preferred stock to Socius Capital or that Socius Capital will have the ability to complete these purchases. In connection with each sale of preferred stock to Socius Capital, a pro rata portion of a warrant held by an affiliate of Socius Capital to purchase shares of our common stock will become exercisable. Should the Socius Capital affiliate sell substantial amounts of the underlying shares of our common stock, those sales could have a material adverse effect on the trading market for our common stock and make it impractical for us to make future sales of preferred stock to Socius Capital without substantial dilution to our existing shareholders.

Except for our financing agreement with Socius Capital, we have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a national securities exchange, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing. The volume and frequency of such trading has been limited to date. There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the company held by our existing securityholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels. We may seek SBIR or other government grants to conduct a portion of our planned research and development work in addition to certain equity financing. We have not yet submitted any requests for these grants, the competition for obtaining these grants is intense and there is no assurance that we will secure any grant funding on a timely basis or at all.

Our access to Dr. Yu’s research laboratory at Cedars-Sinai may be limited.

We are heavily dependent upon Dr. John Yu, both for past research and as we develop our lead vaccine product candidates or any other or future vaccine product candidates. His laboratory at Cedars-Sinai has been financed in part by Cedars-Sinai (which is the licensor of our cellular-based therapy technology) and the National Institutes of Health (“NIH”). Cedars-Sinai or the NIH or other governmental agencies could promulgate new rules and regulations that might interfere with our product development or ownership rights if we wish to access on a contractual basis Dr. Yu’s laboratory at Cedars-Sinai in connection with our research and development activities.

Our current product candidates and any future product candidates will be based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of the therapies creates significant challenges in regards to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. For example, the FDA has limited experience with cancer stem cell or dendritic cell-based therapeutics and has not yet approved any of these therapeutics for marketing, and the pathway to regulatory approval for our vaccine product candidates or any future vaccine product candidates may accordingly be more uncertain, complex and lengthy than the pathway for new conventional drugs. The targeting of cancer stem cells as a potential therapy is a recent development that may not become broadly accepted by scientists or pharmaceutical companies. In addition, the manufacture of biological products, including cancer stem cell or dendritic cell-based vaccines, could be more complex and difficult, and therefore, these potential challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may elect to delay or discontinue preclinical studies or clinical trials based on unfavorable results. Any product candidate using a cellular therapeutic technology may fail to:

•	survive and persist in the desired location;

•	provide the intended therapeutic benefits;

•	properly integrate into existing tissue in the desired manner; or

•	achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our product candidates may cause undesirable side effects. Results of preclinical research with our vaccine product candidates or any other or future product candidates or clinical results with formulations used in earlier trials that are similar but not identical to our product candidate formulations may not be indicative of the results that will be obtained in later stages of preclinical or clinical research on our product candidates. If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Furthermore, because cancer stem cell and dendritic cell based products represent new forms of therapy, the marketplace may not accept any products we may develop that utilize these technologies. If we do succeed in developing products, we will face many potential obstacles, such as the need to obtain regulatory approvals and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks, such as product liability claims.

Because of the early stage of development of our vaccine product candidates, we do not know if we will be able to generate data that will support the filing of a biologics license or new drug application for these product candidates or the FDA’s approval thereof. If we experience substantial delays, we may not have the financial resources to continue development of these product candidates or the development of any of our other or future product candidates. Delays in clinical trials could reduce the commercial viability of our vaccine product candidates and any other or future product candidates.

We are required to pay substantial royalties under our license agreement with Cedars-Sinai, and we must meet certain milestones to maintain our license rights.

Under our license agreement with Cedars-Sinai for our cellular-based therapy technology, we will be required to pay substantial royalties to that institution based on our revenues from sales of our products utilizing this technology, and these royalty payments could adversely affect the overall profitability for us of any products that we may seek to commercialize. In order to maintain our license rights under the Cedars-Sinai license agreement, we will need to meet certain specified milestones, subject to certain cure provisions, in the development of our vaccine product candidates and in the raising of funding. There is no assurance that we will be successful in meeting all of the milestones in the future on a timely basis or at all.

Before we can market our vaccine product candidates or any other or future product candidates, we must obtain governmental approval for each of these product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Our current product candidates and any future product candidates that we will be developing will require approval of the U.S. Food and Drug Administration (“FDA”) before they can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic products is high and, with the exception of Dencheon Corp.’s dendritic cell vaccine for the treatment of prostate cancer, no cancer stem cell or dendritic cell-based cancer vaccine has to date been approved by the FDA. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our proposed product candidates and changes in the FDA’s requirements for our testing during the course of that testing. The FDA may require pre-clinical work for our monoclonal antibody product candidates beyond what we currently plan to conduct, which could necessitate significant expenditures on our part that we have not budgeted and which could significantly delay the commencement of clinical trials for these product candidates. The formulation of our cancer stem cell vaccine product candidate needs to be completed and certain animal testing must be completed with this formulation before we can test this product candidate in humans. Our cancer stem cell vaccine product candidate has not been previously tested in patients, and we may encounter unexpected and adverse immune responses or other side effects in the patients whom we test with this product candidate.

The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product and other factors. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in our clinical trial program and in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Our lead vaccine product candidate and any other or future product candidates may not be eligible for Orphan Drug status.

The United States and Europe may designate drugs for relatively small patient populations as orphan drugs. Orphan Drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity, reduced filing fees and specific tax credits. Generally, if a company receives the first marketing approval for a product with an Orphan Drug designation in the clinical indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that the FDA will not approve another application to market the same drug for the same indication, except in limited circumstances, for a period of seven years in the United States. This exclusivity, however, could block the approval of our proposed product candidates if a competitor obtains marketing approval before us. We are seeking orphan drug status for our dendritic cell vaccine to treat glioblastoma multiforme and may also seek this status for our cancer stem cell vaccine to treat glioblastoma multiforme and other diseases if we meet the eligibility criteria. However, even if we obtain orphan drug exclusivity for any of our proposed product candidates, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have will not block the approval of such competitive product.

Fast Track designation for development of our vaccine product candidates or any other potential product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. Receipt of Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time. We may seek Fast Track designation for our vaccine product candidates or any other product candidates, but there is no assurance that the FDA will grant this status to any of our proposed product candidates.

Because our current product candidates represent and our other future potential product candidates will represent novel approaches to the treatment of disease, there are many uncertainties regarding the development, the market acceptance, third-party reimbursement coverage and the commercial potential of our product candidates.

There is no assurance that the approaches offered by our current product candidates or any future product candidates will gain broad acceptance among doctors or patients or that governmental agencies or third-party medical insurers will be willing to provide reimbursement coverage for proposed product candidates. Moreover, we do not have internal marketing data research resources and are not certain of and have not attempted to independently verify the potential size of the commercial markets for our current product candidates or any future product candidates. Since our current product candidates and any future product candidates will represent new approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in large sets of patients the pharmacological properties ascribed to them in the laboratory studies or smaller groups of patients, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways either before or after they are approved to be marketed. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our current product candidates or any future product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. Certain of our cell-based vaccine product candidates may be formulated with cells harvested and processed from individual target patients, which could limit the target patient population for these vaccines and could require complex and costly manufacturing processes to produce these vaccines on a commercial basis. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which would materially and adversely affect the value of our common stock.

Other factors that are presently unknown to us that we believe will materially affect market acceptance of our current product candidates or any future product candidates include:

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the safety, efficacy and ease of administration;

•	the availability of government and third-party payor reimbursement;

•	the pricing of our product candidates, particularly as compared to alternative treatments; and

•	the availability of alternative effective forms of treatments, at that time, for the diseases that the product candidates we are developing are intended to treat.

Adverse publicity regarding cellular therapies could impact our business.

Although we are not utilizing embryonic stem cells, adverse publicity due to the ethical and social controversies surrounding the use of such cells or any adverse reported side effects from any stem cell, dendritic or other cell therapy clinical trials or to the failure of such trials to demonstrate that these therapies are efficacious could materially and adversely affect our ability to raise capital or recruit managerial or scientific personnel or obtain research grants.

As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have, we will be at a significant competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, research, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases, including brain cancers, that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience and expertise in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that will or may compete with our current product candidates or other future potential product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the cellular and stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy and cancer vaccine technologies, which may include among others AVANT Therapeutics, Dendreon, Northwest Biotherapeutics, Antigenics, Celldex Therapeutics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology and Osiris Therapeutics. Dendreon has received FDA marketing approval for a prostate cancer vaccine utilizing dendritic cells, Northwest Biotherapeutics is developing a dendritic cell-based vaccine for treating brain tumors, and AVANT Therapeutics is also currently conducting clinical trials to treat glioblastoma with their cancer vaccine. Other existing and new companies that may enter the field may also be developing vaccines of this type.

Drugs targeting cancer stem cells is a new emerging field, and a number of companies are developing products that are in various stages of clinical or preclinical development. We will be competing with these companies, which may have more resources than we have. This list may include among others ChemGenex, GlaxoSmithKline, Geron, Stemline Therapeutics, OncoMed Pharmaceuticals, Raven and Arius Research. In addition, a number of academic and research centers are doing research in this area which may be commercialized by new or existing companies.

A number of monoclonal antibody products currently are being marketed for the treatment of cancer, including Rituxan®, Herceptin®, Compath®, Avastin®, Erbitux®, Vectibix®, Zevatin®, and Bexxar®, and numerous other monoclonal antibody based products are under development for the treatment of cancer. Accordingly, our monoclonal antibody products, if marketed, can be expected to compete with a number of monoclonal antibody products (as well as other products for the treatment of cancer) that are well established and marketed by substantial organizations.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our lead product candidate or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, also can be expected to compete with us in recruiting qualified scientific personnel.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current product candidates or any future product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our vaccine product candidates or any other or future product candidates, and do not have the capability and resources to manufacture, market or sell our current product candidates or any future product candidates. Vaccines are often administered with one or more adjuvants, which if necessary we will have to procure from a third-party source. We will need to rely on a firm with expertise in producing a humanized form of our monoclonal antibody product candidates. Our business model calls for the outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position. We have granted Roche Group an option to acquire a license to develop and commercialize ICT-69, one of our monoclonal antibody product candidates, although there is no assurance that Roche Group will elect to exercise that option. We currently are seeking a partner or licensee to be responsible for the early stage development of our other monoclonal antibody product candidates. Since we do not have any significant efficacy data for these product candidates, it will be more difficult for us to obtain partners or licensees on attractive terms or at all at this stage. Accordingly, we will seek to enter, at the appropriate time, into agreements with other companies that can assist us and provide certain capabilities that we do not possess. Even if we do succeed in securing these alliances, we may not be able to maintain them if, for example, development results are disappointing or approval of a product is delayed or sales of an approved product are below expectations. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any future product candidates could be delayed or terminated.

To the extent that we rely on third-party individuals or other companies to manage the day-to-day conduct of our clinical trials or to manufacture, sell or market our current product candidates or any future product candidates, we will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that we might utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If a firm producing humanized forms of our molecular antibody product candidates or a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our product candidates may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. The manufacture of clinical supplies for studies and commercial quantities of our current product candidates and any future product candidates are likely to be inherently more difficult and costly than typical chemical pharmaceuticals. This could delay commercialization of any of our product candidates or reduce the profitability of these candidates for us. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

If we or our manufacturers or service providers fail to comply with regulatory laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our vaccine product candidates and any other or future product candidates and may harm our reputation.

If we or our collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our current product candidates or any future product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost efficient manner. The very nature of the product may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee; which may delay or make impossible clinical testing of a product candidate. The Data Safety Monitoring Committee for a clinical trial established by us may stop a trial or deem a product candidate unsafe to continue testing. This may have significant negative repercussions on the value of the product candidate and may have negative repercussions on the company and on the shareholders.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review.

Following any initial regulatory approval of any products we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our products are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks, including the continuation of a contractual or other relationship with the third-party manufacturer, and reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising also will be subject to regulatory requirements and continuing FDA review.

The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies, including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions or other restrictions and litigation.

Our patents may not protect the proprietorship of our products.

Our ability to compete successfully will depend significantly on our ability to defend patents that may have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others or others infringing on our proprietary rights. Although Cedars-Sinai as our licensor has filed applications relative to our cancer vaccine technology, we are responsible going forward to prosecute these patent applications. We do not currently own or have licensed rights to any issued patents covering our cancer vaccine technology, and there is no guarantee that these patent applications will lead to issued patents.

Issuance of patents based upon the various patent applications licensed from Cedars-Sinai will depend upon the U.S. and foreign patent agencies being able to determine that the claims made in these applications were not already publicly known or were not obvious from prior published patents and literature, including the extensive previous vaccine work performed and published by Dr. John Yu and other researchers at Cedars-Sinai. We have recently filed a provisional patent application covering our cancer stem cell vaccine product candidate. Another patent application that we licensed from Cedars-Sinai and that we have been pursuing was rejected by the U.S. Patent and Trademark Office based on prior art. This patent application covers the treatment of brain and other cancers by a combination of a dendritic cell-based vaccine and chemotherapy. We are seeking patent protection for our dendritic cell-based vaccine product candidate primarily through our licensed multiple antigen patent application. We are not dependent on any of the claims in the combination therapy application being granted in order to complete the development of or to commercialize either of our cancer vaccine product candidates. We may in the future elect to abandon one of more of our pending patent applications that do not provide significant coverage for the product candidates or technologies that we have focused on for strategic purposes.

Even if we are able to obtain patent protection for our vaccine product candidates or any of our other or future product candidates, there is no guarantee that the coverage of these patents or the existing patents we own covering our monoclonal antibody based technology will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringement by third parties. Patent litigation is expensive, and we may not be able to afford the costs. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources.

Dr. John Yu, a co-inventor of our cellular-based therapy technology who serves as our Chairman of the Board, is employed by Cedars-Sinai, which may assert that future intellectual property generated by Dr. Yu belongs to that institution rather than to us, and we may be required to seek a license from Cedars-Sinai for any such rights. We acquired our monoclonal antibody related technology from Molecular Discoveries, but third parties who previously employed that company’s lead scientist could potentially assert ownership claims to the technology. We do not have any issued patents or patent applications covering DIAAD and may not be able to protect this technology through any trade secrets that we may hold or future patents, if any, that we may seek to obtain.

Nondisclosure agreements with employees and third parties may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we will also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we will rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, use or sale of our current product candidates or any future product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

Should third parties patent specific cells, systems, receptors, monoclonal antibodies or other items that we are seeking to utilize in our development activities, we may be forced to license rights from these parties or abandon our development activities if we are unable to secure these rights on attractive terms or at all. In light of the large number of companies and institutions engaged in research and development in the cellular therapy and monoclonal antibody fields, we anticipate that many parties will be seeking patent rights for many cellular or monoclonal antibody based technologies and that licensing and cross licensing of these rights among various competitors may arise. Our dendritic cell-based vaccine product candidate utilizes six antigens for which we will be required to obtain licenses from a number of other parties before we can commercialize this product candidate. There is no assurance that we will be able to obtain these licenses on attractive terms or at all, which could result in our having to reformulate or abandon this product candidate. In addition, Cedars-Sinai has previously granted another institution rights to the use of certain peptide materials that we may seek to incorporate into one or more of our cellular-based therapy product candidates. We may be required to obtain a license from that other institution if we wish to use these materials. If we are unable to obtain this license, we would be required to develop vaccine products without the potential enhanced benefits that could be provided by these materials.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our current product candidates or any future product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

•	lose patent protection for our inventions and products; or

•	find our patents are unenforceable, invalid, or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our current product candidates or any future product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm us. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.

We will be dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

Except for our President and Chief Executive Officer and our Vice President – Product Development and Manufacturing, we do not have any full-time management personnel. We are dependent on our officers and directors for their scientific or managerial skills, including Dr. John Yu, our Chairman of the Board, and Dr. Manish Singh, our President and Chief Executive Officer. However, these individuals (with the exception of Dr. Singh and our Vice President – Product Development and Manufacturing) are associated with us on a part-time basis only. We do not currently maintain key man life insurance on Drs. Yu and Singh, and our employment contract with Dr. Singh and our agreement with Dr. Yu under which he serves as our Chief Scientific Officer expire in February 2011, and the loss of either of their services would materially and adversely affect our business.

As we retain additional full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels. Competition for such personnel is intense, and there is no assurance that we will be able to attract or retain qualified senior personnel and our failure to do so could have an adverse effect on our ability to implement our business plan.

The market success of our current product candidates and any future product candidates will be dependent in part upon third-party reimbursement policies that have not yet been established for our product candidates.

Our ability to successfully commercialize and penetrate the market for our current product candidates and any future product candidates is likely to depend significantly on the availability of reimbursement for our lead product candidate or any other or future product candidates from third-party payers, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our product candidates, if any, will be high enough to allow the price of our product candidates to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products which currently are reimbursable, they may be unwilling to use our product candidates since they will have to pay for the unreimbursed amounts. The reimbursement status of newly approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our lead proposed product candidate and any future product candidates could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. Comprehensive health care reform legislation, which was recently adopted by Congress and was subsequently signed into law, could adversely affect our business and financial condition. Among other provisions, the legislation provides that a “biosimilar” product may be approved by the FDA on the basis of analytical tests and certain clinical studies demonstrating that such product is highly similar to an existing, approved product and that switching between an existing product and the biosimilar product will not result in diminished safety or efficacy. This abbreviated regulatory approval process may result in increased competition if we are able to bring a biopharmaceutical product to market. The legislation also includes more stringent compliance programs for companies in various sectors of the life sciences industry with which we may need to comply and enhanced penalties for non-compliance with the new health care regulations. Complying with new regulations may divert management resources, and inadvertent failure to comply with new regulations may result in penalties being imposed on us.

Some states and localities have established drug importation programs for their citizens, and federal drug import legislation has been introduced in Congress. The Medicare Prescription Drug Plan legislation, which became law in December 2003, required the Secretary of Health and Human Services to promulgate regulations for drug reimportation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States. The Secretary, however, retained the discretion not to implement a drug reimportation plan if he finds that the benefits do not outweigh the costs, and has so far declined to approve a reimportation plan. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability.

A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are possible, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability and other claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of medical products in general, and vaccines in particular, expose us to the risk of significant damages from product liability and other claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our current lead products candidate or any future product candidates, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities and obtained this coverage for the recently completed clinical trial of our dendritic cell-based vaccine product candidate. There is no assurance that we will be able to secure such insurance in the amounts we are seeking or at all for any of the future trials for our current product candidates or any future product candidates. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years and the costs for insuring a vaccine type product may be higher than other pharmaceutical products, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

We may encounter delays and difficulties in the development of technologies or operations of any other businesses we may acquire.

We may, from time to time, acquire technologies or businesses that are complimentary to our existing technologies or operations or that we otherwise believe offer an attractive opportunity for us in the future. We may encounter various types of unanticipated difficulties in connection with developing these technologies or operating these businesses; the risk of these occurring potentially being greater if these technologies or businesses are not directly related to any existing technology of operations. Any such difficulties could have a material adverse effect on our financial performance and condition.

Risks Related to Our Securities

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small early stage company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. As a result, investors could lose all or part of their investment.

You may have difficulty selling our shares because they are deemed “penny stocks.”

Since our common stock is not listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-national securities exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of June 1, 2010, our directors and executive officers beneficially owned approximately 27% of our outstanding common stock. Dr. John Yu also currently is entitled to serve as a director and to designate two of our other directors. These stockholders, if they act together, and Dr. Yu, through his right to name three of our directors, may be able to direct the outcome of matters, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our certificate of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

Potential conflicts of interest could arise for certain members of our management team in the performance of their services for us.

Dr. John Yu, our Chairman of the Board, and Dr. Keith Black, the Chairman of our Scientific Advisory Board, are full-time employees of Cedars-Sinai, which owns shares of our common stock and where we plan to conduct certain research and development work, including clinical trials of our vaccine product candidates. Potential conflicts of interest could arise as a result, including for Dr. Yu and Dr. Black in performing services for us and for Cedars-Sinai, in establishing the terms under which Cedars-Sinai performs work for us, and in Cedars-Sinai conducting the research. Dr. Yu and other scientists associated with Dr. Yu at Cedars-Sinai may perform research in the field of brain tumors that is sponsored by other third parties. We will not acquire any interest in the intellectual property generated by this research, including several clinical trials with dendritic cell based vaccines that have been completed or are planned to be initiated. These studies may compete for patients to be enrolled in clinical trials with our current or future clinical trials.

Substantial sales of our common stock could cause our common stock price to fall.

In addition to our shares of common stock covered by this prospectus, there are currently approximately 3,075,000 shares of our currently outstanding common stock and another 3,068,832 shares of our common stock issuable upon exercise of currently exercisable options or warrants that are eligible to be sold pursuant to Rule 144 or currently effective registration statements. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our securities are quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on or a national securities exchange.

Our securities are currently quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not listed on a national securities exchange. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on a national securities exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on a national securities exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of clinical trials by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	conditions and trends in the pharmaceutical and other industries;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this report.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling securityholders. We will, however, receive the proceeds from the exercise of the options held by the selling securityholders for the 7,334,424 shares underlying such options which are covered by this prospectus. If all of the options to purchase the 7,334,424 shares are exercised for cash, the total amount of proceeds that we would receive is approximately $7,473,424. We would expect to use the proceeds from the exercise of warrants and options, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

BUSINESS

Overview

ImmunoCellular Therapeutics, Ltd. is a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system. Our product candidate portfolio includes cellular immunotherapies targeting cancer and cancer stem cell antigens, peptide based immunotherapies targeting cancer stem cells, and monoclonal antibodies to diagnose and treat several different cancers. We have completed a Phase I clinical trial of our dendritic cell based vaccine product candidate to treat glioblastoma multiforme that was initiated in May 2007, and we are targeting initiating a multicenter Phase II clinical trial of this vaccine by the end of 2010. Another one of our vaccine product candidates is a peptide based off-the-shelf vaccine to target glioblastoma multiforme, the most common brain tumors, for which we plan to file an IND in the second half of 2010. This vaccine targets cancer stem cells, which are believed by many scientists to be roots of cancer, and may be applicable in multiple cancer indications. In addition, we have several monoclonal antibody product candidates targeting small cell lung cancer, pancreatic cancer, multiple myeloma and ovarian cancer. Through two important acquisitions in the last three years, we are building capabilities to develop new cancer immunotherapeutic products harnessing mechanisms of immune system surveillance in the human body.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center to certain technology for use as cellular-based therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications. In June 2008, we licensed an additional technology from Cedars-Sinai to target cancer stem cells that may be applicable for brain tumors as well as several other cancer indications.

In February 2008, we entered into an agreement with Molecular Discoveries LLC, a New York limited liability company, covering our acquisition of certain monoclonal antibody related technology owned by Molecular Discoveries and completed the acquisition of the technology on that date. The technology acquired under the Molecular Discoveries agreement and now owned by us consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of targets (antigens) and monoclonal antibodies for diagnosis and treatment of diverse human diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

In September 2009, we entered into a research and option license agreement with Roche Group, a leading global pharmaceutical company, giving them an option to acquire a license to develop and commercialize ICT-69, our monoclonal antibody product candidate targeting multiple myeloma and ovarian cancer. Upon completion of an evaluation period, Roche Group has the right to acquire for an option exercise payment a commercial license for this antibody from us, which would result in total payments due to us of up to $32 million in the event that all developmental milestones are met for multiple indications. Royalties also will be payable to us based on Roche Group’s worldwide sales, if any, of ICT-69 products.

In November 2009, we entered into an option agreement with the MD Anderson Cancer Center relating to an immunotherapy targeting cancer stem cells that has demonstrated in pre-clinical animal models significant abilities to target and destroy these cells. This technology is an immunotherapy targeting cancer stem cells using abnormal notch and numb pathways, two mechanisms implicated in many common solid tumors, including breast, colon and ovarian cancers. Pre-clinical research indicates that cytotoxic T cells induced by these peptides (polymers of amino acids) preferentially target cancer stem cells derived from breast cancer, ovarian cancer and pancreatic cancer; expression of these peptides has been demonstrated on clinical samples from ovarian cancer patients.

We do not currently anticipate that we will derive any revenues from either product sales or licensing during the foreseeable future. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities, including private placements in March 2010 and May 2010 that generated proceeds for us (before commissions and offering expenses) of $1,740,000 and $4,000,000, respectively.

The estimated cost of completing the development of either of our current vaccine product candidates and of obtaining all required regulatory approvals to market either of those product candidates is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances will be sufficient to fund our currently planned level of operations for at least the next twelve months. We will seek to obtain additional funds through various financing sources, including possible sales of our securities, and in the longer term through strategic alliances with other pharmaceutical or biopharmaceutical companies, but there can be no assurance that we will be able to obtain any additional funding from any potential financing sources, or create any such alliances, or that the terms under which we would obtain any funding will be sufficient to fund our operations.

Company History

We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect our disposition of our Spectral Molecular Imaging subsidiary and our acquisition of our cellular-based technology from Cedars-Sinai.

Our principal executive offices are located at 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367, and our telephone number at that address is (818) 992-2907.

Technology and Proposed Products

Overview

The table below summarizes the status of our product candidates

Product candidate	Target Indication	Status

Active Immunotherapy:

ICT-107 (cancer antigen vaccine)	Glioblastoma	Phase I completed.

ICT-121 (cancer stem cell antigen vaccine)	Glioblastoma, pancreatic cancer and other solid tumor cancers	Pre-clinical

Notch and Numb Peptides	Breast and ovarian cancers	Pre-clinical

Monoclonal Antibodies:

ICT-109 (Monoclonal Antibody)	Lung and pancreatic and colon cancer therapeutic	Pre-clinical

ICT-037 (Monoclonal Antibody)	colon, ovarian, multiple myeloma therapeutic and diagnostic	Pre-clinical

ICT-69 (Monoclonal Antibody)	Multiple myeloma and ovarian cancer	Pre-clinical (option agreement with Roche Group)

ICT-Diagnostic-SCLC	Diagnostic/Prognostic for small cell lung cancer	Pre-clinical

Cancer is caused by abnormal cells that grow in an uncontrolled manner. These cells proliferate and metastasize throughout the body causing tumors which can cause organ failure and death. The current treatments such as surgery, radiation and chemotherapy have limited therapeutic effects and significant undesirable side effects. Our approach is to harness the body’s immune system to provide therapeutics with the ability to fight cancer. There are two arms of the immune system that provide natural protection to the body: the cellular immune system (T-cell based) and the humoral immune system (B-cell based), which uses antibodies to fight foreign invaders. Our strategy is to utilize both of these mechanisms in our product development programs. We believe that the synergy between the two types of immunity can be powerful. Elicitation of a cellular immune response has the potential of long-term protection against malignant diseases, while infusion of monoclonal antibodies (concentrated product of the humoral response) has the capacity to confer an immediate shield against the disease. The latter is especially important in cases where the patient’s immune system is compromised due to toxic treatment of the disease and cannot mount an adequate response to the active vaccine. In some situations a combination of a passive vaccine (monoclonal antibodies) aimed at halting the dissemination of cancer cells through the blood followed by an active vaccine when the patient recuperates may constitute an effective synergistic approach.

Active Immunotherapy

One of our product strategies is the development of cell-based vaccine products that could bolster the body’s natural tendency through its immune system to defend it against malignant brain tumors. We have been developing two forms of these vaccines, one based on cancer stem cells and one based on dendritic cells.

The high rate of mortality of patients diagnosed with brain cancers and in particular with glioblastoma multiforme (the most lethal and devastating form) is driving the scientific community to discover and develop improved treatments that could increase the survival time and enhance the quality of life of patients. Of the approximately 19,000 cases of malignant brain and spinal cord tumors that are diagnosed each year in the United States, there currently is no satisfactory treatment, and the two-year survival rates are only in the range of 26%. Neither surgery, radiation nor anti-cancer drugs, the standard treatment modalities, have shown to date any prospect of meaningful extension of patients’ lives. We and others in the medical research community believe that immunotherapy has the potential, in the not too distant future, to be teamed with other treatment modalities to become an integral part of mainstream medical practice in the treatment of patients with brain tumors.

Dendritic Cell Vaccines

Dendritic cells (human derived cells responsible for antigen processing and presentation to the immune system) play a central role in the body’s immune response. They trigger the systems that help the body fight infection or foreign bodies, by initiating a T cell or T cell response to the infection or foreign body. The dendritic cells do this by recognizing, processing and presenting foreign antigens (substances that stimulate the production of antibodies and combine specifically with them) to the T cells, which then effectuate the immune response. The goal of a cell-based vaccine is to (i) make use of and enhance the dendritic cell’s ability to trigger the T cell response and (ii) to stimulate the dendritic cell to focus the T cell response to specifically target the cancer cells for destruction.

Even though dendritic cells can be very potent, they are usually not present in sufficient numbers to permit an adequately potent immune response to fight cancer. What is more, dendritic cells often do not react aggressively to malignant tumors; they do not treat the tumor as a foreign body that needs to be destroyed or neutralized. Dendritic cells are powerful potentiators of acquired immunity through an effective presentation of the cancer antigens to T cells which subsequently mediate the killing of the cancer cells. Thus, dendritic cells are critical facilitators of T cell response. Dendritic cell therapy generally involves harvesting dendritic cells from a patient, then culturing and processing them in a laboratory to produce more numerous and effective dendritic cells. In the laboratory, the dendritic cells are cultured with specific antigens that are on tumor cells to enable the dendritic cells to recognize cancer cells as targets for attack. When the newly cultured dendritic cells are injected back into the patient, they seek out remaining tumor cells and signal the T cells to destroy them.

Peptide Vaccines Targeting Cancer Stem Cells

Cancer stem cells are considered as a subset of cancerous cells which are responsible for the growth and re-growth of the primary and metastatic tumors. Complete eradication of tumor masses requires elimination of these cells, which are resistant to standard chemotherapy and radiation therapy. There are a number of markers that have been identified on various cancer stem cells which could be exploited for targeting these cells. We are utilizing peptides in combination with an adjuvant that can elicit an immune response in the body by triggering T cells to identify and destroy these cancer stem cells. These peptides were specifically designed to elicit a T cell response targeting CD133 positive cancer stem cells that have been identified in a number of cancer types, including gliomas, colon cancer and pancreatic cancer.

Antibody Immunotherapy

Another strategy for our product development is to harness the other arm of the immune system, which uses antibodies that can bind and neutralize any foreign antigen. These antibodies are produced by the B-lymphocytes (B-cells), and each antibody recognizes only one antigen. The antibodies we have acquired from Molecular Discoveries have been created to recognize certain antigens primarily expressed on the cancer cells and not expressed on the normal cells, such that binding to those antigens can lead to death of the tumor cells. We also have acquired an antibody development platform called DIAAD from our technology acquisition from Molecular Discoveries, which may enable us to discover and develop novel antigens and antibodies for cancer cells.

ICT-107: Dendritic Cell-Based Vaccine Targeting Tumor Associated Antigens

Current treatment of glioblastoma multiforme and other brain cancers involves a combination of surgery, radiation treatment, and chemotherapy. A significant issue with chemotherapy is that even as the chemicals become more powerful and more specifically targeted at a tumor’s DNA, the tumor’s cells may “outmaneuver” the chemotherapy by mutating or otherwise repulsing the attack. However, by combining chemotherapy with a cell-based immunotherapy treatment regimen, it appears that this could potentially enhance chemotherapy sensitivity and thereby improve patient treatment.

In a number of laboratory and clinical trials, dendritic cell immunotherapy has succeeded in eliciting a powerful immune response against brain tumor cells, but without achieving significant improvement in length of survival. Similarly, chemotherapy, even using agents specifically designed to attack the DNA of tumor cells and prevent their replication, becomes ineffective as the tumor cells develop drug resistance.

By combining chemotherapy and immunotherapy in a “two wave” approach, we believe that more promising results may be achievable. This would combine a first wave of a dendritic cell-based vaccine that is specifically formulated using highly immunogenic tumor antigens designed to destroy tumor cells and their ability to mutate, followed by a second wave of targeted chemotherapy targeted against the remaining cancer cells that have had their ability to mutate significantly impaired or destroyed by the vaccine.

Dr. Yu completed two clinical trials at Cedars-Sinai prior to his association with our company using dendritic cells loaded with tumor lysates derived from the patient’s cancer to generate an immune response against intracranial tumors. The results of these early studies preliminarily demonstrated the safety of dendritic cell vaccination as well as biological efficacy in generating specific anti-tumor T cell responses. Based upon some additional pre-clinical research, Dr. Yu and his Cedars-Sinai team have developed what they believe could be a new, improved dendritic cell-based therapeutic vaccine, ICT-107.

ICT-107 is a new generation dendritic cell-based therapeutic vaccine that consists of a number of specific tumor antigens which, when loaded onto the dendritic cells, are expected to stimulate the body’s T cells to target only these specific proteins on the patient’s tumor cells. This product candidate is an intradermal dendritic cell-based therapeutic vaccine that we plan to use with chemotherapy concomitantly or subsequent to conventional therapy in patients with first diagnosed or recurrent glioblastoma.

We have tested ICT-107 in a Phase I clinical trial at Cedars-Sinai in patients with glioblastoma. The trial enrolled 19 patients and the vaccine was well tolerated, with no significant adverse events reported. Of the 19 patients enrolled, 12 patients are still alive, with six patients surviving at least two years after the surgery that preceded their vaccine treatment. Of the 12 patients who are still alive, three of the patients are completely free of the disease after two years, and four of the patients are completely free of the disease after one year. The median progression free survival in the 16 newly diagnosed patients enrolled in the trial was 18 months and seven of these 16 patients continue to show no signs of tumor recurrence at the present time.

In January 2010, we reported the results of a study in which it was shown that certain specific antigens are highly expressed on cancer stem cells. This suggests that ICT-107, which targets those antigens, potentially may effectively target not only the cells that make up the bulk of certain cancerous tumors, but also the cancer stem cells that are widely believed to give rise to them and to cause their recurrence.

ICT-121: Cancer Stem Cell Vaccine For Glioblastoma Multiforme

The laboratory at Cedars-Sinai Medical Center of Dr. John Yu, our Chairman of the Board and the Director of Surgical Neurooncology at the Maxine Dunitz Neurosurgical Institute at Cedars-Sinai, was

instrumental in identifying the cancer stem cells in glioblastoma. The characterization of cancer stem cells from glioblastoma has provided an opportunity to study the etiology of this dreaded disease and to be engaged in the development of product candidates that would be able to target the cancer stem cells which are believed to be responsible for the initiation and maintenance of glioblastoma. Dr. Yu and his team have identified several peptides that can elicit an immune response targeting CD133, a common marker present on most cancer stem cells. These peptides are specific to certain HLA markers in humans.

Our vaccine product candidate, ICT-121, is a peptide that can elicit an immune response in a HLA-A*0201 serotype patient population to target CD133 positive cancer stem cells in brain tumors and other cancers. HLA is the molecule by which protein segments are presented to the immune system by antigen presenting cells. HLA-A2 represents the most prevalent HLA Class I type in North America. The current treatment of glioblastoma and other brain cancers involves a combination of surgery, radiation treatment and chemotherapy. One of the significant issues with this treatment is the recurrence of tumors after a few months of treatment, which may be due to cancer stem cells left intact as these cells are resistant to chemotherapy as well as radiation therapy. By combining conventional treatment with a vaccine to target remaining cancer stem cells, one could potentially significantly delay or eliminate recurrence of these tumors.

We are currently conducting additional preclinical studies to support an IND filing that we are targeting for ICT-121 in the second half of 2010. Subject to obtaining the necessary preclinical data, we plan to initiate a Phase I clinical trial for this vaccine after the IND filing has been cleared by the FDA. This trial will be a multi-center clinical trial in both recurrent as well as newly diagnosed patients with clinical as well as immunological response as the end points. We plan to enroll 15-20 patients for this trial.

Monoclonal Antibodies Targeting Cancer

We acquired from Molecular Discoveries several monoclonal antibodies that react with small cell lung cancer cells, bind to the molecular structure and kill those cells in vitro. The survival rate is significantly higher when the disease is still localized, but only 16% of lung cancers are diagnosed at this early stage according to the American Cancer Society. Thus, the creation of new screening, monitoring and diagnostic tests for early detection and disease follow-up of small cell lung cancer may save many lives and prolong the survival of patients afflicted with this devastating disease.

In collaboration with George Mason University, we recently completed a pilot study evaluating the cancer detection abilities of one of our monoclonal antibody product candidates, ICT-109. Data from this study demonstrated that ICT-109 had a statistically significant ability to discriminate between cancerous and non-cancerous samples, suggesting the potential to detect pancreatic and lung cancer in plasma and serum study sets. The study used reverse phase micro array technology to determine serum and plasma expression levels of glycosylated CEA, and was performed in collaboration with Dr. Emanuel Petricoin at George Mason University. Researchers at George Mason University investigated the ability of ICT-109 to detect pancreatic and lung cancer by binding specifically to glycosylated epitopes of CEA-CAM6 and CEA-CAM5, two common markers that are overly expressed in a majority of cancers. Glycosylated CEA is highly expressed in patients with pancreatic and lung cancers, and can be used to detect these cancers using a direct blood test. As CEA-CAM5 and CEA-CAM6 are also present on the normal tissue, any commercial product would require adding additional markers for developing a test with higher sensitivity and specificity.

Small cell lung cancer is the most aggressive form of lung cancer tethered with cigarette smoking. Small cell lung cancer cases are estimated to constitute about 13% of all lung cancer cases. In the United States, the American Cancer Society estimated 210,000 new lung cancer cases, as well as 161,000 deaths, occurred in 2008. Early diagnosis of small cell lung cancer is very difficult, and consequently, the vast majority of patients manifest an established cancer with metastasis at the time of diagnosis.

DIAAD utilizes immunological tolerization to accelerate the discovery of the molecular differences between diseased cells and their normal counterparts. The monoclonal antibodies produced by DIAAD provide the basis for the discovery and development of our potential diagnostic and therapeutic products.

DIAAD enhances the antibody response of laboratory animals to disease-specific antigens. Antibodies are proteins produced by the body’s immune system that target and selectively bind antigens found on the surface of cancer cells or cells invaded by pathogens such as bacteria and viruses. There are billions of antibodies, each capable of recognizing and binding a different and specific antigen. Antibodies produced from a single B cell are termed “monoclonal” and represent one unique protein sequence with a unique specificity and affinity.

Conventional methods of monoclonal antibody discovery involve immunizing a laboratory animal with diseased cells. Since the majority of the antigens expressed by the diseased cells are also present on normal cells, the vast majority of the antibodies produced also bind to the normal cells. The discovery of antibodies that bind only to the diseased cell involves a lengthy screening process to remove antibodies reacting with normal tissues. Thus, the screen for such an antibody is often exhaustive and time consuming and entails testing thousands of antibodies for their ability to bind selectively to the diseased cell.

DIAAD focuses the immune response on the tumor antigens by first eliminating the immune response directed against antigens on the normal cells. This is done by a process immunologists call tolerization, which is followed by immunizing the tolerized animals with prostate cancer cells. This directs the immune response towards only those antigens that are present on the cancerous but not on the normal cells.

We are continuing development of our monoclonal antibody product candidates, ICT-37 and ICT-109, for the diagnosis and treatment of small cell lung cancer and pancreatic cancer. Last year, we initiated a collaboration with Antitope, Ltd (UK) to humanize these antibodies by using their proprietary technologies, which was completed in August 2009. In light of the potential need to access other technology to combine our antibodies with other cancer killing technologies and the significant projected pre-clinical development costs for these antibodies, we plan during 2010 to seek partners or licensees to develop these product candidates.

We also have another antibody product candidate, ICT-69, which targets ovarian cancer and multiple myeloma. ICT-69 was designed using our DIAAD (differential immunization for antigen and antibody discovery) technology with the purpose of targeting human multiple myeloma and ovarian cancer cells. Preclinical data have demonstrated the ability of ICT-69 to target antigens specific to human multiple myeloma cells without binding to healthy tissues, making it a potential candidate for therapeutic applications associated with multiple myeloma as our preliminary data indicates that it directly targets malignant cells without corresponding damage to healthy cells. Consistent with our antibody plans above, we entered into a research and option license agreement with Roche Group, a leading global pharmaceutical company, giving them an option to acquire a license to develop and commercialize our monoclonal antibody targeting multiple myeloma and ovarian cancer. Upon completion of an evaluation period, Roche has the right to acquire for an option exercise payment a commercial license for this antibody from us, which would result in total payments due to us of up to $32 million in the event that all developmental milestones are met for multiple indications. Royalties also will be payable to us based on Roche Group’s worldwide sales, if any, of ICT-69 products.

These monoclonal antibody programs are at a pre-clinical stage of development and will require further development before an IND can be potentially filed for human testing. We expect our potential partners or licensees to do this development work.

Cedars-Sinai License Agreement

In November 2006, we entered into a license agreement with Cedars-Sinai under which we acquired an exclusive, worldwide license to our technology for use as cellular therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, we issued Cedars-Sinai 694,000 shares of our common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid by us to Cedars-Sinai when we initiate patient enrollment in our first Phase III clinical trial and when we receive FDA marketing approval for our first product.

In June 2008, we licensed an additional cancer stem cell vaccine technology from Cedars-Sinai for which we paid 100,000 shares of our common stock.

We have agreed to pay Cedars-Sinai specified percentages of all of our sublicensing income and of our gross revenues from sales of products based on the licensed technology, subject to a reduction if we must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain our rights to the licensed technology, we must meet certain development and funding milestones.

Molecular Discoveries Agreement

In February 2008, we entered into an agreement with Molecular Discoveries covering our acquisition of certain monoclonal antibody related technology owned by Molecular Discoveries and completed the acquisition of the technology on that date. The Molecular Discoveries Agreement also was acknowledged and agreed to by Dr. Cohava Gelber, an inventor of the technology acquired by us under this agreement and an equity owner of Molecular Discoveries. We have retained Dr. Gelber as a consultant to assist us in developing the acquired technology.

The technology acquired under the Molecular Discoveries agreement and now owned by us consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of monoclonal antibodies to detect and treat cancer and other chronic diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

The consideration that we paid for the acquired technology consists of (i) the issuance of 800,000 shares of our common stock to Molecular Discoveries and (ii) our reimbursement to Molecular Discoveries or its managing member of $250,000 of previously incurred patent expenses. We are required to register the shares that we have issued to Molecular Discoveries, which has agreed to not publicly resell more than 100,000 shares in any 90-day period.

Intellectual Property

We acquired exclusive worldwide rights from Cedars-Sinai to the inventions described below. Our dendritic cell based vaccine and cancer stem cell vaccine product candidates are currently covered by patent applications that have been filed in the United States. Our current patent applications for our vaccine technology are as follows:

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“Cancer Vaccine Including Dendritic Cells Loaded with Tumor-Associated Antigens.” A U.S. patent application has been filed relating to a vaccine including dendritic cells loaded with tumor-associated antigens.

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“Cancer Vaccine Including Antigens Obtained From Cancer Stem Cells.” A U.S. patent application has been filed relating to a vaccine including dendritic cells loaded with antigens obtained from cancer stem cells.

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“Use of COX-2 Inhibitors to Prevent T-Cell Anergy Induced by Dendritic Cell Therapy.” A U.S. patent application has been filed relating to the use of COX-2 inhibitors in combination with a therapeutic dendritic cell vaccine for treating cancer.

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“Intratumoral Delivery of Dendritic Cells.” Patent rights based on an International PCT Patent Application are pending in Europe and South Korea for intellectual property on the treatment of a tumor by administering dendritic cells either directly into the tumor or into its surrounding tissue.

In addition, we have acquired exclusive worldwide ownership rights to seven granted U.S. patents and 14 U. S. and foreign patent applications through our acquisition of the monoclonal antibody related technology from Molecular Discoveries. The issued patents relate to monoclonal antibodies targeting various cancers, including human myeloma, ovarian cancer and small cell lung cancer.

Employees

We have three full-time employees, including our President and Chief Executive Officer and our Vice-President – Product Development and Manufacturing. Our Chairman of the Board and our Chief Financial Officer work part-time for us. In addition, we have a number of consulting agreements for regulatory affairs, investor relations and business development.

Competition

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our lead product candidate or any future product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy technologies, which may include among others Dendreon, Northwest Biotherapeutics, Antigenics, Celldex Therapeutics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology and Osiris Therapeutics. Dendreon has received FDA marketing approval for a prostate cancer vaccine utilizing dendritic cells, (a Northwest Biotherapeutics is developing a dendritic cell-based vaccine treating brain tumors, AVANT Therapeutics is currently conducting clinical trials to treat glioblastoma with their cancer vaccine, and other companies may also be developing vaccines of this type.

A number of monoclonal antibody products currently are being marketed for the treatment of cancer, including Rituxan®, Herceptin®, Compath®, Avastin®, Erbitux®, Vectibix®, Zevatin®, and Bexxar®, and numerous other monoclonal antibody based products are under development for the treatment of cancer. In the monoclonal antibody space, we will be directly competing against a number of other well-established pharmaceutical and biotech companies such as Genentech, Seattle Genetics, Immunomedica, Medarex, Immunogen and others. Several of these companies are also targeting lung, pancreatic and colon cancer.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our lead product candidate or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

Our competitive position will be significantly impacted by the following factors, among others:

•	our ability to obtain FDA marketing approval for our product candidates on a timely basis

•	the level of acceptance of our products by physicians, compared to those of competing products or therapies

•	our ability to have our products manufactured on a commercial scale

•	the effectiveness of sales and marketing efforts on behalf of our products

•	our ability to meet demand for our products

•	our ability to secure insurance reimbursement for our products candidates

•	the price of our products relative to competing products or therapies

•	our ability to recruit and retain appropriate management and scientific personnel

•	our ability to develop a commercial scale research and development, manufacturing and marketing infrastructure either on our own or with one or more future strategic partners.

Government Regulation

The United States and other developed countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of drugs and biologic products. The United States Food and Drug Administration, under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations, regulates pharmaceutical and biologic products.

To obtain approval of our product candidates from the FDA, we must, among other requirements, submit data supporting safety and efficacy for the intended indication as well as detailed information on the manufacture and composition of the product candidate. In most cases, this will require extensive laboratory tests and preclinical and clinical trials. The collection of these data, as well as the preparation of applications for review by the FDA involve significant time and expense. The FDA also may require post-marketing testing to monitor the safety and efficacy of approved products or place conditions on any approvals that could restrict the therapeutic claims and commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems at any time following initial marketing of our products.

The first stage of the FDA approval process for a new biologic or drug involves completion of preclinical studies and the submission of the results of these studies to the FDA. This data, together with proposed clinical protocols, manufacturing information, analytical data and other information submitted to the FDA, in an investigational new drug application (“IND”), must become effective before human clinical trials may commence. Preclinical studies generally involve FDA regulated laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product candidate.

After the IND becomes effective, a company may commence human clinical trials. These are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing of the product candidate in a small number of patients or healthy volunteers, primarily for safety at one or more doses. Phase I trials in cancer are often conducted with patients who are not healthy and who have end-stage or metastatic cancer. Phase II trials, in addition to safety, evaluate the efficacy of the product candidate in a patient population somewhat larger than Phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at multiple test sites. A company must submit to the FDA a clinical protocol, accompanied by the approval of the Institutional Review Boards at the institutions participating in the trials, prior to commencement of each clinical trial.

To obtain FDA marketing authorization, a company must submit to the FDA the results of the preclinical and clinical testing, together with, among other things, detailed information on the manufacture and composition of the product candidate, in the form of a new drug application (“NDA”) or, in the case of a biologic, like dendritic cell-based vaccines for neurological disorders, a biologics license application (“BLA”).

The amount of time taken by the FDA for approval of an NDA or BLA will depend upon a number of factors, including whether the product candidate has received priority review, the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. The FDA has committed to reviewing standard BLAs in 10 months and priority BLAs in six months, but the actual time it takes to review any BLA that we may file could be substantially longer.

The FDA may, during its review of an NDA or BLA, ask for additional test data that may require the conduct of additional clinical trials. If the FDA does ultimately approve the product candidate for marketing, it may require post-marketing testing to monitor the safety and effectiveness of the product. The FDA also may in some circumstances impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials.

The FDA may, in some cases, confer upon an investigational product the status of a fast track product. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. The FDA can base approval of an NDA or BLA for a fast track product on an effect on a surrogate endpoint, or on another endpoint that is reasonably likely to predict clinical benefit. If a preliminary review of clinical data suggests that a fast track product may be effective, the FDA may initiate review of entire sections of a marketing application for a fast track product before the sponsor completes the application.

We will also be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, approval of a product candidate by the comparable regulatory authorities of foreign countries and regions must be obtained prior to the commencement of marketing the product in those countries. The approval process varies from one regulatory authority to another and the time may be longer or shorter than that required for FDA approval. In the European Union, Canada and Australia, regulatory requirements and approval processes are similar, in principle, to those in the United States.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s cGMP, which are regulations that govern the manufacture, holding and distribution of a product. Manufacturers of biologics also must comply with the FDA’s general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the good manufacturing practices regulations. We must ensure that any third-party manufacturers continue to comply with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product. Adverse patient experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission, requirements, which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. We also will be subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of hazardous materials, including chemicals and radioactive and biological materials. In addition, we will be subject to various laws and regulations governing laboratory practices and the experimental use of animals. In each of these areas, as above, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of product approvals, seize or recall products, and deny or withdraw approvals.

We also will be subject to federal regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal and state regulatory statutes, and may in the future be subject to other federal, state or local regulations.

Research and Development

Research and development expenditures for the years ended December 31, 2008 and December 31, 2009 were $1,296,772 and $962,526, respectively. Research and development expenditures for the three months ended March 31, 2009 and March 31, 2010 were $157,844 and $179,695, respectively.

Property

We currently maintain our corporate office in Woodland Hills, California. Effective March 1, 2010, the Company renewed its lease through March 31, 2011 at a monthly rental rate of $2,779. In May 2010, the Company amended its lease at a monthly rental rate of $2,320 for three months and at a monthly rental rate of $2,894 for the remaining months through June 30, 2011. We do not own or lease any other real property.

Legal Proceedings

We are not currently a party to any legal proceedings. From time to time we may be involved in legal claims or proceedings that arise out of the ordinary course of business.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since December 7, 2006, under the symbol “IMUC.” The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ended	High	Low
March 31, 2008	0.85	0.51
June 30, 2008	0.70	0.32
September 30, 2008	0.68	0.21
December 31, 2008	0.68	0.16
March 31, 2009	0.35	0.15
June 30, 2009	0.59	0.22
September 30, 2009	1.38	0.28
December 31, 2009	1.22	0.61
March 31, 2010	1.10	0.82

Stockholders

As of May 1, 2010, there were approximately 252 holders of record of our common stock, not including any persons who hold their stock in “street name.”

Dividend Policy

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2009, (i) the number of shares of our common stock that are issuable under our equity compensation plans upon the exercise of outstanding options, warrants and other rights, (ii) the weighted-average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	9,005,927	$0.89	—

Equity compensation plans not approved by stockholders	1,550,000	$1.16	—

Total	10,555,927	$0.93	—

Our stockholders approved our Equity Plan. The only awards that are outstanding under that plan as of June 1, 2010 are options to acquire 3,664,072 shares of our common stock. In September 2008 the shareholders increased the authorized number of shares of our common stock available to be issued under our Equity Plan from 1,500,000 shares to 3,400,000 shares. In March 2010, our Board approved an increase in the number of shares of our common stock available to be issued under our Equity Plan from 3,400,000 shares to 6,000,000 shares, subject to approval by our stockholders.

In January 2007, we granted to Dr. Keith L. Black a fully-vested, ten-year option to purchase 1,500,000 shares of our common stock at an exercise price of $1.10 per share in consideration for his agreeing to serve as the Chairman of our Scientific Advisory Board. Dr. Black has exercised 100,000 shares of this option.

In November 2006, we granted to Dr. John Yu (1) an option to purchase 150,000 shares of our common stock in consideration for his relinquishment of his royalty interest in the cellular-based therapy technology that we licensed and (2) an option to purchase 5,783,424 shares of our common stock in consideration of his agreeing to serve as our Chief Scientific Officer for a one-year term. Both options have an exercise price of $1.00 per share, a term of ten years and were fully vested upon grant. In November 2006, our stockholders approved these option grants to Dr. Yu.

In November 2006, we granted to Technomedics Management & Systems, Inc. an option to purchase 300,000 shares of our common stock for a term of seven years at an exercise price of $1.00 per share in consideration for Dr. Mosk agreeing to serve as our Non-Executive Chairman of the Board on a part-time basis for one year. Upon grant, 150,000 shares of the option vested, with the balance of the shares to vest in four equal quarterly installments following the date of grant. Dr. Mosk voluntarily resigned as our Non-Executive Chairman of the Board in January 2007 and resigned as a director on March 19, 2008. The balance of Technomedics’ 150,000 unvested option shares were cancelled as a result of Dr. Mosk’s voluntary resignation. Technomedics’ option covering the remaining 150,000 vested option shares expired unexercised on March 18, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following information together with our financial statements and notes thereto that are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

Overview

On January 31, 2006, we completed a merger pursuant to which Spectral Molecular Imaging, Inc. became our wholly owned subsidiary. At the time of the merger, we had virtually no assets or liabilities, and we had not conducted any business operations for several years. In connection with the merger, we changed our name from Patco Industries, Ltd. to Optical Molecular Imaging, Inc. and replaced our officers and directors with those of Spectral Molecular Imaging. Although we acquired Spectral Molecular Imaging in the merger, for accounting purposes the merger was treated as a reverse merger since the stockholders of Spectral Molecular Imaging acquired a majority of our outstanding shares of common stock and the directors and executive officers of Spectral Molecular Imaging became our directors and executive officers. Accordingly, our financial statements contained in this Annual Report and the description of our results of operations and financial condition reflect the operations of Spectral Molecular Imaging.

In May 2006, we decided to suspend our research and development activities on Spectral Molecular Imaging’s spectral imaging technology, and on September 11, 2006, we sold all of the outstanding capital stock of Spectral Molecular Imaging to Dr. Daniel Farkas, a co-founder of Spectral Molecular Imaging and inventor of its technology.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center for certain cellular-based therapy technology that we are developing for the potential treatment of brain tumors and other forms of cancer and neurodegenerative disorders. We recently completed a Phase I clinical trial of a vaccine product candidate for the treatment of glioblastoma multiforme based on this technology.

In February 2008, we acquired certain monoclonal antibody related technology owned by Molecular Discoveries LLC. This technology consists of (1) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of targets (antigens) and monoclonal antibodies for diagnosis and treatment of diverse human diseases and (2) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers.

Plan of Operation

We are a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system.

Since our company’s inception on February 25, 2004, we have been primarily engaged in the acquisition of certain intellectual property, together with the recent clinical testing activities for one of our vaccine product candidates, and have not generated any recurring revenues. As a result, we have incurred operating losses and, as of March 31, 2010, we had an accumulated deficit of $15,479,608. We expect to incur significant research, development and administrative expenses before any of our products can be launched and recurring revenues, if ever, are generated.

For additional information about our plan of business operation, see the “Business” section of this prospectus.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 of our audited financial statements for the period from February 25, 2004 to December 31, 2009. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Development Stage Enterprise

We are a development stage enterprise as defined by FASB ASC Topic 915, “Accounting and Reporting by Development Stage Enterprises.” We are devoting substantially all of our present efforts to research and development. All losses accumulated since inception are considered as part of our development stage activities. During the three months ended March 31, 2009 and March 31, 2010, we recorded an expense of $157,844 and $179,695, respectively, related to research and development.

Research and Development Costs

Although we believe that our research and development activities and underlying technologies have continuing value, the amount of future benefits to be derived from them is uncertain. Research and development costs are therefore expensed as incurred rather than capitalized. During the year ended December 31, 2008 and December 31, 2009, we recorded an expense of $1,296,772 and $962,526, respectively, related to research and development activities. During the three months ended March 31, 2009 and March 31, 2010, we recorded an expense of $157,844 and $179,695, respectively, related to research and development.

Stock-Based Compensation

FASB ASC Topic 718, Share Based Payments require that the cost resulting from all share-based payment transactions be recognized in our consolidated financial statements.

In the first quarter of 2006, we adopted the fair value recognition provisions of ASC Topic 718 utilizing the modified-prospective-transition method. Under this transition method, compensation cost recognized during the twelve months ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated. Under the modified-prospective-transition method, results for the prior periods have not been restated.

Results of Operations

For the Three Months Ended March 31, 2009 and 2010

Revenues

We had no revenues during the three months ended March 31, 2009 and 2010. We do not expect to generate any operating revenues during 2010.

Expenses

General and administrative expenses for the three months ended March 31, 2009 and 2010 were $379,748 and $451,197, respectively. The increase in general and administrative expenses is primarily due to increased personnel costs and investor relations expenditures.

Research and development expenses for the three months ended March 31, 2009 and 2010 were $157,844 and $179,695, respectively. The increase in research and development expenses is primarily due to increased costs associated with one of our product candidates.

We had $78,205 of non-cash expense for the three months ended March 31, 2009, consisting of $77,365 of stock based compensation and $840 of depreciation expense, compared to $138,951 of non-cash expense for the three months ended March 31, 2010, consisting of $131,083 of stock based compensation, $6,960 of change in fair value of warrant derivatives and $908 of depreciation expense.

Loss

We incurred a net loss of $599,583 and $768,462 for the three months ended March 31, 2009 and 2010, respectively.

For the Twelve Months Ended December 31, 2008 and 2009

Revenues

We had no revenues during the period for the twelve months ended December 31, 2008 and $300,000 in revenues during the period for the twelve months ended December 31, 2009 related to a license fee payment we received under a research and license option agreement regarding our ICT-69 antibody product candidate with the Roche Group. We do not expect to generate any additional operating revenues during 2010.

Expenses

General and administrative expenses for the twelve months ended December 31, 2008 and for the twelve months ended December 31, 2009 were $1,366,146 and $1,677,421, respectively. During 2008 and 2009, the Company accrued $34,952 and $84,667 in bonuses that are contingent on reaching certain clinical development milestones. Research and development expenses for the twelve months ended December 31, 2008 and for the twelve months ended December 31, 2009 were $1,296,772 and $962,526, respectively. We had $1,004,432 of non-cash expense for the twelve months ended December 31, 2008, consisting of $513,357 in stock based compensation, $489,000 paid in common stock for in process research and development and $2,075 in depreciation expense. We had $311,700 of non-cash expense for the twelve months ended December 31, 2009, including $308,303 in stock based compensation and $3,397 in depreciation expense.

We expect the amount of our general and administrative cash expenses in 2010 to be higher than those cash expenses incurred in 2009, primarily due to increased employee compensation and costs associated with financing and investor relations activities. We estimate that the cost of our research and development work to be approximately $3,000,000 in 2010, and we may incur significant additional research and development expenses should we expand our research and development work on additional potential applications for our existing technologies or should we acquire additional technologies from one or more third parties.

Loss

We incurred a net loss of $3,059,730 for the twelve months ended December 31, 2008 and a net loss of $2,626,205 for the twelve months ended December 31, 2009.

For the Twelve Months Ended December 31, 2007 and 2008

Revenues

We had no revenues during the twelve months ended December 31, 2007 or during the twelve months ended December 31, 2008. We incurred a net loss of $3,614,753 for the twelve months ended December 31, 2007 and a net loss of $3,059,730 for the twelve months ended December 31, 2008.

Expenses

General and administrative expenses for the twelve months ended December 31, 2007 and for the twelve months ended December 31, 2008 were $946,022 and $1,366,146, respectively. During 2008, the Company accrued $34,952 in bonuses that are contingent on reaching certain clinical development milestones. Research and development expenses for the twelve months ended December 31, 2007 and for the twelve months ended December 31, 2008 were $77,857 and $1,296,772, respectively. We had $2,752,914 of non-cash expense for the twelve months ended December 31, 2007, including $1,296,714 in stock based compensation and $1,456,200 in change in fair value of warrant liability. We had $1,004,432 of non-cash expense for the twelve months ended December 31, 2008, consisting of $513,357 in stock based compensation, $489,000 paid in common stock for in process research and development and $2,075 in depreciation expense.

Loss

We incurred a net loss of $3,614,753 for the twelve months ended December 31, 2007 and a net loss of $3,059,730 for the twelve months ended December 31, 2008.

Liquidity and Capital Resources

As of March 31, 2010, we had working capital of $1,858,895, compared to working capital of $1,053,438 as of December 31, 2009.

We do not currently anticipate that we will derive any revenues from either product sales or licensing during the foreseeable future. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities, including private placements in March 2010 and May 2010 that generated proceeds for us (before commissions and offering expenses) of $1,740,000 and $4,000,000 respectively.

The estimated cost of completing the development of either of our current vaccine product candidates and of obtaining all required regulatory approvals to market either of those product candidates is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances, will be sufficient to fund our currently planned level of operations for at least the next twelve months. We will seek to obtain additional funds through various financing sources, including possible sales of our securities, and in the longer term through strategic alliances with other pharmaceutical or biopharmaceutical companies.

In December 2009, we entered into an agreement with Socius Capital under which Socius Capital has agreed to purchase from us from time to time an aggregate of up to $10 million of our preferred stock and we sold them $4 million of these shares in May 2010. However, Socius Capital’s obligation to purchase the remaining $6 million of shares of our preferred stock is subject to our satisfying certain conditions at that time. There is no assurance that we will be able to satisfy those conditions if we wish to sell shares of our preferred stock to Socius Capital or that Socius Capital will have ability to complete these purchases. If we are unsuccessful or only partly successful in our efforts to secure additional funding, we may find it necessary to suspend or terminate some or all of our product development and other activities.

As of December 31, 2009, we had no long-term debt obligations, no capital lease obligations, no material purchase obligations or other similar long-term liabilities. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets, and we do not engage in trading activities involving non-exchange traded contracts.

Cash Flows

For the Three Months Ended March 31, 2009 and 2010

We used $526,199 of cash in our operations for the three months ended March 31, 2009, compared to $677,061 for the three months ended March 31, 2010, as the non-cash portion of our net loss for 2009 was $78,205 and the non-cash portion of our net loss for the 2010 period was $138,951.

We used no cash from our investing activities for the three months ended March 31, 2009 and March 31, 2010.

We received no cash from financing activities for the three months ended March 31, 2009 and $1,684,968 from a private placement of our securities that we completed during the three months ended March 31, 2010.

For the Twelve Months Ended December 31, 2008 and 2009

We used $2,151,781 of cash in our operations for the twelve months ended December 31, 2009, compared to $1,945,447 for the twelve months ended December 31, 2008, as the non-cash portion of our net loss for the 2009 period was $311,700 and the non-cash portion of our net loss for the 2008 period was $1,004,432.

We provided $1,923,284 of cash from our investing activities for the twelve months ended December 31, 2009, consisting of $1,924,097 in sales of certificates of deposit offset by $813 in purchases of equipment and $3,010,087 of cash in our investing activities for the twelve months ended December 31, 2008, consisting of $3,000,000 in purchases of certificates of deposit and $10,087 in purchases of equipment.

We received $474,560 of cash from financing activities for the twelve months ended December 31, 2009, consisting of $11,812 from the exercise of stock options and $462,748 from the exercise of warrants and no cash from financing activities for the twelve months ended December 31, 2008.

For the Twelve Months Ended December 31, 2007 and 2008

We used $1,945,447 of cash in our operations for the twelve months ended December 31, 2008, compared to $912,003 for the twelve months ended December 31, 2007, as the non-cash portion of our net loss for 2008 was $1,004,432 and the non-cash portion of our net loss for the 2007 period was $2,752,914.

We used $3,010,087 of cash in our investing activities for the twelve months ended December 31, 2008, consisting of $3,000,000 in purchases of certificates of deposit and $10,087 in purchases of equipment and none for this purpose for the twelve months ended December 31, 2007.

We received no cash from financing activities for the twelve months ended December 31, 2008 and $4,892,486 from the private placements of our securities that we completed during the twelve months ended December 31, 2007.

Inflation and changing prices have had no effect on our net sales and revenues or on our income from continuing operations over our two most recent fiscal years.

DIRECTORS, EXECUTIVE OFFICERS,

PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table sets forth the name, age and position held by each of our executive officers and directors. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position

John S. Yu, M.D.(1) (2)	46	Chairman of the Board
Manish Singh, Ph.D.	42	President, Chief Executive Officer and Director
James Bender, Ph.D.	60	Vice President – Product Development and Manufacturing
C. Kirk Peacock	42	Treasurer and Chief Financial Officer
Jacqueline Brandwynne(2)	72	Director
Richard A. Cowell(2)(3)	63	Director
Robert L. Martuza, M.D.(1)	61	Director
Navdeep Jaikaria, Ph.D.(1)(2)(3)	47	Director
Rahul Singhvi, Sc.D.	45	Director

(1)	Member of our Compensation Committee
(2)	Member of our Nominating and Corporate Governance Committee
(3)	Member of our Audit Committee

Business Experience and Directorships

The following describes the backgrounds of current executive officers and directors. Our Board of Directors has determined that all of our directors other than Dr. Singh are independent directors as defined in the Nasdaq rules governing members of boards of directors. Under his current right to designate two other members of our Board of Directors, Dr. Yu designated Dr. Robert Martuza in December 2006 and Jacqueline Brandwynne in January 2007 to serve as two of our directors.

John S. Yu, M.D., Chairman of the Board

Dr. Yu served as our Chief Scientific Officer and as a director from November 2006 to January 2007, when he became our Chairman of the Board. He is a member of the full-time faculty in the Department of Neurosurgery at Cedars-Sinai Medical Center. An internationally renowned neurosurgeon, Dr. Yu’s clinical focus is on the treatment of malignant and benign brain and spinal tumors. He is also conducting extensive research in immune and gene therapy for brain tumors. He has also done extensive research in the use of neural stem cells as delivery vehicles for brain cancers and neurodegenerative diseases. He was inducted into Castle and Connelly’s America’s Top Doctors in 2005. Dr. Yu has published articles in a number of prestigious journals, including The Lancet, Cancer Research, Cancer Gene Therapy, Human Gene Therapy, Journal of Neuroimmunology, Journal of Neurological Science and Journal of Neurosurgery. Dr. Yu earned his bachelor’s degree in French literature and biological sciences from Stanford University and spent a year at the Sorbonne in Paris studying French literature. He also pursued a fellowship in immunology at the Institut Pasteur in Paris. He earned his medical degree from Harvard Medical School and master’s degree from the Harvard University’s Department of Genetics. He completed his neurosurgical residency at Massachusetts General Hospital in Boston. In addition, he was a Neuroscience Fellow at the National Institutes of Mental Health in the Neuroimmunology Unit at Massachusetts General Hospital from 1988 to 1989 and was a Culpepper Scholar at the Molecular Neurogenetics Unit at that hospital from 1993 to 1995. His other honors include the Preuss Award, Joint Section on Tumors, American Association of Neurological Surgeons and Congress of Neurologic Surgeons in 1995. He received the Academy Award from the American Academy of Neurological Surgery at its 1996 annual meeting. Other honors include the Young Investigator Award from the Congress of Neurological Surgeons in 2000, the National Brain Tumor Foundation Grant in 2001, and the Mahaley Clinical Research award from the American Association of Neurological Surgeons in 2005.

Dr. Yu, as a recognized leader in the field of neurosurgery, has extensive knowledge of current therapies and therapies under development for the treatment of brain tumors and has participated in numerous clinical trials for potential therapies in this field. As our Chief Scientific Officer and the co-inventor of our brain tumor vaccine technologies, Dr. Yu brings to the Board significant scientific expertise directly relevant to our product research and development activities.

Manish Singh, Ph.D., President, Chief Executive Officer and Director

Dr. Singh has served as our President, Chief Executive Officer and as a director since February 2008. Dr. Singh served as a Director at California Technology Ventures, a venture capital firm from June 2003 to December 2007. He managed investments made by that venture capital firm in a number of medical device and biotechnology companies and served as a board director or board observer for several of the firm’s portfolio companies. Dr. Singh co-founded and served as acting Chief Executive Officer of Aliva Biopharmaceuticals, an early stage company focusing on DNA engineering to produce human monoclonal antibodies and humanized mice, from January 2006 to December 2007. From October 1995 to June 2002, he held various management and scientific positions with Odysseus Solutions, Cell Genesys, Chiron Corporation and Genetic Therapy, Inc. Dr. Singh has an MBA from UCLA, a Ph.D. in Chemical and Biochemical Engineering from the University of Maryland Baltimore County, an M.S. in Chemical Engineering from Worcester Polytechnic Institute and a B.S. in Chemical Engineering from the Indian Institute of Technology, Roorkee.

Dr. Singh has had extensive prior experience as both an operating executive and board member in the biotechnology field. He also brings to the Board extensive knowledge and experience in the area of financing early stage healthcare companies through his prior work in the venture capital field.

James Bender, Vice President – Product Development and Manufacturing

Dr. Bender served as our Vice President – Clinical Development on a part time basis from September 2008 to February 2010 and has served as our Vice President – Product Development and Manufacturing on a full-time basis since February 2010. From 2002 through 2008 Dr. Bender held various positions at

IDM Pharma, most recently as director of product development where he led that company’s efforts relating to the clinical development of a cancer vaccine for the treatment of lung cancer. Prior to that, he held various positions at Nexell Therapeutics relating to the development of therapeutic stem cell and cancer vaccine products. Prior to that, Dr. Bender spent 10 years with Baxter Healthcare Corporation, eight years with the University of New Mexico School of Medicine and five years with St. Joseph’s Hospital in Albuquerque, New Mexico. He has over 75 scientific publications, is an inventor of 11 U.S. patents and holds a Ph.D. degree in immunology from the University of New Mexico and an M.P.H. in laboratory management from the University of Michigan.

C. Kirk Peacock, Treasurer and Chief Financial Officer

Mr. Peacock has served as our Treasurer and Chief Financial Officer on a part-time basis since January 2006 and previously served in that capacity from May 2005 until September 2006 for our predecessor company on a part-time basis. He also served on a part-time basis as our interim President from November 2007 to February 2008. Mr. Peacock is a Certified Public Accountant and previously was Chief Financial Officer with CytRx Corporation, a ribonucleic acid interference and biopharmaceutical company focused on the development and commercialization of high-value human therapeutics from August 2003 through July 2004. Mr. Peacock has experience as Chief Financial Officer with several start-up companies, including DigitalMed, Inc., a venture-backed subsidiary of Tenet Healthcare, and Ants.Com, Inc., a venture-backed company of Bertelsmann Ventures. Mr. Peacock was also a manager with a large, international accounting firm for a number of years. Mr. Peacock serves as a director on the Board of Directors and a member of the Audit Committee of Laird Norton Company LLC. Mr. Peacock is a graduate of Claremont McKenna College.

Jacqueline Brandwynne, Director

Ms. Brandwynne has served as a director since January 2007. Since 1981, Ms. Brandwynne has served as President and CEO of Brandwynne Corporation, which has co-founded and assisted in the development of several healthcare and biotech companies. Ms. Brandwynne is a business strategist with more than 25 years of experience working with companies such as American Cyanimid, Bristol Myers/Clairol, National Liberty Life, Seagram & Sons and Neutrogena. From 1974 to 1981 she was in charge of developing Citicorp’s global business strategy. From 2000 to 2006, Ms. Brandwynne was a director of Microvision, Inc., a public company that develops sophisticated miniature displays. She has served in multiple advisory roles in several administrations, including as an Advisor to the Council of Economic Advisors, a member of the US Trade Representatives Services Policy Advisory Committee, a negotiator of the North American Trade Agreement, a participant in GATT negotiations and a member of The Committee on Critical Choices for America, and Chair of an Economic Summit at the White House. She currently serves on the board of the Proteus Venture Biotech Fund and on several non-profit boards, including the Cedars-Sinai Health Systems Board of Governors. Ms. Brandwynne also serves on the Board of Advisors of Histogen, Inc.

Ms. Brandwynne’s extensive involvement with early stage healthcare and biotech companies provides the Board with valuable expertise in the operation and development of the Company. With an extensive background as a business strategist for major corporations she also assists the Board in its strategic planning activities.

Mr. Richard A. Cowell, USA, (Ret.), Director

Mr. Richard A. Cowell, USA, (Ret.) has served as a director since June 2007. Mr. Cowell is a Principal at Booz Allen Hamilton, Inc., where he is involved in advanced concepts, technology experimentation and integration, and establishing new business operations. Prior to joining Booz Allen Hamilton in March 1996, Mr. Cowell served in the United States Army for 25 years. Mr. Cowell serves as a director and Chair of the Audit Committee for Microvision, Inc. He holds a Top Secret security clearance with special accesses based on a special background investigation. Mr. Cowell holds a B.S. degree in accounting from Ohio State University.

Mr. Cowell brings to the Board both financial and accounting expertise as well as experience in the handling of Audit Committee matters for a public company. As consultant with a major consulting firm in the fields of technology experimentation and establishing new business operations, he brings to the Board strategic and business planning experience.

Robert L. Martuza, M.D., Director

Dr. Martuza has served as a director since December 2006. He has been Chief of Neurosurgery Service at Massachusetts General Hospital and Higgins Professor of Neurosurgery at Harvard Medical School since 2000. Dr. Martuza has held appointments at Massachusetts General Hospital and Georgetown University Hospital since 1980 and academic appointments at Harvard Medical School and Georgetown University also since 1980. Dr. Martuza is presently Director of the Pappas Center for Neuro-Oncology at Massachusetts General Hospital and on the Board of Trustees for the Massachusetts General Physicians Organization, Inc. Dr. Martuza currently serves on the Managed Care Committee, Executive Committee on Research, and General Executive Committee at the Massachusetts General Hospital. In addition, he serves as a Director of the American Board of Neurological Surgery; serves on the Board of Scientific Counselors at the National Institute of Neurological Disorders and Stroke; and is coordinating reviewer and serves on the Program Committee for the American Society of Gene Therapy. Dr. Martuza is a recognized authority on neurosurgery, has published numerous articles and books in the field of neurology and has 11 patents issued or pending involving cell therapy. Dr. Martuza has received many grants for research with major research interests in central nervous system tumors, neurofibromatosis, cancer therapy with viral vectors and molecular neurosurgery. Dr. Martuza holds a B.A. degree from Bucknell University and a M. D. from Harvard Medical School. Dr. Martuza was a post-doctoral fellow at Massachusetts General Hospital.

Dr. Martuza, as a recognized leader in the field of neurosurgery, had extensive knowledge of current therapies and therapies under development for the treatment of brain tumors. As an active physician and researcher in the field, Dr. Martuza brings to the Board valuable expertise in the evaluation of potential product candidates and the oversight of their clinical development.

Navdeep Jaikaria, Ph.D., Director

Dr. Jaikaria has served as a director since June 2008. He currently is CEO of SGN Advisors, Inc., an advisory firm that conducts global biopharmaceutical due diligence for private equity funds and hedge funds as well as companies. Dr. Jaikaria held various positions with Rodman & Renshaw from 2003 until 2008, when he retired as Managing Director, Senior Equity Research Analyst – Biotechnology. Dr. Jaikaria previously held positions in equity research with Leerink Swann and Mehta Partners from 2000 to 2003 and consulting positions with Merck & Co. and Antigenics, Inc. from 1996 until 1999. Dr. Jaikaria holds a Ph.D. in Cell Biology and Anatomy from New York Medical College, conducted a research fellowship at Rockefeller University and holds a B.S. in Human Biology from All India Institute of Medical Sciences.

As a highly regarded and experienced former healthcare analyst for major healthcare investment banks, Dr. Jaikaria brings to the Board extensive healthcare industry knowledge in the area of capital raising and investment banking as well as a broad understanding of the healthcare market and competitive conditions.

Rahul Singhvi, Sc.D., Director

Dr. Singhvi has served as a director since June 2010. He has been with Novavax, Inc., a biopharmaceutical company focused on developing novel, highly potent recombinant vaccines since 2004 and served as President and Chief Executive Officer since 2009. For 10 years prior to joining Novavax, Dr. Singhvi served in various positions with Merck & Co., culminating as Director of the Merck Manufacturing Division. Dr. Singhvi received his M.S. and Sc.D. degree in Chemical Engineering from the Massachusetts Institute of Technology. He also holds an M.B.A. from the Wharton School.

Committees of the Board

Our Board of Directors has established an Audit Committee currently consisting of Mr. Cowell, as Chairman, and Dr. Jaikaria.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	the quality and integrity of our financial statements and reports;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee appoints the independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves permitted non-audit services provided by our independent auditors and reviews the independence of the auditors. Mr. Cowell has been designated as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act.

Our Board of Directors has established a Compensation Committee currently consisting of Drs. Jaikaria, as Chairman, Yu, and Martuza. The Compensation Committee reviews, and makes recommendations to the full Board of Directors relating to, the compensation of our officers and directors, including our officers’ annual salaries and bonuses and the terms and conditions of option grants to our officers and directors under our stock incentive plan.

Our Board of Directors has established a Nominating and Corporate Governance Committee currently consisting of Ms. Brandwynne, as Chairwoman, Mr. Cowell, Dr. Jaikaria and Dr. Yu. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines to the Board, selects or recommends for selection nominees to serve on the Board, and oversees the evaluation of the Board and its committees.

Scientific Advisory Board

We have established a Scientific Advisory Board (“SAB”)currently consisting of Dr. Keith Black, as Chairman, Dr. Peter Brooks, Dr. Sherie Morrison, Dr. Cohava Gelber, Dr. George Peoples, Dr. Constantine Ioannides and Dr. Zvi Ram to assist our management in the areas of expertise of the members of our SAB. We have compensated the members of our SAB from time to time through the grant of options to purchase our stock. In September 2009, we granted a five-year non-qualified option to purchase 10,000 shares of our common stock to each of four members of our SAB for service as members on the SAB for the coming year at an exercise price of $0.95 per share, with such option to vest quarterly for the one-year period following the date of grant. In May 2010, we also granted a five-year non-qualified option to purchase 10,000 shares of our common stock to another member of SAB for services as a member for the coming year at an exercise price of $1.20 per share, with such option to vest quarterly for the one-year period following the date of grant.

Keith L. Black, M.D.

Dr. Black has served on our Scientific Advisory Board since January 2007. Dr. Black serves as Chairman of the Department of Neurosurgery and Director of the Maxine Dunitz Neurosurgical Institute at Cedars-Sinai Medical Center. An internationally renowned neurosurgeon and scientist, Dr. Black joined Cedars-Sinai Medical Center in July 1997 and was awarded the Ruth and Lawrence Harvey Chair in Neurosciences in November of that year. Prior to joining Cedars-Sinai, Dr. Black served on the University of California, Los Angeles (UCLA) faculty for 10 years where he was a Professor of Neurosurgery. In 1992 he was awarded the Ruth and Raymond Stotter Chair in the Department of Surgery and was Head of the UCLA Comprehensive Brain Tumor Program.

Dr. Black serves on the editorial boards of Neurological Research, Gene Therapy and Molecular Biology, Neurosurgery Quarterly and Frontiers In Bioscience. He was on the National Institutes of Health’s Board of Scientific Counselors for Neurological Disorders and Stroke and was appointed to the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health from 2000 to 2004. He was also selected as a committee member of the California Institute for Regenerative Medicine Independent Citizens Oversight Committee from 2004-2006.

Dr. Black pioneered research on designing ways to open the blood-brain barrier, enabling chemotherapeutic drugs to be delivered directly into the tumor for which he received the Jacob Javits award from the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health in June 2000. Other groundbreaking research done by Dr. Black focused on developing a vaccine to enhance the body’s immune response to brain tumors, use of gene arrays to develop molecular profiles of tumors, the use of optical technology for brain mapping, and the use of focused microwave energy to noninvasively destroy brain tumors.

Dr. Black has published extensively and has five patents issued or pending. Dr. Black was featured on the cover of Time magazine in the Fall 1997 special edition “Heroes of Medicine” and was profiled in 1996 on the PBS program, The New Explorers, in an episode called “Outsmarting the Brain.”

Peter Brooks, Ph.D.

Dr. Brooks has served on our Scientific Advisory Board since October 2008. Dr. Brooks serves as a Senior Scientist at the Maine Medical Center Research Institute, where he is focused on studying mechanisms that regulate angiogenesis, tumor growth and metastasis. Prior to joining that Institute, Dr. Brooks served as associate professor and director of Antiogenesis and Radiation Research at New York University (NYU) School of Medicine. Prior to association with NYU, Dr. Brooks was an assistant professor at the USC School of Medicine, during which time he co-founded Cell Matrix Incorporated, a biotechnology company focuses on anti-antiogenic drugs targeting cryptic ECM epitopes. Dr. Brooks’ studies have led to a recent clinical trial to evaluate the effects of D93, a humanized antibody directed to a cryptic collagen epitope for the treatment of malignant tumors. Dr. Books obtained his Ph.D. in Cell and Developmental Biology from the State University of New York at Stony Brook.

Sherie Morrison, Ph.D.

Dr. Morrison is a distinguished professor of Microbiology, Immunology and Molecular Genetics at the University of California, Los Angeles. Dr. Morrison joined the faculty of UCLA in 1988 and acted as department chair for 10 years. Prior to that, Dr. Morrison served as professor in the Department of Microbiology at Columbia University College of Physicians and Surgeons, which followed various post-doctoral fellowships at Columbia University, University of California, Berkeley and Albert Einstein College of Medicine. Her long-time research interest has been the functional properties of antibodies and novel antibody-related proteins, and she is well published in this area. Dr. Morrison holds Ph.D. and B.A. degrees from Stanford University.

Cohava Gelber, Ph.D.

Dr. Gelber currently serves as the Chief Scientific & Technology Officer of ATCC, a position she has held since 2005. In this capacity she is responsible for a large group of scientists in numerous disciplines. Prior to joining ATCC, she served as Vice President - Research and Development for MannKind Corp., a public company developing therapeutics for diabetes, cancer and autoimmune diseases. She was responsible at that company for non clinical development and clinical immune safety of drugs from pre IND through phase III clinical trials. Dr. Gelber received her Ph.D. from the Weizmann Institute, her MBA degree from Cornell University and post doctorate training at Stanford University. Dr. Gelber has published numerous scientific manuscripts and textbook chapters and is the inventor of 7 granted patents and 49 patent applications. Dr. Gelber is one of the inventors of several monoclonal antibodies that we are developing, including ICT-69 and ICT-109, and has served as a consultant to our company in the past two years.

Dr. George Peoples

Dr. Peoples is the Director of the Cancer Vaccine Development Program and Deputy Director of the United States Military Cancer Institute. Prior to being appointed to that position, Dr. Peoples held positions as Chief of Surgical Oncology at the Walter Reed Army Medical Center and Director of the Cancer Vaccine Developmental Laboratory. He received his medical degree from the Johns Hopkins School of Medicine prior to receiving surgical training at Harvard Medical School’s Brigham and Women’s Hospital, where he was also a research fellow. In addition to his appointments at some of the military’s most prestigious cancer research institutions, Dr. Peoples has significant research experience in the oncology field, with multiple peer-reviewed publications to his credit, including co-discovery credits on HER2/neu vaccines and a number of other anti-cancer vaccines from his time at the M.D. Anderson Cancer Center, where he completed training in surgical oncology.

Constantine Ioannides, Ph.D.

Dr. Ioannides is a well-known and highly respected cancer immunologist, with over one hundred peer-reviewed articles in the scientific literature. Dr. Ioannides’s current primary research interests are focused specifically on cancer stem cells. He currently serves as Professor of Immunology at M. D. Anderson Cancer Center. Dr. Ioannides has been involved with some of the most important advancements in the field of cancer immunology over the past 20 years and is the co-discoverer of the NeuVaxT (E75) vaccine. We recently entered into an option agreement with MD. Anderson Cancer Center for some of the cancer stem cell technologies that were developed at Dr. Ioannides’s laboratory.

Zvi Ram, M.D.

Dr. Ram serves as the Chairman of the Department of Neurosurgery at Tel Aviv Medical Center in Israel. His emphasis is on brain tumor therapy, pituitary surgery, and technology development projects with various companies. Dr. Ram is the Chairman of the European Association of Neurosurgical Societies (EANS) Neurooncology Committee, member of the Executive Steering Committees and lead PI for several pharmaceuticals companies conducting multicenter international phase III clinical studies, scientific advisor for a number of biotechnology groups, and a member of editorial boards and reviewer for leading scientific journals in his areas of expertise. Dr. Ram previously led a variety of basic and clinical research projects, including leading the first gene therapy trial for patients with brain tumors, at the Surgical Neurology Branch at the National Institutes of Health in Bethesda, MD.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth the compensation for services paid in all capacities for the two fiscal years ended December 31, 2008 to Dr. Manish Singh, who has served as our President and Chief Executive Officer since February 18, 2008, and to C. Kirk Peacock, who served as our Interim President from November 5, 2007 to February 17, 2008 and who has served as our Chief Financial Officer since May 16, 2005. We did not pay any other person compensation that exceeded $100,000 during either of the fiscal years ended December 31, 2008 and December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Manish Singh, Ph.D. President and Chief Executive Officer
	2008	$175,000	(1)	—	—	$170,000	(6)	—	—	—	$345,000
	2009	$243,750	(2)			$87,500	(7)				$331,250

C. Kirk Peacock Chief Financial Officer	2008	$96,000	(3)			$34,116	(8)				$130,116
	2009	$80,000	(4)			$15,194	(9)				$95,194

(1)	Includes $16,667 per month for the period from February 18, 2008 through December 31, 2008 for services rendered to us as President and Chief Executive Officer.
(2)	Includes $16,667 per month for the period from January 1, 2009 through February 17, 2009 and $20,833 from February 18, 2009 through December 31, 2009 for services rendered to us as President and Chief Executive Officer.
(3)	Includes $8,000 per month for services rendered to us as Chief Financial Officer and Treasurer.
(4)	Includes $8,000 per month for the period from January 1, 2009 through April 30, 2009 and $6,000 from May 1, 2009 through December 31, 2009 for services as Chief Financial Officer and Treasurer.
(5)	This column represents option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the option grants, refer to Note 2 of our financial statements in this Annual Report. These amounts do not correspond to the actual value that will be recognized by the named executives from these awards.

(6)	Includes a seven-year option to purchase 600,000 shares of our common stock granted February 18, 2008 at an exercise price of $1.00 per share, vesting monthly over a one-year period following the date of grant, for services rendered as President and Chief Executive Officer.
(7)	Includes (i) a seven-year option to purchase 600,000 shares of our common stock granted February 18, 2008 at an exercise price of $1.00 per share, vesting monthly over a one-year period following the date of grant and (ii) a seven-year option to purchase 300,000 shares of our common stock granted February 18, 2009 at an exercise price of $0.15 per share, vesting monthly over a one-year period following the date of grant and (iii) a seven-year option to purchase 200,000 shares of our common stock granted February 18, 2009 at an exercise price of $0.15 per share, vesting if the Company achieves during term of the agreement either (a) a volume weighted average trading price for its common stock of greater than $1.00 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares, or (b) working capital at the end of the term of the agreement of at least $5,000,000, for services rendered as President and Chief Executive Officer.
(8)	Includes (i) a seven-year option to purchase 50,000 shares of our common stock granted October 30, 2007 at an exercise price of $1.30 per share, vesting monthly over a one-year period following the date of grant, for services rendered as Chief Financial Officer and Treasurer commencing October 30, 2007 and also as Interim President commencing November 5, 2007 and (ii) a seven-year option to purchase 50,000 shares of our common stock granted October 30, 2008 at an exercise price of $0.30 per share, vesting monthly over a one-year period following the date of grant, for services rendered as Chief Financial Officer and Treasurer commencing October 30, 2008.
(9)	Includes (i) a seven-year option to purchase 50,000 shares of our common stock granted October 30, 2008 at an exercise price of $0.30 per share, vesting monthly over a one-year period following the date of grant, for services rendered as Chief Financial Officer and Treasurer commencing October 30, 2008 and (ii) a seven-year option to purchase 50,000 shares of our common stock granted October 30, 2009, at an exercise price of $0.80 per share, vesting monthly over a one-year period following the date of grant, for services rendered as Chief Financial Officer and Treasurer commencing October 30, 2009 and (iii) a seven-year option to purchase 6,000 shares of our common stock granted October 30, 2009, at an exercise price of $0.80 per share, vesting upon the completion of the Company’s internal documentation and internal testing necessary to subsequently complete the Company’s Sarbanes-Oxley Section 404 audit.

Stock Option Grants

The following table sets forth information as of December 31, 2009 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT YEAR ENDED DECEMBER 31, 2009

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Manish Singh, Ph.D.	700,000	(1)				$1.00	02-17-15
	25,000	(2)				.27	09-28-15
	250,000	(8)	50,000	(8)		.15	02-17-16
			400,000	(9)		.15	02-17-16
	7,846	(10)	23,538	(10)		.95	09-13-16

C. Kirk Peacock	50,181	(3)	—			0.35	05-15-10
	25,000	(4)	—			1.00	10-29-13
	50,000	(5)	—			1.00	10-29-13
	50,000	(6)	—			1.30	10-29-14
	50,000	(7)				.30	10-29-15
	9,334	(11)	40,666	(11)		.80	10-29-16
			6,000	(9)		.80	10-29-16

(1)	Vested monthly following grant on February 18, 2008
(2)	Vested 25% quarterly following grant on September 29, 2008
(3)	Vested monthly following grant on May 16, 2005.
(4)	Vested upon grant, October 30, 2006.
(5)	Vested 25% quarterly following grant on October 30, 2006.
(6)	Vested monthly following grant on October 30, 2007.
(7)	Vested monthly following grant on October 30, 2008.
(8)	Vested monthly following grant on February 18, 2009 as to 300,000 shares.
(9)	Vests upon completion of milestones pursuant to contract.
(10)	Vests 25% quarterly following grant on September 14, 2009.
(11)	Vests monthly following grant on October 30, 2009.

Compensation of Directors

On November 5, 2007, the Board of Directors adopted a compensation program for the directors whereby each non-employee director will receive compensation in the form of cash and stock options for serving on the board as well as serving on board committees. The cash compensation consists of an annual retainer of $10,000 for serving as a director, a fee of $1,000 for each Board meeting attended, and a fee of $750 for each Board committee meeting attended. In addition, the Chairman of the Board will receive a $25,000 annual retainer, and the Chairperson of each of the Board committees will receive a $15,000 annual retainer. All fees are to be paid quarterly. Seven-year non-qualified stock options to purchase 25,000 shares of the Company’s common stock are to be granted annually on the date of the annual shareholders’ meeting to each non-employee director at an exercise price equal to the last reported trading price of the Company’s common stock on that day, with such option to vest quarterly over the one-year period following the date of grant.

On June 4, 2009 the Board of Directors revised the compensation program for the directors whereby each non-employee director will receive compensation in the form of cash and stock options for serving on the Board as well as serving on Board committees. The cash compensation consists of an annual retainer of $10,000 for serving as a director, a fee of $1,000 for each quarterly Board meeting attended, and a fee of $500 for each non-quarterly Board meeting and each committee meeting attended. In addition, the Chairman of the Board will receive a $15,000 annual retainer, the Chairperson of the Audit Committee will receive a $7,500 annual retainer, the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committees will each receive a $5,000 annual retainer. All fees are to be paid quarterly. Seven-year non-qualified stock options to purchase shares of the Company’s common stock are to be granted annually on the date of the annual shareholders’ meeting to each non-employee director at an exercise price equal to the last reported trading price of the Company’s common stock on that day, with such option to vest quarterly over the one-year period following the date of grant in the following amounts: Chairman of the Board – 50,000 shares, Board members (other than Chair) 30,000 shares, Audit Committee Chair – 20,000 shares, Compensation Committee and Nominating and Corporate Governance Committee Chairs each to receive 10,000 shares, and members of Committees (other than Chairs) to receive 5,000 shares.

During the fiscal year ended December 31, 2009, we paid our non-employee directors cash compensation for serving on the Board of Directors and committees of the Board and granted a non-qualified option to purchase shares of common stock to each of our directors for their service as a director for the one-year period commencing September 14, 2009, subject to shareholder approval of an increase in the authorized number of shares in the Equity Plan, and an interim grant due to a revised director compensation structure whereby the directors receive reduced cash compensation. Each of the options granted to the directors has a term of seven years, has an exercise price of $0.95 per share, vests in four equal quarterly installments following the date of grant, and may be exercised within their term during the period the grantee provides services to us and for 24 months after the grantee ceases providing services for any reason other than termination by us for cause. The amounts of the annual and interim grants were: Jacqueline Brandwynne, 40,000 shares and 4,151 shares, respectively; Richard Cowell, 55,000 shares and 8,301 shares, respectively; Dr. Navdeep Jaikaria, 45,000 shares and 4,151 shares, respectively; Dr. Robert Martuza, 35,000 shares and 2,767 respectively, Dr. Manish Singh, 30,000 and 1,384 shares respectively; and Dr. John Yu, 65,000 shares and 11,068 shares, respectively.

The following table sets forth information concerning the compensation paid to each of our non-employee directors during 2009 for their services rendered as directors. The compensation of Dr. Singh, who serves as a director and as our President and Chief Executive Officer, is described above in the Summary Compensation Table.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)(7)		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Jacqueline Brandwynne	$26,000	—	$31,789	(2)	—	—	—	$57,789
Richard A. Cowell	$30,125	—	$45,577	(3)	—	—	—	$75,702
Navdeep Jaikaria	$19,750	—	35,389	(4)	—	—	—	$55,139
Robert L. Martuza	$15,000	—	$27,192	(5)	—	—	—	$42,192
John Yu	$44,500	—	$54,769	(6)	—	—	—	$99,296

(1)	This column represents the aggregate grant date fair value of options awarded computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the option grants, refer to Note 2 of our financial statements in this Annual Report. These amounts do not correspond to the actual value that will be recognized by the named directors from these awards.
(2)	On September 14, 2009 we granted to Ms. Brandwynne, (i) a seven-year non-qualified option to purchase 4,151 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period for her services as a director and (ii) a seven-year non-qualified option to purchase 40,000 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period, for her services as a director for the one-year period commencing September 14, 2009.
(3)	On September 14, 2009 we granted to Mr. Cowell, (i) a seven-year non-qualified option to purchase 8,301 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period for his services as a director and (ii) a seven-year non-qualified option to purchase 55,000 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period, for his services as a director for the one-year period commencing September 14, 2009.
(4)	On September 14, 2009 we granted to Dr. Jaikaria, (i) a seven-year non-qualified option to purchase 4,151 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period for his services as a director and (ii) a seven-year non-qualified option to purchase 45,000 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period, for his services as a director for the one-year period commencing September 14, 2009.
(5)	On September 14, 2009 we granted to Dr. Martuza, (i) a seven-year non-qualified option to purchase 2,767 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period for his services as a director and (ii) a seven-year non-qualified option to purchase 35,000 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period, for his services as a director for the one-year period commencing September 14, 2009.
(6)	On September 14, 2009 we granted to Dr. Yu, (i) a seven-year non-qualified option to purchase 11,068 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period for his services as a director and (ii) a seven-year non-qualified option to purchase 65,000 shares of the Company’s common stock at an exercise price of $0.95 per share, vesting quarterly over a one-year period, for his services as a director for the one-year period commencing September 14, 2009.
(7)	As of December 31, 2009, our non-employee directors held vested and unvested options, which they received as compensation for their services as directors, to purchase the following number of shares of our common stock: Jacqueline Brandwynne – 200,401 shares; Richard A. Cowell – 163,301 shares; Navdeep Jaikaria – 74,151 shares; Robert L. Martuza – 137,767 shares; and John Yu – 126,068 shares.

Stock Incentive Plan

We have adopted an equity incentive plan, the 2006 Equity Incentive Plan (the “Equity Plan”), pursuant to which we are authorized to grant options, restricted stock and stock appreciation rights to purchase up to 3,400,000 shares of common stock to our employees, officers, directors, consultants and advisors, which will be increased, subject to approval by our stockholders, to 6,000,000 shares. Awards under the plan may consist of stock options (both non-qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards and stock appreciation rights.

The Equity Plan is administered by our Board of Directors or a committee appointed by the Board, which determines the persons to whom awards will be granted, the type of award to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

The Equity Plan provides that the exercise price of each incentive stock option may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding common stock). The exercise price of a non-qualified stock option shall be no less than the fair market value of the common stock on the date of grant. The maximum number of options that may be granted in any fiscal year to any participant is 600,000, which will be increased, subject to approval by our stockholders, to 725,000 shares.

The plan also permits the grant of freestanding stock appreciation rights or in tandem with option awards. The grant price of a stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. No stock appreciation right shall be exercisable later than the tenth anniversary of its grant. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive common stock at a fair market value equal to the benefit to be received by the exercise.

The plan also provides us with the ability to grant or sell shares of common stock that are subject to certain transferability, forfeiture, repurchase or other restrictions. The type of restriction, the number of shares of restricted stock granted and other such provisions shall be determined by our Board of Directors or its committee.

Unless otherwise determined by our Board of Directors or its committee, awards granted under the Equity Plan are not transferable other than by will or by the laws of descent and distribution.

The Equity Plan provides that, except as set forth in an individual award agreement, upon the occurrence of a corporate transaction: (i) our Board of Directors or its committee shall notify each participant at least 30 days prior to the consummation of the corporate transaction or as soon as may be practicable and (ii) all options and stock appreciation rights shall terminate and all restricted stock shall be forfeited immediately prior to the consummation of such corporate transaction unless the committee determines otherwise in its sole discretion. A “corporate transaction” means (i) a liquidation or dissolution of the company; (ii) a merger or consolidation of the company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); (iii) a sale of all or substantially all of the assets of the company; or (iv) a purchase or other acquisition of more than 50% of the outstanding stock of the company by one person or by more than one person acting in concert.

Our Board of Directors may alter, amend or terminate the plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under the plan, without the written consent of the participant holding such award.

As of December 31, 2009, there were outstanding options under the Equity Plan to purchase approximately 3,072,502 shares of our common stock at a weighted average exercise price of approximately $0.68 per share. The grants of options under the Plan during 2009 are described below.

In November 2009, we granted a seven-year non-qualified option to purchase 56,000 shares of common stock at an exercise price of $0.80 per share to C. Kirk Peacock in accordance with his employment contract, with such option to vest monthly over the one-year term of his employment contract as to 50,000 shares and shall vest as to 6,000 shares upon the successful completion of all of the internal documentation and internal testing necessary by October 29, 2010 to subsequently complete the Sarbanes-Oxley Section 404 audit.

In September 2009, we granted a seven-year non-qualified option to purchase 66,000 shares of our common stock at an exercise price of $0.95 per share to Dr. James Bender in accordance with his consulting agreement to serve as our Vice President – Clinical Development for a one-year term, with such option to vest at the rate of 3,000 shares per month during the term of the consulting agreement and with the remaining 30,000 shares to vest in accordance with completion of milestones contained in the consulting agreement.

In September 2009, we granted a non-qualified option to purchase shares of common stock to each of our directors for their service as a director for the one-year period commencing September 14, 2009, subject to shareholder approval of an increase in the authorized number of shares in the Equity Plan, and an interim grant due to a revised director compensation structure whereby the directors receive reduced cash compensation. Each of the options granted to the directors has a term of seven years, has an exercise price of $0.95 per share, vests in four equal quarterly installments following the date of grant, and may be exercised within their term during the period the grantee provides services to us and for 24 months after the grantee ceases providing services for any reason other than termination by us for cause. The amounts of the annual and interim grants were: Jacqueline Brandwynne, 40,000 shares and 4,151 shares, respectively; Richard Cowell, 55,000 shares and 8,301 shares, respectively; Dr. Navdeep Jaikaria, 45,000 shares and 4,151 shares, respectively; Dr. Robert Martuza, 35,000 shares and 2,767 respectively, Dr. Manish Singh, 30,000 and 1,384 shares respectively; and Dr. John Yu, 65,000 shares and 11,068 shares, respectively.

In September 2009, we granted a five-year non-qualified option to purchase 10,000 shares of our common stock to each of four members of our Scientific Advisory Board (“SAB”) for service as members on the SAB for the coming year at an exercise price of $0.95 per share, with such option to vest quarterly for the one-year period following the date of grant.

In September 2009, we granted a seven-year non-qualified option to purchase 6,000 shares of our common stock at an exercise price of $0.95 per share, with such option to vest monthly following the date of grant, to Christine Firmature, our Executive Assistant and Officer Manager

In September 2009, we granted a five-year, fully vested non-qualified option to purchase 25,000 shares of our common stock at an exercise price of $0.95 per share to Linda S. Huff for administrative services rendered to the Company since 2004.

In February 2009, we granted a seven-year non-qualified option to purchase 300,000 shares of our common stock at an exercise price of $0.25 to Dr. John Yu for services rendered as our Chief Scientific Officer, with such option to vest in four equal quarterly installments following the date of grant, and may be exercised within their term during the period the grantee provides services to us and for 24 months after the grantee ceases providing services for any reason other than termination by us for cause.

In February 2009, we granted a seven-year non-qualified option to purchase 700,000 shares of our common stock at an exercise price of $0.15 per share was granted to Dr. Manish Singh upon the renewal of his employment as our President and Chief Executive Officer, with 300,000 of the shares to vest at the rate of 25,000 shares per month during the term of his agreement and with the remaining 400,000 shares to vest in accordance with completion of milestones contained in his employment agreement.

In May 2009, we granted a five-year non-qualified option to purchase 10,000 shares of our common stock for services as a member of our SAB for the coming year at an exercise price of $1.20 per share, with such option to vest quarterly for the one year period following the date of grant.

In June 2009 we granted a seven-year non-qualified option to purchase 12,500 shares of our common stock to a director for services as a director at an exercise price of $1.14 per share, with such option to vest in four equal installments following the date of grant and may be exercised within the term during the period the grantee provides services to us and for 24 months after the grantee ceases providing services to us for any reason other than termination for cause.

Employment Agreements

John S. Yu, M.D.

Dr. John Yu and the Company entered into an Agreement, dated as of November 17, 2006, and a related Securities Purchase Agreement, dated as of November 17, 2006, Non-qualified Stock Option Agreement, dated as of November 17, 2006 and Registration Rights Agreement, dated as of November 17, 2006. Under that Agreement, Dr. Yu agreed to serve as our Chief Scientific Officer for an initial one-year term on a part-time basis. Pursuant to that Agreement, the Company agreed that (i) for so long as Dr. Yu owns Company shares or fully vested immediately exercisable options to purchase Company shares totaling at least 2,000,000 shares, the Company will use commercially reasonable efforts to enable Dr. Yu to continue to serve on its Board of Directors and (ii) for so long as Dr. Yu owns shares of the Company’s common stock or fully vested immediately exercisable options to purchase shares of the Company’s common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, the Company will use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on its Board of Directors.

Effective March 1, 2010, the Company entered into an Agreement with Dr. Yu under which he agreed to serve on a part-time basis as the Company’s Chief Scientific Officer for a one-year term. The Agreement provides for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to December 31, 2010 (i) the FDA has accepted a Phase II clinical trial plan for ICT-107 and (ii) a Physicians Investigator IND submission for one of the Company’s specified product candidates has been accepted by the FDA.

Pursuant to the Agreement, the Company granted to Dr. Yu a seven-year nonqualified stock option under the Company’s 2006 Equity Incentive Plan, or a new qualified option plan, to purchase 125,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan. The option may be exercised during the period that Dr. Yu provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

The option granted to Dr. Yu under the Agreement will vest (i) as to 75,000 shares in four equal quarterly installments following the date of grant and (ii) as to the remaining 50,000 shares, 25,000 shares shall each vest upon timely satisfying the two milestones described above for the payment of cash bonuses to Dr. Yu.

Manish Singh, Ph.D.

Effective February 18, 2009, the Company entered into an Employment Agreement with Dr. Manish Singh (the “2009 Employment Agreement”) pursuant to which Dr. Singh continued to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term. The Company was required under the 2009 Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the 2009 Employment Agreement.

The 2009 Employment Agreement provided for an annual base salary of $250,000 and cash bonuses of (1) $50,000 if the Company completed a financing, a strategic alliance or a merger or acquisition that generates at least $2,500,000 of net proceeds (after commissions) during the term of the agreement; (2) $100,000 if the Company completed a financing, a strategic alliance or a merger or acquisition that generates at least $5,000,000 of net proceeds (after commissions) during the term of the agreement; or (3) $200,000 if the Company completed a financing, a strategic alliance or a merger or acquisition that generates at least

$10,000,000 of net proceeds (after commissions) during the term of the agreement. The total cash bonus payable would in no event exceed $200,000. Pursuant to the 2009 Employment Agreement, the Company granted Dr. Singh a seven-year non-qualified stock option on February 18, 2009 under the Equity Plan to purchase 700,000 shares of the Company’s common stock at an exercise price of $0.15 per share. The option vests (i) as to 300,000 shares in twelve equal monthly installments of 25,000 shares each over the twelve-month period from and immediately following the grant date, (ii) as to 200,000 shares if the Company achieved during term of the agreement either (a) a volume weighted average trading price for its common stock of greater than $1.00 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares, or (b) working capital at the end of the term of the agreement of at least $5,000,000; and (iii) as to 200,000 shares if the Company achieved during term of the agreement either (a) a volume weighted average trading price for its common stock of greater than $1.50 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares or (b) working capital at the end of the term of the agreement of at least $8,000,000. The option may be exercised during the period that Dr. Singh provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

In the event that the Company terminated the 2009 Employment Agreement without cause or did not extend the 2009 Employment Agreement upon its expiration for an additional one-year term or Dr. Singh terminated the 2009 Employment Agreement due to (1) his principal place of work for the Company being relocated by more than 50 miles, (2) a material change in his duties, (3) a failure by the Company to pay him any of his contractual compensation, or (4) a constructive termination of Dr. Singh or unlawful harassment or retaliation against him, then the Company upon such termination was required to make a lump sum payment to Dr. Singh equal to six months of his base annual salary and 50% of the shares covered by his option (or 100% of all such shares if the Company is not the surviving entity in a Corporate Transaction (as defined by the Equity Plan) that had not yet vested would immediately become vested. In the event the Company completed a merger in which Dr. Singh was offered an executive position with the Company or surviving corporation for at least a one-year term, with an annual base salary of $250,000 and a cash bonus and option compensation package having an aggregate value of at least $75,000 (as determined in good faith by the Company or surviving corporation), Dr. Singh was not entitled to terminate the 2009 Employment Agreement based on a change in duties and responsibilities or a location change.

Effective as of February 18, 2010, the Company entered into a new Employment Agreement with Dr. Manish Singh (the “2010 Employment Agreement”) pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term. The Company is required under the 2010 Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the 2010 Employment Agreement. The 2010 Employment Agreement may be extended for an additional one-year period upon the mutual agreement of the Company and Dr. Singh.

The 2010 Employment Agreement provides for an annual base salary of $300,000. In addition, provided that Dr. Singh continues to serve as the Company’s President and Chief Executive Officer for the entire one-year term of the 2010 Employment Agreement, the Company will pay Dr. Singh a discretionary cash bonus of up to $50,000 upon completion of the one-year term.

The 2009 Employment Agreement with Dr. Sing provided that Dr. Singh was entitled to receive cash milestone bonuses, not to exceed an aggregate amount of $200,000, of (1) $50,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $2,500,000 of net proceeds (after commissions) during the term of that agreement, (2) $100,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $5,000,000 of net proceeds (after commissions) during the term of that agreement, or (3) $200,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $10,000,000 of net proceeds (after commissions) during the term of that agreement. The 2009 Employment Agreement also provided that an option granted to Dr. Singh to purchase 200,000 shares of the Company’s common stock would vest if the Company’s working capital is at least $8,000,000 at the end of the term of that agreement.

The 2010 Employment Agreement amends the 2009 Employment Agreement to provide that the milestones described in the preceding paragraph may be satisfied by including the net proceeds received by the Company at any time prior to August 17, 2010 from (1) a financing by the Socius Capital Group or (2) any private placement financing that is covered by a signed term sheet that was entered into by the Company prior to February 18, 2010 or from another source at the same or better terms as contemplated by such signed term sheet. Also, for purposes of determining whether the $8,000,000 working capital milestone in the preceding paragraph has been satisfied, the 2010 Employment Agreement provides that working capital will be calculated as of the date of the Company’s receipt of the proceeds that are being included to satisfy the milestone.

Pursuant to the 2010 Employment Agreement, the Company granted to Dr. Singh a seven-year incentive stock option under the Company’s 2006 Equity Incentive Plan, or a new qualified option plan, to purchase 600,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan and an increase in the number of shares that may be granted to any individual during a twelve-month period. The option may be exercised during the period that Dr. Singh provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

The option granted to Dr. Singh under the 2010 Employment Agreement will vest (1) as to 360,000 shares, in twelve equal monthly installments of 30,000 shares each over the twelve-month period from and immediately following the grant date, (2) as to 30,000 shares, if the Company achieves during the term of the that agreement a volume-weighted average trading price for its common stock of greater than $1.60 for any consecutive 15-day trading period during the term of that agreement on average daily trading volume of at least 20,000 shares, (3) as to 90,000 shares, if the Company achieves during the term of that agreement a volume-weighted average trading price for its common stock of greater than $2.00 for any consecutive 15-day trading period during the term of that agreement on average daily trading volume of at least 20,000 shares, (4) as to 30,000 shares, upon treating during the term of that agreement the first patient in a Phase II clinical trial, and (5) as to 90,000 shares, if during the term of the agreement the Company completes a financing, a strategic alliance or a licensing agreement with upfront licensing payments to the Company or a merger or acquisition that generates at least $5,000,000 of net proceeds (after commissions) for the Company beyond the $10,000,000 achieved by August 17, 2010, with any financing proceeds received by the Company during the first six months of the 2010 Employment Agreement that are used to satisfy milestones under the 2009 Employment Agreement not being included as proceeds to satisfy the milestones described in this paragraph.

In the event that the Company terminates the 2010 Employment Agreement without cause or does not extend the 2010 Employment Agreement upon its expiration for an additional one-year term, then (1) the Company upon such termination will be required to make a lump sum payment to Dr. Singh equal to six months of his base annual salary, (2) any stock options granted to Dr. Singh, to the extent vested, will be retained by Dr. Singh and will be exercisable on the terms described above, and (3) the vesting of an additional number of shares subject to all options granted to Dr. Singh equal to 50% of all shares subject to such options that have not already vested will immediately accelerate and will be exercisable on the terms described above. If Dr. Singh terminates his employment for “good reason” as defined in the Employment Agreement, he will receive the severance benefits described in the preceding sentence, except that 100% of his options will vest if his employment terminates for good reason following a merger or similar corporate transaction in which the Company is not the surviving entity.

Dr. James Bender

Effective February 1, 2010, the Company entered into an Employment Agreement with Dr. James Bender pursuant to which Dr. Bender will serve on a full-time basis as the Company’s Vice President – Product Development and Manufacturing for a one-year term commencing February 1, 2010. Prior to February 1, 2010, Dr. Bender had been serving on a part-time basis as the Company’s Vice President – Clinical Development pursuant to an Agreement dated as of September 1, 2009, as amended on September 14, 2009.

The Employment Agreement provides for an annual base salary of $170,000. Pursuant to the Employment Agreement, the Company granted to Dr. Bender a seven-year incentive stock option under the Company’s 2006 Equity Incentive Plan to purchase 150,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan.

The option granted to Dr. Bender under the Employment Agreement will vest at the rate of 6,250 shares per month over the term of the Employment Agreement as to 75,000 shares. The option will vest as to the remaining 75,000 shares upon the Company’s attainment of the following development milestones, and Dr. Bender will also be entitled to receive the following cash bonuses upon attainment of these milestones: (1) completion by September 30, 2010 of the technology transfer to a contract manufacturer for the Company’s ICT-107 product will result in a $10,000 cash bonus and the vesting of 25,000 option shares; (2) completion by December 31, 2010 of FDA acceptance of a Phase II clinical trial plan for ICT-107 will result in a $10,000 cash bonus and the vesting of 25,000 option shares; and (3) completion by December 31, 2010 of the enrollment of the first patient into the Phase II clinical trial for ICT-107 will result in a $10,000 bonus and the vesting of 25,000 option shares.

The Employment Agreement provides that all of the rights and obligations of the Company and Dr. Bender under his prior agreement to provide services to the Company (including Dr. Bender’s right to work for another organization) terminated as of January 31, 2010, except that Dr. Bender’s right under that agreement to receive cash bonuses and the vesting of options upon the Company’s achievement of specified development milestones will remain in effect. The Employment Agreement provides that, except as described in the following sentence, if Dr. Bender’s employment terminates prior to the expiration of the one-year term, Dr. Bender will not have any right to receive further compensation under the Employment Agreement other than compensation that was accrued as of his employment termination date. If the Company terminates Dr. Bender’s employment without “cause” as defined in the Employment Agreement, 50% of any unvested options held by Dr. Bender as of the employment termination date will vest, and he will also have the right to receive any compensation that was accrued as of the employment termination date.

C. Kirk Peacock

Effective October 30, 2008, the Company entered into an Employment Agreement with Mr. Peacock under which he continued to serve on a part-time basis as the Company’s Chief Financial Officer for a one-year term. Under this agreement, Mr. Peacock received a monthly salary of $8,000 and was granted a seven-year non-qualified option to purchase 50,000 shares of the Company’s common stock at a price of $0.30 per share, with such option to vest in equal monthly installments over the one-year term of the agreement, with 50% of any then unvested option shares to become vested if Mr. Peacock’s employment was terminated by the Company without cause and with all vested options to be exercisable for 24 months after termination of Mr. Peacock’s employment for any reason other than termination by the Company for cause.

Effective October 30, 2009, the Company entered into a new Employment Agreement with Mr. Peacock under which he will continue to serve on a part-time basis as the Company’s Chief Financial Officer for a one-year term. Under this agreement, Mr. Peacock receives a monthly salary of $6,000 and was granted a seven-year non-qualified option to purchase 56,000 shares of the Company’s common stock at a price of $0.80 per share, with 50,000 shares covered by such option to vest in equal monthly installments over the one-year term of the agreement and with 50% of any those then unvested option shares to become vested if Mr. Peacock’s employment is terminated by the Company without cause.

Provided that by October 29, 2010, all of the Company’s internal documentation and internal testing necessary to subsequently complete the Company’s Sarbanes-Oxley Section 404 audit has been finished, the Company will pay Mr. Peacock an additional $6,000 and a further 6,000 of his option shares will become vested. All vested shares covered by the option will be exercisable for 24 months after termination of Mr. Peacock’s employment for any reason other than termination by the Company for cause.

Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation provides that, to the full extent permitted by the Delaware General Corporation Law, no director will be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director.

Our Amended and Restated Certificate of Incorporation also provides that each person who is or was or had agreed to become a director or officer, and each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, will be indemnified by us to the full extent permitted by the Delaware General Corporation Law and will be entitled to advancement of expenses in connection therewith. Our Bylaws have similar indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 1, 2010 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our executive officers named in the Summary Compensation Table and our directors and (c) by all executive officers and directors of this company as a group. As of June 1, 2010, there were 21,649,211 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percentage of Class
John S. Yu, M.D.	6,291,725	(3)	22.52%

Socius CG II, Ltd. 11150 Santa Monica Boulevard, Ste. 1500 Los Angeles, California 90025	2,217,000	(4)	9.99%

Donald R. Scifres 2010 Annuity Trust R One First Street, Ste. 14 Los Altos, CA 94022	2,045,554		9.16%

Keith Black, M.D. 8631 West Third Street, Suite 800E Los Angeles, CA 90048	1,400,000	(3)	6.07%

Dr. Manish Singh	1,116,761	(6)	4.95%

James Bender	51,000	(3)	*

C. Kirk Peacock	203,825	(7)	* %

Jacqueline Brandwynne	218,114	(8)	1.00%

Robert L. Martuza, M.D.	102,076	(3)	*

Richard A. Cowell	106,226	(3)	*

Navdeep Jaikaria	3,114	(3)	*

All executive officers and directors as a group (8 persons)	8,092,841		27.48%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the persons shown is c/o ImmunoCellular Therapeutics, Ltd., 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.
(3)	All of the shares shown are subject to options.

(4)	Includes 1,675,000 shares owned of record and 542,000 shares subject to warrants. Socius holds currently exercisable warrants to exercise up to 2,375,000 shares, but the exercise of these warrants is limited by their terms so that Socius’ beneficial ownership shall not exceed at any time 9.99% of the common shares outstanding.
(5)	Includes 1,363,736 shares owned of record and 681,818 shares of our common stock issuable upon exercise of warrants.
(6)	Includes 190,723 shares owned of record and 926,038 shares of our common stock issuable upon exercise of options.
(7)	Includes 42,823 shares owned of record and 161,002 shares of our common stock issuable upon exercise of options.
(8)	Includes 58,750 shares owned of record and 159,364 shares of our common stock issuable upon exercise of options.

SELLING SECURITYHOLDERS

Selling Securityholders Table

The shares to be offered by the selling securityholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling securityholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling securityholders. The selling securityholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling securityholders after any sales made pursuant to this prospectus because the selling securityholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling securityholders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling securityholders. The term “selling securityholder” or “selling securityholders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
Jacqueline Brandwynne	218,114	(2)	1.00%	40,000	(2)	178,114	*
Cedars-Sinai Medical Center	794,000		3.67%	694,000		100,000	*
Daniel L. Farkas	510,062		2.36%	510,062		0	0
Sanford J. Hillsberg	1,018,536		4.70%	688,436		330,100	1.52%
Linda S. Huff	10,000		*	10,000		0	0
Behzad Kianmahd	50,000		*	50,000		0	0
William T. Kotcheff & Laifun Chung Kotcheff, JT	150,000		*	150,000		0	0
Manfred Mosk	1,003,979		4.64%	1,003,979		0	0
Mona D. Mosk	200,000		*	200,000		0	0
Irwin A. Olian, Jr.	285,853		1.32%	200,000		85,853	*
Maurice Singer	194,440		*	148,700		45,740	*
Troy & Gould Professional Corporation	202,593		*	202,593		0	0
David Wohlberg	214,640		*	30,000		184,640	*
Gang Consulting Ltd.	150,000		*	150,000		0	0
Dan Zuckerman & Liat Zuckerman, JT	25,000		*	25,000		0	0
Online Retail Shops LLC	25,000		*	25,000		0	0
John S. Yu, M.D. and Helena Yu, Co-trustees of the Yu Family Trust	6,291,725	(3)	22.52%	5,933,424	(3)	358,301	1.66%
Keith L. Black	1,400,000	(4)	6.07%	1,400,000	(4)	0	0
Brian Bickerton	163,600	(5)	*	145,000	(5)	0	0
Haywood Securities Inc. ITF Brian Bickerton	163,600	(5)	*	18,600	(5)	0	0
Lois Bolster and George Bolster, Jt Ten	57,400		*	57,400		0	0
Soren Christiansen and Beth Christiansen, Jt Ten	135,000	(6)	*	75,000	(6)	0	0
Soren Christianson	135,000	(6)	*	60,000	(6)	0	0
Adam W. Dalsin	25,000		*	25,000		0	0
James P. Dalsin	200,000		*	200,000		0	0
Mitchell P. Dalsin	25,000		*	25,000		0	0
Patricia L. Dalsin	200,000		*	200,000		0	0
Stanley N. Friedman and Leslie Friedman, Jt. Ten.	90,000		*	20,000		70,000	*
Russell M. Gioiella & Nerissa Radell, Jt. Ten	15,000	(7)	*	15,000	(7)	0	0
Russell M. Gioella	15,000	(7)	*	15,000	(7)	0	0
Charles K. Gunn, TTEE Gunn Trust DTD 4-28-98	22,000		*	20,000		2,000	*
Haywood Securities Inc. ITF William Leo Hanrahan	15,000			15,000		0	0
Erik Hutton	55,000		*	55,000		0	0
Jacki Isles	50,000		*	50,000		0	0
Kelly Cooperman Rogoff	50,000		*	50,000		0	0
Fred Krahn	154,600		*	135,000		19,600	*
Michael McFerrin Trust	50,000		*	50,000		0	0
Steven Mount	20,000		*	20,000		0	0
Platt Living Trust	20,000		*	20,000		0	0
R & I Family Trust u/a/d/ 3-15-90 Richard N. Kipper & Inta A. Kipper, Trustees	20,000		*	20,000		0	0
Daniel Reardon	25,000		*	25,000		0	0
Maurice Regan	50,000		*	50,000		0	0

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
Nicolle Sicotte	50,000		*	50,000		0	0
Paul Sicotte	50,000		*	50,000		0	0
Timothy M. Sperling & Katherine H. Sperling, Jt Ten	220,000		1.02%	220,000		0	0
Fin Temple	20,000		*	20,000		0	0
Larry Trapp	100,000		*	100,000		0	0
Jeff Ullyot	31,700		*	20,000		11,700	*
VMS Capital Opportunity Fund, L.P.	10,000		*	10,000		0	0
Irwin L. Zalcberg	309,450	(8)	1.43%	25,000	(8)	0	0
Irwin L. Zalcberg Profit Sharing U/A/D 8/15/84, Irwin Zalcberg TTEE	309,450	(8)	1.43%	284,450	(8)	0	0
Simon Wiesenthal Center	50,000		*	50,000		0	0
Synagogue for the Performing Arts	164,000		*	100,000		64,000	*
Credit Suisse Client Nominees (UK) Limited	125,100	(9)	*	125,100	(9)	0	0
John R. Albrecht	70,000	(10)	*	40,000		0	0
NBCN Inc. ITF John Albrecht	70,000		*	30,000		0	0
Aquadel Holdings Inc.	13,333		*	13,333		0	0
Arbora	80,000	(11)	*	80,000	(11)	0	0
Leo A. Beskar	200,000		*	200,000		0	0
Elizabeth Bickerton	10,000		*	10,000		0	0
Glenn R. Brown	6		*	6		0	0
Robert Chanson	12,000		*	12,000		0	0
Frank Deacon & Anne Deacon, JT	10,000		*	10,000		0	0
Ken Fehlauer	20,000		*	20,000		0	0
Christof Gebenetter	6,000		*	6,000		0	0
Jenny Grills	6,700		*	6,700		0	0
Jared Grymaloski	6,667		*	6,667		0	0
Peter Honegger	20,000		*	10,000		0	0
Rolf Isler	10,800		*	10,800		0	0
Yvonne Keller	7,500		*	7,500		0	0
Bruno Laenzlinger	14,000		*	14,000		0	0
Craig Lehr	15,000		*	15,000		0	0
The Marie Baier Foundation, Inc.	66,668		*	66,668		0	0
Daniel Muehlemann	65,000		*	65,000		0	0
Markus Nuber	12,500		*	10,000		2,500	*
Hans Oetliker & Margaretha Oetliker, JT	5,000		*	5,000		0	0
1394574 Ontario Limited	33,334		*	33,334		0	0
Heike Rappai	10,000		*	10,000		0	0
Edwin Staeheli	30,000		*	30,000		0	0
Denis Von Sury	20,000		*	20,000		0	0
Juerg Voegeli	10,000		*	10,000		0	0
Rod Wiebe & Laura Wiebe, JT	16,000		*	16,000		0	0
Blain M. Archer	13,333		*	13,333		0	0
Robbie Bensley	35,000		*	30,000		5,000	*
Sharon Blair	10,000		*	10,000		0	0

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
Randy Contoli	3,500		*	3,500		0	0
Robert J. Dornan	35,000		*	35,000		0	0
Joseph G. Drescher	10,000		*	10,000		0	0
Edmund P. Faessler	20,000		*	20,000		0	0
David R. Fedy	5,000		*	3,000		2,000	*
Michael Guppy	6,000		*	6,000		0	0
Rene Haeusler	10,000		*	5,000		0	0
Lynda Hayek	20,000		*	20,000		0	0
Kevin Jardine	88,000		*	88,000		0	0
Mark Kaess	100,000	(12)	*	100,000	(12)	0	0
Mark V. Kaess – IRA Account	200,000	(12)	1.38%	200,000	(12)	0	0
Digby Kier	33,334		*	33,334		0	0
Robin Lott	7,000		*	7,000		0	0
Matt McCoy	10,000		*	10,000		0	0
Kent McKinnon	5,000		*	5,000		0	0
Ian R. McLaren	38,000		*	38,000		0	0
0789019 BC Ltd. – Ernco Holding	27,000	(13)	*	27,000	(13)	0	0
Narkus Schaer	10,000		*	10,000		0	0
Elisabeth Schmid	10,000		*	10,000		0	0
Walter Siemens	50,000	(14)	*	30,000	(14)	0	0
Haywood Securities Inc. ITF Walter Siemens	50,000	(14)	*	20,000	(14)	0	0
Haywood Securities Inc. ITF Blair Stewart	40,000		*	40,000		0	0
Joseph Sweeney & C. Della Sweeney	50,000		*	50,000		0	0
Darrel Taylor	40,000		*	40,000		0	0
Robert W. Baird & Co. Inc., TTEE FBO Joseph Telushkin IRA #8290-4597	34,000		*	28,000		6,000	*

*	Less than 1%
(1)	Assumes the selling securityholder sells all of the shares of common stock included in this prospectus.
(2)	Represents 58,750 shares of our common stock and 158,456 shares of our common stock issuable upon the exercise of options, which includes 40,000 shares of our common stock included in this prospectus.
(3)	Represents 6,291,725 shares of our common stock issuable upon exercise of options, which includes 5,933,424 shares of our common stock issuable upon exercise of options included in this prospectus.
(4)	Represents 1,400,000 shares of our common stock issuable upon exercise of options.
(5)	Represents a total of 163,600 shares of our common stock included in this prospectus, with 145,000 shares of our common stock held in the name of Brian Bickerton and 18,600 shares held in the name of Haywood Securities Inc ITF Brian Bickerton. Beneficial ownership of our offering assumes that the related party in this footnote will sell all of the shares covered by this prospectus.
(6)	Soren Christensen and Beth Christensen as joint tenants own 75,000 shares of our common stock included in this prospectus. Soren Christiansen also owns 60,000 shares of our common stock included in the total holdings of Soren Christensen and Beth Christensen as joint tenants. Beneficial ownership after offering assumes that all of the related parties in this footnote will sell all of the shares covered by this prospectus.

(7)	Russell M. Gioella & Nerissa Radell as joint tenants own 15,000 shares of our common stock included in this prospectus. Russell M. Gioella also owns 15,000 shares of our common stock included in the total holdings of Russell M. Gioella & Nerissa Redell as joint tenants. Beneficial ownership after offering assumes that all of the related parties in this footnote will sell all of the shares covered by this prospectus.
(8)	Irwin L. Zalcberg owns 25,000 shares of our common stock directly in his name and 284,450 shares of common stock in the Irwin L. Zacberg Profit Sharing account also listed in this prospectus. Beneficial ownership after offering assumes that all of the related parties in this footnote will sell all of the shares covered by this prospectus.
(9)	Held in nominee name for RAB Special Situations (Master) Fund Limited.
(10)	Represents a total of 70,000 shares of common stock included in the prospectus, with 40,000 shares of our common stock held in the name of John R. Albrecht and 30,000 shares held in the name of NBCN Inc. ITF John Albrecht. Beneficial ownership after offering assumes that all of the related parties in this footnote will sell all of the shares covered by this prospectus.
(11)	Ulrich Reud has investment power over these securities. Mr. Reud disclaims beneficial ownership over these securities.
(12)	Represents 100,000 shares of our common stock. Mr. Kaess also owns 200,000 shares of our common stock in his IRA account included in this prospectus. Beneficial ownership after offering assumes that all of the related parties in this footnote will sell all of the shares covered by this prospectus.
(13)	Represents 17,000 shares of our common stock. Peter Ernst and Christiane Ernst are beneficial owners of 0789019 BC Ltd – Ernco Holding.
(14)	Represents a total of 50,000 shares of our common stock included in this prospectus, with 30,000 shares of our common stock held in the name of Walter Siemens and 20,000 shares held in the name of Haywood Securities, Inc. ITF Walter Siemens. Beneficial ownership of our offering assumes that the related party in this footnote will sell all of the shares covered by this prospectus.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationships with Selling Securityholders

The selling securityholders did not have any position, office, or other material relationship with us or any of our affiliates within the past three years, except as follows:

•

In November 2006, we licensed our cellular-based therapy technology from Cedars-Sinai Medical Center for consideration that included our issuance of 694,000 shares of our common stock to that institution. In June 2008, we licensed additional technology from that institution in consideration for our issuance of an additional 100,000 shares of our common stock to that institution. Dr. Daniel Farkas was a co-founder of our predecessor company (Spectral Molecular Imaging, Inc.) and served as our Chairman of the Board until September 2006. Sanford J. Hillsberg was a co-founder and director and Secretary of our predecessor company and served as a director and Secretary of our company until December 2007. Dr. Manfred Mosk was a co-founder, Interim President and director of our predecessor company from which positions he voluntarily resigned in April 2005 and November 2005, respectively, and became our Non-Executive Chairman of the Board in November 2006. He voluntarily resigned from this position in January 2007, but continued as a director of our company until March 2008. Dr. Mosk is the controlling shareholder of Technomedics Management & Systems, Inc., which was retained in July 2006 as our consultant in connection with identifying and assisting us to complete our acquisition of the cellular-based therapy technology license from Cedars-Sinai.

•

Jacqueline Brandwynne is a director of our company. Dr. Rudolph Nisi was a director of our predecessor company and served as a director of our company until August 2007. TroyGould PC (previously known as Troy & Gould Professional Corporation) served as counsel to our predecessor company and serves as counsel to our company; and Sanford J. Hillsberg is a member of, and David Wohlberg is of counsel to, that law firm. David Wohlberg served as the President and Chief Operating Officer and a director of our predecessor company and served until November 2007 as the President and Chief Operating Officer of, and until November 2006 served as a director of, our company.

•

Dr. John Yu received options in November 2006 to purchase 5,933,424 shares of our common stock in consideration for his relinquishing his royalty interest in the technology that we licensed from Cedars-Sinai and his agreeing to serve as our Chief Scientific Officer, and he became Chairman of the Board in January 2007 and Chief Scientific Officer of our company in November 2006. Dr. Keith Black received options in January 2007 to purchase 1,500,000 shares of our common stock in consideration for his agreeing to serve as Chairman of our Scientific Advisory Board, and he has served in that capacity since January 2007. Prior to our merger with Spectral Molecular Imaging, Inc., William Patridge was our Chairman of the Board, President and majority shareholder.

•

Gerald E. Gray and Irwin Olian assisted us in identifying certain investors in connection with certain of our private placements. Messrs. Gray and Olian have received warrants to purchase shares of our common stock and cash compensation for providing these services.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of the common stock short after the effective date of the registration statement of which this prospectus is a part and may deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups in the aggregate, to exceed 8%.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares included in this prospectus. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become and remain effective until the earliest of (i) the second or third anniversary following the date the registration statement is declared effective, (ii) the date on which the selling securityholders may sell all of the shares included in the registration statement under Securities Act Rule 144 without restriction, or (iii) the date on which all of the shares of our common stock included in the registration statement have been sold. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. In addition, upon our company being notified in writing by the selling securityholders that a donee or pledgee intends to sell more than 500 shares of common stock included in this prospectus, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

DESCRIPTION OF SECURITIES

We are presently authorized to issue 74,000,000 shares of $.0001 par value common stock and 1,000,000 shares of $0.0001 par value preferred stock. As of the date of this prospectus, we had 21,649,211 shares of common stock issued and outstanding and 151.852 shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 2,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our Board of Directors. For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our Board of Directors.

Preferred Stock

Under our articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

In December 2009, we created a class of Series A Preferred Stock in connection with our agreement with Socius Capital Group under which we have the right, subject to satisfying certain specified conditions, to require Socius Capital Group to purchase shares of this Series A Preferred Stock. This class has 2,000 shares of preferred stock authorized. In May 2010, we issued and sold 400 of these shares and redeemed 248.148 of these shares immediately following their issuance, leaving 151.852 of these shares still outstanding. There are no other shares of our preferred stock currently issued or outstanding. The voting rights, preferences as to dividends and liquidation, redemption provisions and other terms of the Series A Preferred Stock are set forth in a certificate of designations of preferences, rights and limitations that we filed with the Delaware Secretary of State, and that has been filed as an exhibit to the registration statement on Form S-1 which became effective with the Securities and Exchange Commission on January 22, 2010.

Shares Eligible For Future Sale

As of the date of this prospectus, we had 21,649,211 shares of common stock issued and outstanding. 17,418,301 of these shares are freely tradeable or may be publicly resold under currently effective registration statements or pursuant to Rule 144. In addition, 10,402,256 shares of our common stock issuable upon exercise of currently exercisable options or warrants are eligible to be sold pursuant to currently effective registration statements. We have also agreed to register an additional 4,230,910 shares of our common stock and 3,438,173 shares of our common stock that are issuable upon the exercise of currently exercisable warrants.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell such securities. Sales under Rule 144 are subject to the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any limitations under Rule 144.

As of the date of this prospectus, approximately 8,998,495 of our outstanding shares of common stock were eligible for public resale under Rule 144. The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares, or

•

on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and

•	the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to affect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions, which our stockholders may otherwise deem to be in their best interests.

Transfer Agent

Our transfer agent currently is Computershare.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our Bylaws and Certificate of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of the company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of the company and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our Bylaws and Certificate of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Certificate of Incorporation.

In the agreements that we entered into with Dr. Manish Singh (our President and Chief Executive Officer), C. Kirk Peacock (our Chief Financial Officer), and Dr. James Bender (Vice President – Product Development and Manufacturing), we agreed to indemnify each of these officers for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct. We also agreed to indemnify Dr. Mosk for all claims arising out of his performance of his duties as our former Non-Executive Chairman, other than those arising out of Dr. Mosk’s willful misconduct.

LEGAL MATTERS

TroyGould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. TroyGould PC owns 202,593 shares of common stock. Certain members, employees and of counsel of that firm beneficially own in the aggregate 1,170,421 shares or options to acquire shares of our common stock. The beneficial ownership of our shares described above includes all options that may be exercised within 60 days from the date of this prospectus.

EXPERTS

Our financial statements as of December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and for the periods from inception (February 25, 2004) through December 31, 2009 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of Stonefield Josephson, Inc. given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file reports and other information with the SEC. These reports and other information filed by ImmunoCellular Therapeutics, Ltd. can be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, information statements and other information concerning ImmunoCellular Therapeutics, Ltd. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the SEC under the Securities Act and to which reference is made. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to such registration statement, each statement being qualified in all respects by such reference. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

GLOSSARY OF TERMS

Antibody:	any of a large body of proteins normally present in the body or produced in response to an antigen that it neutralizes, thus producing an immune response.

Antigen:	any substance that when introduced into the body can stimulate the production of antibodies and combine specifically with them.

Cancer Stem Cell:	cancer cells (found within tumors or hematological cancers) that possess characteristics associated with normal stem cells, specifically the ability to give rise to all cell types found in a particular cancer sample.

Cellular differentiation:	the process by which a cell becomes specialized in order to perform a specific function.

Cytokine:	any of a class of immunoregulatory proteins (such as interleukin, tumor necrosis factor, and interferon) that are released by cells of the immune system and act as intercellular mediators in the generation of an immune response. Also called chemokine.

Dendritic cell:	a highly specialized white blood cell found in the skin, mucosa and lymphoid tissues that initiates a primary immune response by activating lymphocytes and secreting cytokines.

DNA:	a nucleic acid that carries the genetic information in the cell and is capable of self-replication and synthesis of RNA, which determines protein synthesis and the transmission of genetic information.

Epitope:	a localized region on the surface of an antigen that is capable of eliciting an immune response and of combining with a specific antibody to counter that response.

Glioblastoma multiforme (GBM):	the most common and most aggressive type of primary brain tumor in humans

Immunogenic:	capable of inducing an immune response.

Lymphocyte:	any of various white blood cells, including B cells and T cells, that function in the body’s immune system by recognizing and deactivating antigens. B cells act by stimulating the production of antibodies. T cells contain receptors on their cell surfaces that are capable of recognizing and binding to specific antigens. Lymphocytes are found in the lymph nodes and spleen and circulate continuously in the blood and lymph.

Lysate:	the cellular debris and fluid produced by the disintegration of a cell resulting from the destruction of its membrane by a chemical substance, especially an antibody or enzyme.

Peptide:	a compound containing two or more amino acids in which the carboxyl group of one acid is linked to the amino group of the other

Stem cell:	an unspecified cell that upon division replaces its own numbers and also gives rise to cells that differentiate further into one or more specialized cell type.

T cell:	any of several closely related lymphocytes, developed in the thymus, which circulate in the blood and lymph and orchestrate the immune system’s response to infected or malignant cells.

ImmunoCellular Therapeutics, Ltd.

(a Development Stage Company)

Index to Financial Statements

Page

Financial Statements for the Year Ended December 31, 2009:

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2009 and 2008	F-3
Statements of Operations for each of the three fiscal years in the period ended December 31, 2009 and from February 25, 2004 (Inception) to December 31, 2009	F-4
Statements of Shareholders Equity (Deficit) for each of the six years in the period ended December 31, 2009	F-5
Statements of Cash Flows for each of the three years in the period ended December 31, 2009 and from February 25, 2004 (Inception) to December 31, 2009	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Financial Statements for the Three Months Ended March 31, 2010

Condensed Balance Sheets as of December 31, 2009 and March 31, 2010 (unaudited)	F-20
Condensed Statements of Operations for the Three Months Ended March 31, 2009 (unaudited) and 2010 (unaudited) and from February 25, 2004 (Inception) to March 31, 2010 (unaudited)	F-21
Condensed Statements of Shareholders’ Equity for the Three Months Ended March 31, 2010 (unaudited) and from February 25, 2004 (Inception) to December 31, 2009	F-22
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2009 (unaudited) and 2010 (unaudited) and from February 25, 2004 (Inception) to March 31, 2010 (unaudited)	F-23
Notes to Unaudited Condensed Financial Statements	F-24

Report of Independent Registered Public Accounting Firm

Board of Directors

ImmunoCellular Therapeutics, Ltd.

Woodland Hills, California

We have audited the accompanying balance sheets of ImmunoCellular Therapeutics, Ltd. (a development stage company) as of December 31, 2008 and 2009 and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2007, 2008 and 2009 and for the period from inception of operations (February 25, 2004) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ImmunoCellular Therapeutics, Ltd. as of December 31, 2008 and 2009 and the results of its operations and its cash flows for the years ended December 31, 2007, 2008 and 2009 and for the period from inception of operations (February 25, 2004) to December 31, 2009 in conformity with U.S. generally accepted accounting principles.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

March 29, 2010

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Balance Sheets

	December 31,	December 31,
	2008	2009

Assets
Current assets:
Cash and cash equivalents	$85,290	$331,353
Short-term investments	3,000,000	1,075,903
Other assets	27,642	21,903

Total current assets	3,112,932	1,429,159
Fixed assets, net	8,012	5,428
Deferred financing costs	—	30,282
Other assets	7,438	7,847

Total assets	$3,128,382	$1,472,716

Liability and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$132,949	$225,601
Accrued liabilities	55,097	150,120

Total current liabilities	188,046	375,721

Commitments and contingencies	—	—

Shareholders’ equity (deficit):
Common stock, $0.0001 par value; 74,000,000 shares authorized; 12,682,493 shares and 14,867,842 shares issued and outstanding as of December 31, 2008 and December 31, 2009, respectively	12,682	14,868
Preferred stock $0.0001 par value, 1,000,000 shares authorized; 0 shares outstanding as of December 31, 2008 and December 31, 2009	—	—
Additional paid in capital	15,012,595	15,845,941
Promissory note	—	(52,668)
Deficit accumulated during the development stage	(12,084,941)	(14,711,146)

Total shareholders’ equity	2,940,336	1,096,995

Total liabilities and shareholders’ equity	$3,128,382	$1,472,716

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Operations

	For the Year Ended December 31,	For the Year Ended December 31,	For the Year Ended December 31,	February 25, 2004 (Inception) to December 31,
	2007	2008	2009	2009

Revenues	$—	$—	$300,000	$300,000

Expenses:
Research and development	77,857	1,296,772	962,526	3,267,637
Merger costs	—	—	—	73,977
Stock-based compensation for general and administrative services	1,296,714	513,357	308,303	6,222,019
General and administrative	946,022	1,366,146	1,677,421	4,509,197

Total expenses	2,320,593	3,176,275	2,948,250	14,072,830

Loss before other income and income taxes	(2,320,593)	(3,176,275)	(2,648,250)	(13,772,830)

Other income:
Interest income	162,040	116,545	22,045	330,684
Change in fair value of warrant liability	(1,456,200)	—	—	(1,269,000)

	(1,294,160)	(3,059,730)	(2,626,205)	(14,711,146)

Loss before income taxes	(3,614,753)	(3,059,730)	(2,626,205)	(14,711,146)

Income taxes	—	—	—	—

Net loss	$(3,614,753)	$(3,059,730)	$(2,626,205)	$(14,711,146)

Weighted average number of shares:
Basic and diluted	10,853,406	12,540,301	13,719,991	9,948,426

Earnings (loss) per share:
Basic and diluted	$(0.33)	$(0.24)	$(0.19)	$(1.48)

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Shareholders’ Equity (Deficit)

	Common Stock		Additional Paid – In	Promissory	Deficit Accumulated During the Development
	Shares	Amount	Capital	Note	Stage	Total

Initial capitalization at $0.00002 per share	6,256,500	$97	$—	$—	$—	$97
Common stock issued for cash during 2004 at $0.00078 per share	193,500	150	—	—	—	150
Net loss	—	—	—	—	(11,741)	(11,741)

Balance at December 31, 2004	6,450,000	247	—	—	(11,741)	(11,494)
Common stock issued for cash during 2005 at $0.19 per share	387,000	6,590	68,410	—	—	75,000
Common stock issued for cash during 2005 at $0.32 per share	154,800	155	49,845	—	—	50,000
Common stock issued for research and development during 2005 at $0.99 per share	154,800	155	152,605	—	—	152,760
Net loss	—	—	—	—	(246,004)	(246,004)

Balance at December 31, 2005	7,146,600	7,147	270,860	—	(257,745)	20,262
Common stock issued for services during 2006 at $0.50 per share	73,093	73	36,473	—	—	36,546
Common stock issued for cash during 2006 in private placements at $1.00 per share, net of redemptions	1,510,000	1,510	547,890	—	—	549,400
Common stock issued for research and development during 2006 at $1.00 per share	694,000	694	693,306	—	—	694,000
Shares issued in connection with reverse merger	825,124	825	(825)	—	—	—
Shares cancelled in connection with the sale of Optical Molecular Imaging, Inc.	(2,059,100)	(2,059)	(62,941)	—	—	(65,000)
Exercise of stock options	10,062	10	3,512	—	—	3,522
Stock based compensation (options)	—	—	4,103,645	—	—	4,103,645
Net loss	—	—	—	—	(5,152,713)	(5,152,713)

Balance at December 31, 2006	8,199,779	8,200	5,591,920	—	(5,410,458)	189,662
Common stock issued for cash during 2007 in private placements at $1.50 per share	3,531,603	3,531	4,888,955	—	—	4,892,486
Exercise of stock options	51,111	51	(51)	—	—	—
Reclassification of warrant derivative liability	—	—	2,233,600	—	—	2,233,600
Stock based compensation (options)	—	—	1,296,714	—	—	1,296,714
Net loss	—	—	—	—	(3,614,753)	(3,614,753)

Balance at December 31, 2007	11,782,493	11,782	14,011,138	—	(9,025,211)	4,997,709
Common stock issued for research and development during 2008 at $0.53 per share	800,000	800	423,200	—	—	424,000
Common stock issued for research and development during 2008 at $0.65 per share	100,000	100	64,900	—	—	65,000
Stock based compensation (options)	—	—	513,357	—	—	513,357
Net loss	—	—	—	—	(3,059,730)	(3,059,730)

Balance at December 31, 2008	12,682,493	12,682	15,012,595	—	(12,084,941)	2,940,336
Exercise of warrants	1,970,992	1,971	460,777	—	—	462,748
Exercise of stock options	214,357	215	64,267	(52,668)	—	11,814
Stock based compensation (options)	—	—	308,302	—	—	308,302
Net loss	—	—	—	—	(2,626,205)	(2,626,205)

Balance at December 31, 2009	14,867,842	$14,868	$15,845,941	$(52,668)	$(14,711,146)	$1,096,995

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Cash Flows

	For the Year Ended December 31,	For the Year Ended December 31,	For the Year Ended December 31,	February 25, 2004 (Inception) to December 31,
	2007	2008	2009	2009

Cash flows from operating activities:

Net loss	$(3,614,753)	$(3,059,730)	$(2,626,205)	$(14,711,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	2,075	3,397	5,472
Change in fair value of warrant liability	1,456,200	—	—	1,269,000
Stock based compensation	1,296,714	513,357	308,303	6,222,019
Common stock issued for services	—	—	—	36,546
Common stock issued for research and development	—	489,000	—	1,335,760
Changes in assets and liabilities:
Other assets	(20,141)	(5,440)	(24,951)	(60,031)
Accounts payable	(45,004)	102,753	92,652	225,601
Accrued liabilities	14,981	12,538	95,023	150,120

Net cash used in operating activities:	(912,003)	(1,945,447)	(2,151,781)	(5,526,659)

Cash flows from investing activities:
Sale (purchase) of short-term investments, net	—	(3,000,000)	1,924,097	(1,075,903)
Purchase of property and equipment	—	(10,087)	(813)	(50,900)
Cash paid for sale of OMI	—	—	—	(25,000)

Net cash provided by (used in) investing activities:	—	(3,010,087)	1,923,284	(1,151,803)

Cash flows from financing activities:
Advances from shareholders	—	—	—	—
Exercise of stock options	—	—	11,812	15,334
Exercise of warrant	—	—	462,748	462,748
Proceeds from issuance of common stock under private placement	4,892,486	—	—	6,406,486
Proceeds from issuance of common stock	—	—	—	125,247

Net cash provided by financing activities	4,892,486	—	474,560	7,009,815

Increase/(decrease) in cash and cash equivalents	3,980,483	(4,955,534)	246,063	331,353
Cash and cash equivalents at beginning of period	1,060,341	5,040,824	85,290	—

Cash and cash equivalents at end of period	$5,040,824	$85,290	$331,353	$331,353

Supplemental cash flows disclosures:
Interest expense paid	$—	$—	$—	$—

Income taxes paid	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements

1. Nature of Organization and Development Stage Operations

ImmunoCellular Therapeutics, Ltd. (the Company) is a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system.

In February 2008, the Company entered into an Agreement with Molecular Discoveries LLC (“Molecular Discoveries”), covering the Company’s acquisition of certain monoclonal antibody related technology owned by Molecular Discoveries and completed the acquisition of the technology on that date. The Molecular Discoveries agreement also was acknowledged and agreed to by Dr. Cohava Gelber, an inventor of the technology acquired by the Company under this agreement and an equity owner of Molecular Discoveries.

The technology acquired under the Molecular Discoveries agreement and now owned by the Company consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of monoclonal antibodies to detect and treat cancer and other chronic diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

As provided in the Molecular Discoveries agreement, the consideration for the intellectual property and related assets comprising the technology acquired by the Company consisted of (i) the issuance of 800,000 shares of the Company’s common stock to Molecular Discoveries and (ii) the reimbursement by the Company to Molecular Discoveries or its managing member of $250,000 of previously incurred patent expenses. Molecular Discoveries has agreed that it will not publicly resell more than 100,000 shares in any 90-day period. To secure Molecular Discoveries’s potential obligations to the Company under the Molecular Discoveries agreement, all of the shares were placed in escrow, with 400,000 shares subject to release after one year and the balance after two years from the closing of the transaction.

Since the Company’s inception on February 25, 2004, the Company has been primarily engaged in the acquisition of certain intellectual property, together with development of its product candidates and the recent clinical testing activities for one of its vaccine product candidates, and has not generated any recurring revenues. As a result, the Company has incurred operating losses and, as of December 31, 2009, the Company had an accumulated deficit of $14,711,146. The Company expects to incur significant research, development and administrative expenses before any of its products can be launched and recurring revenues generated.

2. Summary of Significant Accounting Policies

Cash and cash equivalents – The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents.

Short-Term Investments – As of December 31, 2008 and December 31, 2009, the Company had $3,000,000 and $1,075,903, respectively, of certificates of deposit. These securities were fully covered by FDIC insurance and mature within the next six months. They are classified as held-to-maturity and under ASC Topic 320, Investments in Debt Securities, are measured at cost since the Company has the intent and ability to hold these securities to maturity.

Property and Equipment – Property and equipment are stated at cost and depreciated using the straight-line methods based on the estimated useful lives (generally three to five years) of the related assets. Computer and computer equipment are depreciated over 3 years. Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount. Repairs and maintenance costs are expensed as incurred.

Research and Development Costs – Research and development expenses consist of costs incurred for direct research and development and are expensed as incurred.

Stock Based Compensation – Financial Accounting Standards Board (FASB) ASC Topic 718, Shared Based Payment requires that the cost resulting for all share-based payment transactions be recognized in the Company’s consolidated financial statements.

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009
Risk-free interest rate	4.56%	2.65%	1.40%
Expected dividend yield	None	None	None
Expected life	3.0 years	3.9 years	3.8 years
Expected volatility	100.0%	100.0%	118.0%

The weighted-average grant-date fair value of options granted during the years ended December 31, 2007, 2008 and 2009 was $0.73, $0.35 and $0.32, respectively.

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. The Company has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on market prices of traded options for comparable entities within our industry.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

When options are exercised, our policy is to issue previously unissued shares of common stock to satisfy share option exercises. As of December 31, 2009, the Company had 57.9 million shares of authorized but unissued common stock.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Income Taxes – The Company accounts for federal and state income taxes in accordance with ASC Topic 740, “Accounting for Income Taxes”. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company’s provision for income taxes represents the amount of taxes currently payable, if any, plus the change in the amount of net deferred tax assets or liabilities. A valuation allowance is provided against net deferred tax assets if recoverability is uncertain on a more likely than not basis. FASB ASC 740, Income Taxes, (“ASC 740”), clarifies the accounting for uncertainty in income tax positions (“tax positions”). The provisions of ASC 740 require the Company to recognize in its financial statements the impact of a tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. In the initial year of adoption, ASC 740 provides that the cumulative effect of this change in accounting principle, if any, be recorded as an adjustment to opening retained earnings. The Company adopted the provisions of ASC 740 effective January 1, 2007.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

The adoption of the provisions of ASC 740 had no effect on the Company’s financial statements. The Company’s policy is to recognize interest related to unrecognized tax benefits as interest expense and penalties as operating expenses. The Company is not currently under examination by any taxing authority nor has it been notified of an impending examination.

The Company recognizes interest and penalties for uncertain tax positions in income tax expense. Upon adoption and as of December 31, 2009, the Company had no interest and penalty accrual or expense.

Fair Value of Financial Instruments – The carrying amounts reported in the balance sheets for cash, cash equivalents and short-term investments approximate their fair values.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Basic and Diluted Loss per Common Share – Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled 15,057,667 shares, 16,113,917 shares and 10,555,927 shares at December 31, 2007, December 31, 2008 and December 31, 2009, respectively.

Recently Issued Accounting Standards – In June 2009, the FASB, issued the FASB Accounting Standards Codification. All existing accounting standard documents were superceded by the Codification and the Codification became the source of all authoritative generally accepted accounting principles, or GAAP, except for rules and interpretive releases from the SEC, which are still sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification is effective for interim or annual periods ending after September 15, 2009, and the Company is using the new guidelines and numbering systems prescribed by the Codification when referring to GAAP in these financial statements for the period ended September 30, 2009. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s financial position or results of operations.

On January 1, 2009, the Company adopted ASC Topic 805, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arises from Contingencies, to require that assets and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. The adoption of this provision did not have a material impact on the Company’s financial statements.

Reclassifications – Certain prior year items have been reclassified to conform to current year presentation.

3. Property and Equipment

As of December 31, 2008 and December 31, 2009, $10,087 and $10,900 of equipment had been placed into service, respectively. Depreciation expense was zero, $2,075 and $3,397 for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, respectively. Depreciation expense was $5,472 for the period from February 25, 2004 (date of inception) to December 31, 2009.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

4. Related-Party Transactions

Cedars-Sinai Medical Center License Agreement

In November 2006, the Company entered into a license agreement with Cedars-Sinai Medical Center (“Cedars-Sinai”) under which the Company acquired an exclusive, worldwide license to its technology for use as cellular therapies, including cancer stem cell and dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, the Company issued Cedars-Sinai 694,000 shares of its common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid to Cedars-Sinai when the Company initiates patient enrollment in its first Phase III clinical trial and when it receives FDA marketing approval for its first product.

The Company has agreed to pay Cedars-Sinai specified percentages of all of its sublicensing income and gross revenues from sales of products based on the licensed technology, subject to a reduction if it must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain its rights to the licensed technology, the Company must meet certain development and funding milestones. These milestones include, among others, commencing a Phase I clinical trial for a product candidate by March 31, 2007 and raising at least $5,000,000 in funding from equity or other sources by December 31, 2008. The Company satisfied the foregoing funding requirement in 2007 and commenced a Phase I clinical trial in May 2007, which was within the applicable cure period for the milestone requirement. Through December 31, 2009, the Company has paid Cedars-Sinai a total of $166,660 in connection with the Phase I clinical trial. The Company also was required to commence a Phase II clinical trial for a product candidate by December 31, 2008 and a waiver of this requirement was obtained from Cedars-Sinai (see Second Amendment below).

On June 16, 2008, the Company entered into a First Amendment to Exclusive License Agreement (the “Amendment”) with Cedars-Sinai. The Amendment amended the License Agreement to include in the Company’s exclusive license from Cedars-Sinai under that agreement an epitope to CD133 and certain related intellectual property. This technology will be covered by a U.S. patent application that will be filed by the parties. Pursuant to the Amendment, the Company issued Cedars-Sinai 100,000 shares of the Company’s common stock as an additional license fee for the licensed CD133 epitope technology, which will be subject to the royalty and other terms of the License Agreement.

On July 22, 2009, the Company entered into a Second Amendment to Exclusive License Agreement (the “Second Amendment”) with Cedars-Sinai to become effective August 1, 2009. The Second Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase II clinical trial for the Company’s first product candidate by no later than December 31, 2008 with milestones that require commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012.

Legal Costs

As of December 31, 2008 and December 31, 2009, the Company was indebted to TroyGould PC, a shareholder, for legal services of $36,987 and $81,708, respectively, which are included in accrued expenses and accounts payable on the accompanying balance sheets. Legal services provided by the shareholder for the period from February 25, 2004 (date of inception) to September 30, 2009 were approximately $1,104,000.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

5. Commitments and Contingencies

Operating Lease

In January 2009, the Company renewed its one-year lease through February 28, 2010 at a monthly rental rate of $2,894, which at the expiration of the lease, the rental is paid on a month-to-month basis.

Employment Agreements

Effective as of February 18, 2009, the Company entered into an employment agreement with Dr. Manish Singh pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term commencing February 18, 2009. The Company is required under the Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the Employment Agreement.

The Employment Agreement provides for an annual base salary of $250,000, payable bi-weekly, and cash bonuses of (1) $50,000 if the Company completes a financing, a strategic alliance or a merger or acquisition that generates at least $2,500,000 of net proceeds (after commissions) during the term of the agreement; (2) $100,000 if the Company completes a financing, a strategic alliance or a merger or acquisition that generates at least $5,000,000 of net proceeds (after commissions) during the term of the agreement; or (3) $200,000 if the Company completes a financing, a strategic alliance or a merger or acquisition that generates at least $10,000,000 of net proceeds (after commissions) during the term of the agreement. The total cash bonus payable shall not exceed $200,000. Pursuant to the Employment Agreement, the Company granted Dr. Singh a seven-year nonqualified stock option on February 18, 2009 under the Company’s Equity Plan (the “Plan”) to purchase 700,000 shares of the Company’s common stock at an exercise price of $0.15 per share. The option shall vest (i) as to 300,000 shares in twelve equal monthly installments of 25,000 shares each over the twelve-month period from and immediately following the grant date, (ii) as to 200,000 shares if the Company achieves during term of the agreement either (a) a volume weighted average trading price for its common stock of greater than $1.00 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares, or (b) working capital at the end of the term of the agreement of at least $5,000,000; and (iii) as to 200,000 shares if the Company achieves during term of the agreement either (a) a volume weighted average trading price for its common stock of greater than $1.50 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares or (b) working capital at the end of the term of the agreement of at least $8,000,000. The option may be exercised during the period that Dr. Singh provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

In the event that the Company terminates the Employment Agreement without cause or does not extend the Employment Agreement upon its expiration for an additional one-year term or Dr. Singh terminates the Employment Agreement due to (1) his principal place of work for the Company being relocated by more than 50 miles, (2) a material change in his duties, (3) a failure by the Company to pay him any of his contractual compensation, or (4) a constructive termination of Dr. Singh or unlawful harassment or retaliation against him, then the Company upon such termination will be required to make a lump sum payment to Dr. Singh equal to six months of his base annual salary and 50% of the shares covered by his option (or 100% of all such shares if the Company is not the surviving entity in a Corporate Transaction, as defined by the Plan, that have not yet vested will immediately become vested.

In the event the Company completes a merger in which Dr. Singh is offered an executive position with the Company or surviving corporation for at least a one-year term, with an annual base salary of $250,000 and a cash bonus and option compensation package having an aggregate value of at least $75,000 (as determined in good faith by the Company or surviving corporation), Dr. Singh will not be entitled to terminate the Employment Agreement based on a change in duties and responsibilities or a location change.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

Consulting Agreements

Effective as of October 30, 2008, the Company renewed, under similar terms, the consulting agreement with C. Kirk Peacock under which Mr. Peacock agreed to serve as Chief Financial Officer for a one-year term, subject to earlier termination by the Company or Mr. Peacock on 30 days notice. Mr. Peacock will provide his services to the Company on a part-time basis. Under the agreement with Mr. Peacock, Mr. Peacock will be paid $8,000 per month and was granted an option to purchase 50,000 shares of common stock, which will vest monthly over a one-year period, and exercisable within its term during the period Mr. Peacock provides services to the Company and for 24 months after the grantee ceases providing services for any reason other than termination by the Company for cause. Effective May 2009, the consulting agreement dated October 30, 2008 with C. Kirk Peacock was amended to reduce the amount to be paid to $6,000 per month. No other terms of the agreement were changed.

Effective October 30, 2009, the Company renewed the Consulting Agreement with Mr. Peacock under which he will continue to serve on a part-time basis as the Company’s Chief Financial Officer for a one-year term. Under this agreement, Mr. Peacock receives a monthly salary of $6,000 and was granted a seven-year non-qualified option to purchase 56,000 shares of the Company’s common stock at a price of $0.80 per share, with 50,000 shares covered by such option to vest in equal monthly installments over the one-year term of the agreement and with 50% of any those then unvested option shares to become vested if Mr. Peacock’s services are terminated by the Company without cause.

Provided that by October 29, 2010, all of the Company’s internal documentation and internal testing necessary to subsequently complete the Company’s Sarbanes-Oxley Section 404 audit has been finished, the Company will pay Mr. Peacock an additional $6,000 and a further 6,000 of his option shares will become vested. All vested shares covered by the option will be exercisable for 24 months after termination of Mr. Peacock’s services for any reason other than termination by the Company for cause.

Effective September 1, 2009, the Company entered into a consulting agreement with James Bender, Ph.D. under which Dr. Bender agreed to serve as Vice President – Clinical Development for a one-year term, subject to earlier termination by the Company or Dr. Bender on 15 days notice. Dr. Bender will provide his services to the Company on a part-time basis. For these services, the Company (i) will pay $6,000 per month, (ii) issued Dr. Bender a seven-year option under the Company’s stock option plan to purchase 66,000 shares of the Company’s common stock at a purchase price of $0.95 per share (the closing price of the Company’s common stock on the grant date), with such option to vest at the rate of 3,000 shares each month during the term of the consulting agreement and with 30,000 shares to vest if Dr. Bender is able achieve certain development milestones, and (iii) will pay cash bonuses of up to $30,000 if Dr. Bender is able achieve certain development milestones.

Research and Development

In connection with the Cedars-Sinai Medical Center License Agreement, the Company has certain commitments as described in Note 4.

6. Shareholders’ Equity (Deficit)

Preferred Stock

On December 3, 2009, the Company entered into a Preferred Stock Purchase Agreement dated as of December 3, 2009 (the “Preferred Stock Agreement”) with Socius Capital Group, LLC, a Delaware limited liability company d/b/a Socius Life Sciences Capital Group, LLC (the “Investor”). Pursuant to the Preferred Stock Agreement, the Company will issue to the Investor up to $10,000,000 of the Company’s newly created Series A Preferred Stock (the “Preferred Stock”). The purchase price of the Preferred Stock is $10,000 per share. The shares of Preferred Stock that are issued to the Investor will bear a cumulative dividend of 10.0% per annum, payable in shares of Preferred Stock, will be redeemable under certain circumstances and will not be convertible into shares of the Company’s common stock. Subject to the terms and conditions of the Preferred Stock Agreement, the Company has the right to determine (1) the number of shares of Preferred

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

Stock that it will require the Investor to purchase from the Company, up to a maximum purchase price of $10,000,000, (2) whether it will require the Investor to purchase Preferred Stock in one or more tranches, and (3) the timing of such required purchase or purchases of Preferred Stock.

The terms of the Preferred Stock are set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock that the Company filed with the Delaware Secretary of State on December 3, 2009.

Pursuant to the Preferred Stock Agreement, the Company agreed to pay the Investor a commitment fee of $500,000 (the “Commitment Fee”), with $250,000 payable when the Company makes its first election to require the Investor to purchase shares of Preferred Stock and with the remaining $250,000 payable when the aggregate amount of Preferred Stock purchased by the Investor equals at least $5,000,000; provided, however, that the first $250,000 portion of the Commitment Fee will be due and payable on the six-month anniversary of the effective date of the registration statement described below even if no sales of Preferred Stock to the Investor have occurred by that date. The Company has the right to elect to pay each installment of the Commitment Fee in immediately available funds or by issuance of shares of common stock.

Concurrently with its execution of the Preferred Stock Agreement, the Company issued to the Investor a warrant (the “Warrant”) to purchase shares of common stock with an aggregate exercise price of up to $13,500,000 depending upon the amount of Preferred Stock that is purchased by the Investor. Each time that the Company requires the Investor to purchase shares of Preferred Stock, a portion of the Warrant will become exercisable by the Investor over a five-year period for a number of shares of common stock equal to (1) the aggregate purchase price payable by the Investor for such shares of Preferred Stock multiplied by 135%, with such amount divided by (2) the per share Warrant exercise price. The initial exercise price under the Warrant is $1.04 per share of common stock. Thereafter, the exercise price for each portion of the Warrant that becomes exercisable upon the Company’s election to require the Investor to purchase Preferred Stock will equal the closing price of the common stock on the date that the Company delivers its election notice. The Investor is entitled to pay the Warrant exercise price in immediately available funds, by delivery of a secured promissory note or, if a registration statement covering the resale of the common stock subject to the Warrant is not in effect, on a cashless basis.

Pursuant to the Preferred Stock Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock that are issuable to the Investor under the Warrant and in satisfaction of the Commitment Fee. The registration statement was deemed effective on January 22, 2010. The 1.2 million shares of common stock registered for the Commitment Fee are held in escrow by the Company. As of December 31, 2009, the Company had not made an election to require the Investor to purchase shares of Preferred Stock.

Stock Options

In February 2005, the Company adopted an Equity Incentive Plan (“Plan”). Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to a person who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the Plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant). As of December 31, 2009, the Company has reserved 3,400,000 shares of common stock for issuance under the Plan and options to purchase 3,072,503 common shares have been granted under the Plan that are currently

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

outstanding. On September 14, 2009, options to purchase 270,000 common shares were granted that are contingent on approval by the Company’s stockholders of an increase in the total number shares of common stock reserved for issuance under the Plan.

The following is a summary of stock option grants issued outside the Plan:

In January 2007, the Company granted an option to purchase 1,500,000 shares of its common stock at an exercise price of $1.10 per share to the Chairman of the Company’s Scientific Advisory Board.

In November 2006, the Company granted an option to purchase 300,000 shares of its common stock at an exercise price of $1.00 per share to an affiliate of the Company’s then Chairman of the Board.

In November 2006, the Company granted an option to purchase 5,933,424 shares of its common stock at an exercise price of $1.00 per share to a Board member in connection with the Cedars-Sinai license acquisition.

The following table summarizes stock option activity for the Company during the twelve months ended December 31, 2009:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding December 31, 2006	6,964,084	$0.98
Granted	1,956,000	$1.14
Exercised	(100,000)	$1.10
Forfeited or expired	(175,000)	$1.04

Outstanding December 31, 2007	8,645,084	$1.02
Granted	1,100,000	$0.77
Exercised	—	$—
Forfeited or expired	(43,750)	$0.86

Outstanding December 31, 2008	9,701,334	$0.99
Granted	1,494,822	$0.43
Exercised	(509,229)	$0.69
Forfeited or expired	(131,000)	$0.93

Outstanding December 31, 2009	10,555,927	$0.92	6.4	$1,085,309

Vested or expected to vest at December 31, 2009	9,707,653	$0.96	6.7	$2,382,832

As of December 31, 2009, the total unrecognized compensation cost related to unvested stock options amounted to $259,614, which will be amortized over the weighted-average remaining requisite service period of less than one year.

Warrants

In January 2009, the Company delivered notice to warrant holders in connection with the reduction from $2.50 to $0.25 per share of the exercise price of warrants to purchase a total of 6,112,583 shares of the Company’s common stock and in connection with the extension of the expiration date of warrants to purchase a total of 6,412,583 shares of the Company’s common stock from earlier dates in 2009 to June 30, 2009. The

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

Company valued the warrant modification at $611,258, using the Black-Scholes pricing model and the following assumptions: contractual term of 0.45 years, an average risk-free interest rate of 0.29% a dividend yield of 0% and volatility of 118%. In the footnotes to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company disclosed that it anticipated taking a non-cash charge of approximately $500,000 in the first quarter of 2009. In the first quarter 2009, the Company determined that the warrant modification should be treated as a dividend in-kind and not a non-cash charge, and since the Company was in a deficit position at the time of the modification, no dividend was recorded.

On June 30, 2009, the Company issued 1,970,992 shares of its common stock to 58 purchasers upon their exercise of warrants. The exercise price of 1,670,992 shares was $0.25 per share, and the exercise price of 300,000 shares was $0.15 per share. The Company received an aggregate purchase price of $462,748, and the Company did not pay any underwriting discounts or commissions in the transaction. As of December 31, 2009, the Company had no outstanding stock purchase warrants issued to investors.

Promissory Note

In October 2009, the Company’s former President exercised stock options for 150,479 shares of common stock and as provided under the stock option agreement provided the Company with a full recourse five-year promissory note bearing interest of 2.59% per annum. The promissory note is secured by a pledge of shares being acquired with all proceeds of any sale to be applied first to retire in full the promissory note. The Company recorded the promissory note as an offset against shareholders’ equity.

7. Income Taxes

Deferred taxes represent the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Temporary differences result primarily from the recording of tax benefits of net operating loss carryforwards and start-up costs that will be amortized for tax purposes once the Company begins doing business as defined by the Internal Revenue Code.

As of December 31, 2009, the Company has an insufficient history to support the likelihood of ultimate realization of the benefit associated with the deferred tax asset. Accordingly, a valuation allowance has been established for the full amount of the net deferred tax asset.

Deferred taxes consisted of the following:

	December 31, 2008	December 31, 2009
Net operating loss carryforwards	$1,960,890	$2,888,051
Stock-based compensation	2,365,486	2,488,808
Less valuation allowance	(4,326,376)	(5,376,859)

Net deferred tax asset	$—	$—

At December 31, 2008 and December 31, 2009, the Company had approximately $4,902,225 and $7,220,127, respectively, of net operating loss carryforwards. Due to our equity financing transactions, and other owner shifts as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, we incurred “ownership changes” pursuant to the Code. Accordingly, our use of net operating loss carryforwards is limited. We are currently studying the impact of Section 382 on the future realization of our various tax attributes. Such losses expire in 2024 through 2029 as of December 31, 2009. The utilization of the carryforwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

8. Comprehensive Loss

For the year ended December 31, 2009, there was no other comprehensive loss and accordingly a Statement of Other Comprehensive Loss has not been presented. Comprehensive income would normally include: foreign currency translation adjustments, a change in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value, a net loss recognized as an additional pension liability not yet recognized as net periodic pension cost, and unrealized holding gains and losses on available-for-sale securities.

9. Subsequent Events

Private Placements

In March 2010, the Company raised $1,740,000 (before commissions and offering expenses) from the sale of 1,740,000 shares of common stock and warrants to purchase 696,000 shares of common stock at an exercise price of $1.15 per share, to various investors in a private placement. The warrants have a term of 26 months from the date of issuance.

On May 2, 2010, the Company issued and sold 400 shares of non-convertible, redeemable Series A preferred stock to Socius Capital Group LLC pursuant to the terms of a Preferred Stock Purchase Agreement between the Company and Socius dated as of December 3, 2009. The aggregate purchase price for the Series A preferred stock was $4,000,000 (less $255,000 representing an administrative fee and a commitment fee due and owing to Socius under the Purchase Agreement). Under the terms of the Purchase Agreement, Socius remains obligated, from time to time until December 3, 2012, to purchase up to an additional 600 shares of Series A preferred stock at a purchase price of $10,000 per share upon notice from the Company to Socius, and subject to the satisfaction of certain conditions, as set forth in the Purchase Agreement.

Agreement with Dr. John Yu

Effective March 1, 2010, the Company entered into an Agreement with Dr. Yu under which he agreed to serve on a part-time basis as the Company’s Chief Scientific Officer for a one-year term. The Agreement provides for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to December 31, 2010 (i) the FDA has accepted a Phase II clinical trial plan for ICT-107 and (ii) a Physicians Investigator IND submission for one of the Company’s specified product candidates has been accepted by the FDA.

Pursuant to the Agreement, the Company granted to Dr. Yu a seven-year nonqualified stock option under the Company’s 2006 Equity Incentive Plan to purchase 125,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan. The option may be exercised during the period that Dr. Yu provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

The option granted to Dr. Yu under the Agreement will vest (i) as to 75,000 shares in four equal quarterly installments following the date of grant and (ii) as to the remaining 50,000 shares, 25,000 shares shall each vest upon timely satisfying the two milestones described above for the payment of cash bonuses to Dr. Yu.

Employment Agreement with Dr. Manish Singh

On March 4, 2010, the Company entered into an Employment Agreement, effective as of February 18, 2010, with Dr. Manish Singh pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term commencing February 18, 2010. The Company is required under the Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the Employment Agreement. The Employment Agreement may be extended for an additional one-year period upon the mutual agreement of the Company and Dr. Singh.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

The Employment Agreement provides for an annual base salary of $300,000. In addition, provided that Dr. Singh continues to serve as the Company’s President and Chief Executive Officer for the entire one-year term of the Employment Agreement, the Company will pay Dr. Singh a discretionary cash bonus of up to $50,000 upon completion of the one-year term.

The Employment Agreement dated as of February 18, 2009 between the Company and Dr. Singh (the “Prior Agreement”) provides that Dr. Singh is entitled to receive cash milestone bonuses, not to exceed an aggregate amount of $200,000, of (1) $50,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $2,500,000 of net proceeds (after commissions) during the term of the Prior Agreement, (2) $100,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $5,000,000 of net proceeds (after commissions) during the term of the Prior Agreement, or (3) $200,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $10,000,000 of net proceeds (after commissions) during the term of the Prior Agreement. The Prior Agreement also provides that an option granted to Dr. Singh to purchase 200,000 shares of the Company’s common stock will vest if the Company’s working capital is at least $8,000,000 at the end of the term of the Prior Agreement.

The Employment Agreement amends the Prior Agreement to provide that the milestones described in the preceding paragraph may be satisfied by including the net proceeds received by the Company at any time prior to August 17, 2010 from (1) a financing by the Socius Capital Group or (2) any private placement financing that is covered by a signed term sheet that was entered into by the Company prior to February 18, 2010 or from another source at the same or better terms as contemplated by such signed term sheet. Also, for purposes of determining whether the $8,000,000 working capital milestone in the preceding paragraph has been satisfied, the Employment Agreement provides that working capital will be calculated as of the date of the Company’s receipt of the proceeds that are being included to satisfy the milestone.

Pursuant to the Employment Agreement, the Company granted to Dr. Singh a 7-year incentive stock option under the Company’s 2006 Equity Incentive Plan (the “Plan”), or a new qualified option plan, to purchase 600,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan and an increase in the number of shares that may be granted to any individual during a 12-month period. The option may be exercised during the period that Dr. Singh provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the 7-year term of the option.

The option granted to Dr. Singh under the Employment Agreement will vest (1) as to 360,000 shares, in 12 equal monthly installments of 30,000 shares each over the 12-month period from and immediately following the grant date, (2) as to 30,000 shares, if the Company achieves during the term of the Employment Agreement a volume-weighted average trading price for its common stock of greater than $1.60 for any consecutive 15-day trading period during the term of the agreement on average daily trading volume of at least 20,000 shares, (3) as to 90,000 shares, if the Company achieves during the term of the Employment Agreement a volume-weighted average trading price for its common stock of greater than $2.00 for any consecutive 15-day trading period during the term of the agreement on average daily trading volume of at least 20,000 shares, (4) as to 30,000 shares, upon treating the first patient in a Phase II clinical trial, and (5) as to 90,000 shares, if during the term of the Employment Agreement the Company completes a financing, a strategic alliance or a licensing agreement with upfront licensing payments to the Company or a merger or acquisition that generates at least $5,000,000 of net proceeds (after commissions) for the Company beyond the $10,000,000 achieved by August 17, 2010, with any financing proceeds received by the Company during the first 6 months of the Employment Agreement that are used to satisfy milestones under the Prior Agreement not being included as proceeds to satisfy the milestones described in this paragraph.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

In the event that the Company terminates the Employment Agreement without cause or does not extend the Employment Agreement upon its expiration for an additional one-year term, then (1) the Company upon such termination will be required to make a lump sum payment to Dr. Singh equal to 6 months of his base annual salary, (2) any stock options granted to Dr. Singh, to the extent vested, will be retained by Dr. Singh and will be exercisable on the terms described above, and (3) the vesting of an additional number of shares subject to all options granted to Dr. Singh equal to 50% of all shares subject to such options that have not already vested will immediately accelerate and will be exercisable on the terms described above. If Dr. Singh terminates his employment for “good reason” as defined in the Employment Agreement, he will receive the severance benefits described in the preceding sentence, except that 100% of his options will vest if his employment terminates for good reason following a merger or similar corporate transaction in which the Company is not the surviving entity.

Employment Agreement with Dr. James Bender

On March 4, 2010, the Company entered into an Employment Agreement, effective as of February 1, 2010, with Dr. James Bender pursuant to which Dr. Bender will serve on a full-time basis as the Company’s Vice President – Product Development and Manufacturing for a one-year term commencing February 18, 2010. Prior to February 1, 2010, Dr. Bender had been serving on a part-time basis as the Company’s Vice President – Clinical Development pursuant to an Agreement dated as of September 1, 2009, as amended on September 14, 2009 (the “Prior Agreement”).

The Employment Agreement provides for an annual base salary of $170,000. Pursuant to the Employment Agreement, the Company granted to Dr. Bender a 7-year incentive stock option under the Company’s Plan to purchase 150,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan.

The option granted to Dr. Bender under the Employment Agreement will vest at the rate of 6,250 shares per month over the term of the Employment Agreement as to 75,000 shares. The option will vest as to the remaining 75,000 shares upon the Company’s attainment of the following development milestones, and Dr. Bender will also be entitled to receive the following cash bonuses upon attainment of these milestones: (1) completion by September 30, 2010 of the technology transfer to a contract manufacturer for the Company’s ICT-107 product will result in a $10,000 cash bonus and the vesting of 25,000 option shares; (2) completion by December 31, 2010 of FDA acceptance of a Phase II clinical trial plan for ICT-107 will result in a $10,000 cash bonus and the vesting of 25,000 option shares; and (3) completion by December 31, 2010 of the enrollment of the first patient into the Phase II clinical trial for ICT-107 will result in a $10,000 bonus and the vesting of 25,000 option shares.

The Employment Agreement provides that all of the rights and obligations of the Company and Dr. Bender under the Prior Agreement (including Dr. Bender’s right to work for another organization) terminated as of January 31, 2010, except that Dr. Bender’s right under the Prior Agreement to receive cash bonuses and the vesting of options upon the Company’s achievement of specified development milestones will remain in effect.

The Employment Agreement provides that, except as described in the following sentence, if Dr. Bender’s employment terminates prior to the expiration of the one-year term, Dr. Bender will not have any right to receive further compensation under the Employment Agreement other than compensation that was accrued as of his employment termination date. If the Company terminates Dr. Bender’s employment without “cause” as defined in the Employment Agreement, 50% of any unvested options held by Dr. Bender as of the employment termination date will vest, and he will also have the right to receive any compensation that was accrued as of the employment termination date.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

Agreement with Cedars-Sinai

Effective March 23, 2010, the Company entered into a Third Amendment to Exclusive License Agreement (the “Third Amendment”) with Cedars-Sinai. The Third Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012 with a requirement that the Company by September 30, 2010 either commence a Phase II clinical trial for its dendritic cell vaccine candidate or a Phase I clinical trial for its cancer stem cell vaccine candidate. The amendment also added a requirement that the Company obtain certain defined forms of equity or other funding in the amount of at least $2,500,000 by December 31, 2010 and a total of at least $5,000,000 by September 30, 2011.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Balance Sheets

	December 31, 2009	March 31, 2010
		(unaudited)
Assets
Current assets:
Cash and short-term investments	$1,407,256	$2,415,163
Other assets	21,903	52,647

Total current assets	1,429,159	2,467,810
Fixed assets, net	5,428	4,520
Deferred financing costs	30,282	250,000
Other assets	7,847	7,847

Total assets	$1,472,716	$2,730,177

Liability and Shareholders’ Equity
Current liabilities:
Accounts payable	$225,601	$193,446
Accrued liabilities	150,120	415,469

Total current liabilities	375,721	608,915

Warrant liability	—	264,480

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, $0.0001 par value; 74,000,000 shares authorized; 14,867,842 shares and 16,607,842 shares issued and outstanding as of December 31, 2009 and March 31, 2010, respectively	14,868	16,608
Preferred stock $0.0001 par value, 1,000,000 shares authorized; 0 shares outstanding as of December 31, 2009 and March 31, 2010	—	—
Additional paid in capital	15,845,941	17,372,450
Promissory note	(52,668)	(52,668)
Deficit accumulated during the development stage	(14,711,146)	(15,479,608)

Total shareholders’ equity	1,096,995	1,856,782

Total liabilities and shareholders’ equity	$1,472,716	$2,730,177

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended March 30, 2009	For the Three Months Ended March 31, 2010	February 25, 2004 (Inception) to March 31, 2010
Revenues	$—	$—	$300,000

Expenses:
Research and development	157,844	179,695	3,455,332
Merger costs	—	—	73,977
Stock based compensation	77,365	131,083	6,353,102
General and administrative	379,748	451,197	4,952,394

Total expenses	614,957	761,975	14,834,805

Loss before other income and income taxes	(614,957)	(761,975)	(14,534,805)
Interest income	15,374	473	331,157
Change in fair value of warrant liability	—	(6,960)	(1,275,960)

Loss before income taxes	(599,583)	(768,462)	(15,479,608)

Income taxes	—	—	—

Net loss	$(599,583)	$(768,462)	$(15,479,608)

Weighted average number of shares:
Basic and diluted	12,682,493	14,965,595	10,151,324

Loss per share:
Basic and diluted	$(0.05)	$(0.05)	$(1.52)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Shareholders’ Equity

(unaudited)

	Common Stock		Additional Paid – In Capital	Promissory Note	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Initial capitalization at $0.00002 per share	6,256,500	$97	$—	$—	$—	$97
Common stock issued for cash during 2004 at $0.00078 per share	193,500	150	—	—	—	150

Net loss	—	—	—	—	(11,741)	(11,741)

Balance at December 31, 2004	6,450,000	247	—	—	(11,741)	(11,494)
Common stock issued for cash during 2005 at $0.19 per share	387,000	6,590	68,410	—	—	75,000
Common stock issued for cash during 2005 at $0.32 per share	154,800	155	49,845	—	—	50,000
Common stock issued for research and development during 2005 at $0.99 per share	154,800	155	152,605	—	—	152,760
Net loss	—	—	—	—	(246,004)	(246,004)

Balance at December 31, 2005	7,146,600	7,147	270,860	—	(257,745)	20,262
Common stock issued for services during 2006 at $0.50 per share	73,093	73	36,473	—	—	36,546
Common stock issued for cash during 2006 in private placements at $1.00 per share, net of redemptions	1,510,000	1,510	547,890	—	—	549,400
Common stock issued for research and development during 2006 at $1.00 per share	694,000	694	693,306	—	—	694,000
Shares issued in connection with reverse merger	825,124	825	(825)	—	—	—
Shares cancelled in connection with the sale of Optical Molecular Imaging, Inc.	(2,059,100)	(2,059)	(62,941)	—	—	(65,000)
Exercise of stock options	10,062	10	3,512	—	—	3,522
Stock based compensation (options)	—	—	4,103,645	—	—	4,103,645
Net loss	—	—	—	—	(5,152,713)	(5,152,713)

Balance at December 31, 2006	8,199,779	8,200	5,591,920	—	(5,410,458)	189,662
Common stock issued for cash during 2007 in private placements at $1.50 per share	3,531,603	3,531	4,888,955	—	—	4,892,486
Exercise of stock options	51,111	51	(51)	—	—	—
Reclassification of warrant derivative liability	—	—	2,233,600	—	—	2,233,600
Stock based compensation (options)	—	—	1,296,714	—	—	1,296,714
Net loss	—	—	—	—	(3,614,753)	(3,614,753)

Balance at December 31, 2007	11,782,493	11,782	14,011,138	—	(9,025,211)	4,997,709
Common stock issued for research and development during 2008 at $0.53 per share	800,000	800	423,200	—	—	424,000
Common stock issued for research and development during 2008 at $0.65 per share	100,000	100	64,900	—	—	65,000
Stock based compensation (options)	—	—	513,357	—	—	513,357
Net loss	—	—	—	—	(3,059,730)	(3,059,730)

Balance at December 31, 2008	12,682,493	12,682	15,012,595	—	(12,084,941)	2,940,336
Exercise of warrants	1,970,992	1,971	460,777	—	—	462,748
Exercise of stock options	214,357	215	64,267	(52,668)	—	11,814
Stock based compensation (options)	—	—	308,302	—	—	308,302
Net loss	—	—	—	—	(2,626,205)	(2,626,205)

Balance at December 31, 2009	14,867,842	14,868	15,845,941	(52,668)	(14,711,146)	1,096,995
Common stock issued for cash during 2010 at $1.00 per share, net of offering costs (unaudited)	1,740,000	1,740	1,395,426	—	—	1,397,166
Stock based compensation (options) (unaudited)	—	—	131,083	—	—	131,083
Net loss (unaudited)	—	—	—	—	(768,462)	(768,462)

Balance at March 31, 2010 (unaudited)	16,607,842	$16,608	$17,372,450	$(52,668)	$(15,479,608)	$1,856,782

The accompanying notes are an integral part of these condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Cash Flows

(unaudited)

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2010	February 25, 2004 (Inception) to March 31, 2010
Cash flows from operating activities:
Net loss	$(599,583)	$(768,462)	$(15,479,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	840	908	6,380
Change in fair value of warrant liability	—	6,960	1,275,960
Stock-based compensation	77,365	131,083	6,353,102
Common stock issued for services	—	—	36,546
Common stock issued for research and development	—	—	1,335,760
Changes in assets and liabilities:
Other assets	(37,108)	(30,744)	(60,493)
Accounts payable	(29,648)	(32,155)	193,446
Accrued liabilities	61,935	15,349	165,469

Net cash used in operating activities	(526,199)	(677,061)	(6,173,438)

Cash flows from investing activities:
Purchase of property and equipment	—	—	(50,900)
Cash paid for sale of Optical Molecular Imaging, Inc.	—	—	(25,000)

Net cash used in investing activities	—	—	(75,900)

Cash flows from financing activities:
Exercise of stock options	—	—	15,334
Exercise of warrants	—	—	462,748
Proceeds from issuance of common stock and warrants under private placements, net of offering costs	—	1,684,968	8,061,172
Proceeds from issuance of common stock	—	—	125,247

Net cash provided by financing activities	—	1,684,968	8,664,501

Increase (decrease) in cash and short-term investments	(526,199)	1,007,907	2,415,163
Cash and short-term investments at beginning of period	3,085,290	1,407,256	—

Cash and short-term investments at end of period	$2,559,091	$2,415,163	$2,415,163

Supplemental cash flows disclosures:
Interest expense paid	$—	$—	$—

Income taxes paid	$—	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Unaudited Condensed Financial Statements

1. Nature of Organization and Development Stage Operations

ImmunoCellular Therapeutics, Ltd. (the Company) is a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system.

Since the Company’s inception on February 25, 2004, the Company has been primarily engaged in the acquisition of certain intellectual property, together with development of its product candidates and the recent clinical testing activities for one of its vaccine product candidates, and has not generated any recurring revenues. As a result, the Company has incurred operating losses and, as of March 31, 2010, the Company had an accumulated deficit of $15,479,608. The Company expects to incur significant research, development and administrative expenses before any of its products can be launched and recurring revenues generated.

Interim Results

The accompanying condensed financial statements at March 31, 2010 and for the three months period ended March 31, 2009 and 2010 are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. Balance sheet amounts as of December 31, 2009 have been derived from our audited financial statements as of that date.

The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted pursuant to such rules and regulations. Certain prior year amounts have been reclassified to conform to the 2010 financial statement presentation. The financial statements should be read in conjunction with the Company’s audited financial statements in its Form 10-K for the year ended December 31, 2009. The Company’s operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

2. Summary of Significant Accounting Policies

Cash and Short-Term Investments – The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. As of December 31, 2009 and March 31, 2010, the Company had $1,075,903 and $532,376, respectively, of certificates of deposit. These securities were fully covered by FDIC insurance and mature within the next six months. They are classified as held-to-maturity and under ASC Topic 320, “Investments—Debt and Equity Securities”, are measured at cost since the Company has the intent and ability to hold these securities to maturity.

Property and Equipment – Property and equipment are stated at cost and depreciated using the straight-line methods based on the estimated useful lives (generally three to five years) of the related assets. Computer and computer equipment are depreciated over 3 years. Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount. Repairs and maintenance costs are expensed as incurred.

Research and Development Costs – Research and development expenses consist of costs incurred for direct research and development and are expensed as incurred.

Stock Based Compensation – Financial Accounting Standards Board (FASB) ASC Topic 718, “Compensation—Stock Based” requires that the cost resulting for all share-based payment transactions be recognized in the Company’s condensed financial statements.

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Risk-free interest rate	1.38%	1.38%
Expected dividend yield	None	None
Expected life	3.78 years	3.63 years
Expected volatility	118.0%	102.0%

The weighted-average grant-date fair value of options granted during the three months ended March 31, 2009 and 2010 was $0.13 and $0.61, respectively.

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. The Company has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on market prices of traded options for comparable entities within our industry.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

When options are exercised, our policy is to issue previously unissued shares of common stock to satisfy share option exercises. As of March 31, 2010, the Company had 57.4 million shares of authorized but unissued common stock.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Income Taxes – The Company accounts for federal and state income taxes in accordance with ASC Topic 740, “Income Taxes”. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company’s provision for income taxes represents the amount of taxes currently payable, if any, plus the change in the amount of net deferred tax assets or liabilities. A valuation allowance is provided against net deferred tax assets if recoverability is uncertain on a more likely than not basis. ASC 740 clarifies the accounting for uncertainty in income tax positions (“tax positions”). The provisions of ASC 740 require the Company to recognize in its financial statements the impact of a tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. In the initial year of adoption, ASC 740 provided that the cumulative effect of this change in accounting principle, if any, be recorded as an adjustment to opening retained earnings. The Company adopted the provisions of ASC 740 effective January 1, 2007. The adoption of the provisions of ASC 740 had no effect on the Company’s financial statements. The Company’s policy is to recognize interest related to unrecognized tax benefits as interest expense and penalties as operating expenses. The Company is not currently under examination by any taxing authority nor has it been notified of an impending examination.

The Company recognizes interest and penalties for uncertain tax positions in income tax expense. Upon adoption and as of March 31, 2010, the Company had no interest and penalty accrual or expense.

Fair Value of Financial Instruments – The carrying amounts reported in the condensed balance sheets for cash, cash equivalents, short-term investments and accounts payable approximate their fair values due to their quick turnover.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Basic and Diluted Loss per Common Share – Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled 18,113,917 shares and 39,014,677 shares at March 31, 2009 and 2010, respectively.

Recently Issued Accounting Standards – In June 2009, the FASB, issued the FASB Accounting Standards Codification. All existing accounting standard documents were superceded by the Codification and the Codification became the source of all authoritative generally accepted accounting principles, or GAAP, except for rules and interpretive releases from the SEC, which are still sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification is effective for interim or annual periods ending after September 15, 2009, and the Company is using the new guidelines and numbering systems prescribed by the Codification when referring to GAAP in these condensed financial statements for the period ended March 31, 2010. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s financial position or results of operations.

On January 1, 2009, the Company adopted ASC Topic 805, “Business Combinations”, to require that assets and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. The adoption of this provision did not have a material impact on the Company’s financial statements.

3. Property and Equipment

As of December 31, 2009 and March 31, 2010, $10,900 of equipment had been placed into service. Depreciation expense was $840 and $908 for the three months ended March 31, 2009 and March 31, 2010, respectively. Depreciation expense was $6,380 for the period from February 25, 2004 (date of inception) to March 31, 2010.

4. Related-Party Transactions

Cedars-Sinai Medical Center License Agreement

In November 2006, the Company entered into a license agreement with Cedars-Sinai Medical Center (“Cedars-Sinai”) under which the Company acquired an exclusive, worldwide license to its technology for use as cellular therapies, including cancer stem cell and dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, the Company issued Cedars-Sinai 694,000 shares of its common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid to Cedars-Sinai when the Company initiates patient enrollment in its first Phase III clinical trial and when it receives FDA marketing approval for its first product.

The Company has agreed to pay Cedars-Sinai specified percentages of all of its sublicensing income and gross revenues from sales of products based on the licensed technology, subject to a reduction if it must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain its rights to the licensed technology, the Company must meet certain development and funding milestones. These milestones include, among others, commencing a Phase I clinical trial for a product candidate by March 31, 2007 and raising at least $5,000,000 in funding from equity or other sources by December 31, 2008. The Company satisfied the foregoing funding requirement in 2007 and commenced a Phase I clinical trial in May 2007, which was within the applicable cure period for the milestone requirement. Through December 31, 2009, the Company has paid Cedars-Sinai a total of $166,660 in connection with the Phase I clinical trial. The Company also was required to commence a Phase II clinical trial for a product candidate by December 31, 2008 and a waiver of this requirement was obtained from Cedars-Sinai (see Second Amendment below).

On June 16, 2008, the Company entered into a First Amendment to Exclusive License Agreement (the “Amendment”) with Cedars-Sinai. The Amendment amended the License Agreement to include in the Company’s exclusive license from Cedars-Sinai under that agreement an epitope to CD133 and certain related intellectual property. Management believes this technology will be covered by a U.S. patent application that will be filed by the parties. Pursuant to the Amendment, the Company issued Cedars-Sinai 100,000 shares of the Company’s common stock as an additional license fee for the licensed CD133 epitope technology, which will be subject to the royalty and other terms of the License Agreement.

On July 22, 2009, the Company entered into a Second Amendment to Exclusive License Agreement (the “Second Amendment”) with Cedars-Sinai to become effective August 1, 2009. The Second Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase II clinical trial for the Company’s first product candidate by no later than December 31, 2008 with milestones that require commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012.

Effective March 23, 2010, the Company entered into a Third Amendment to Exclusive License Agreement (the “Third Amendment”) with Cedars-Sinai. The Third Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012 with a requirement that the Company by September 30, 2010 either commence a Phase II clinical trial for its dendritic cell vaccine candidate or a Phase I clinical trial for its cancer stem cell vaccine candidate. The amendment also added a requirement that the Company obtain certain defined forms of equity or other funding in the amount of at least $2,500,000 by December 31, 2010 and a total of at least $5,000,000 by September 30, 2011.

Legal Costs

As of December 31, 2009 and March 31, 2010, the Company was indebted to TroyGould PC, a shareholder, for legal services of $81,708 and $54,954, respectively, which are included in accrued expenses and accounts payable on the accompanying balance sheets. Legal services provided by the shareholder for the period from February 25, 2004 (date of inception) to March 31, 2010 were approximately $1,177,000.

5. Commitments and Contingencies:

Operating Lease

Effective March 1, 2010, the Company renewed its lease through March 31, 2011 at a monthly rental rate of $2,779. In May 2010, the Company amended its lease at a monthly rental rate of $2,320 for three months and at a monthly rental rate of $2,894 from the remaining months through June 30, 2011.

Employment Agreement with Dr. Manish Singh

On March 4, 2010, the Company entered into an Employment Agreement, effective as of February 18, 2010, with Dr. Manish Singh pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term commencing February 18, 2010. The Company is required under the Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the Employment Agreement. The Employment Agreement may be extended for an additional one-year period upon the mutual agreement of the Company and Dr. Singh.

The Employment Agreement provides for an annual base salary of $300,000. In addition, provided that Dr. Singh continues to serve as the Company’s President and Chief Executive Officer for the entire one-year term of the Employment Agreement, the Company will pay Dr. Singh a discretionary cash bonus of up to $50,000 upon completion of the one-year term.

The Employment Agreement dated as of February 18, 2009 between the Company and Dr. Singh (the “Prior Agreement”) provides that Dr. Singh is entitled to receive cash milestone bonuses, not to exceed an aggregate amount of $200,000, of (1) $50,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $2,500,000 of net proceeds (after commissions) during the term of the Prior Agreement, (2) $100,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $5,000,000 of net proceeds (after commissions) during the term of the Prior Agreement, or (3) $200,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $10,000,000 of net proceeds (after commissions) during the term of the Prior Agreement. The Prior Agreement also provides that an option granted to Dr. Singh to purchase 200,000 shares of the Company’s common stock will vest if the Company’s working capital is at least $8,000,000 at the end of the term of the Prior Agreement.

The Employment Agreement amends the Prior Agreement to provide that the milestones described in the preceding paragraph may be satisfied by including the net proceeds received by the Company at any time prior to August 17, 2010 from (1) a financing by the Socius Capital Group or (2) any private placement financing that is covered by a signed term sheet that was entered into by the Company prior to February 18, 2010 or from another source at the same or better terms as contemplated by such signed term sheet. Also, for purposes of determining whether the $8,000,000 working capital milestone in the preceding paragraph has been satisfied, the Employment Agreement provides that working capital will be calculated as of the date of the Company’s receipt of the proceeds that are being included to satisfy the milestone.

Pursuant to the Employment Agreement, the Company granted to Dr. Singh a 7-year incentive stock option under the Company’s 2006 Equity Incentive Plan (the “Plan”), or a new qualified option plan, to purchase 600,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan and an increase in the number of shares that may be granted to any individual during a 12-month period. The option may be exercised during the period that Dr. Singh provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the 7-year term of the option.

The option granted to Dr. Singh under the Employment Agreement will vest (1) as to 360,000 shares, in 12 equal monthly installments of 30,000 shares each over the 12-month period from and immediately following the grant date, (2) as to 30,000 shares, if the Company achieves during the term of the Employment Agreement a volume-weighted average trading price for its common stock of greater than $1.60 for any consecutive 15-day trading period during the term of the agreement on average daily trading volume of at least 20,000 shares, (3) as to 90,000 shares, if the Company achieves during the term of the Employment Agreement a volume-weighted average trading price for its common stock of greater than $2.00 for any consecutive 15-day trading period during the term of the agreement on average daily trading volume of at least 20,000 shares, (4) as to 30,000 shares, upon treating the first patient in a Phase II clinical trial, and (5) as to 90,000 shares, if during the term of the Employment Agreement the Company completes a financing, a strategic alliance or a licensing agreement with upfront licensing payments to the Company or a merger or acquisition that generates at least $5,000,000 of net proceeds (after commissions) for the Company beyond the $10,000,000 achieved by August 17, 2010, with any financing proceeds received by the Company during the first 6 months of the Employment Agreement that are used to satisfy milestones under the Prior Agreement not being included as proceeds to satisfy the milestones described in this paragraph.

In the event that the Company terminates the Employment Agreement without cause or does not extend the Employment Agreement upon its expiration for an additional one-year term, then (1) the Company upon such termination will be required to make a lump sum payment to Dr. Singh equal to 6 months of his base annual salary, (2) any stock options granted to Dr. Singh, to the extent vested, will be retained by Dr. Singh and will be exercisable on the terms described above, and (3) the vesting of an additional number of shares subject to all options granted to Dr. Singh equal to 50% of all shares subject to such options that have not already vested will immediately accelerate and will be exercisable on the terms described above. If Dr. Singh terminates his employment for “good reason” as defined in the Employment Agreement, he will receive the severance benefits described in the preceding sentence, except that 100% of his options will vest if his employment terminates for good reason following a merger or similar corporate transaction in which the Company is not the surviving entity.

Employment Agreement with Dr. James Bender

On March 4, 2010, the Company entered into an Employment Agreement, effective as of February 1, 2010, with Dr. James Bender pursuant to which Dr. Bender will serve on a full-time basis as the Company’s Vice President – Product Development and Manufacturing for a one-year term commencing February 18, 2010. Prior to February 1, 2010, Dr. Bender had been serving on a part-time basis as the Company’s Vice President – Clinical Development pursuant to an Agreement dated as of September 1, 2009, as amended on September 14, 2009 (the “Prior Agreement”).

The Employment Agreement provides for an annual base salary of $170,000. Pursuant to the Employment Agreement, the Company granted to Dr. Bender a 7-year incentive stock option under the Company’s Plan to purchase 150,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan.

The option granted to Dr. Bender under the Employment Agreement will vest at the rate of 6,250 shares per month over the term of the Employment Agreement as to 75,000 shares. The option will vest as to the remaining 75,000 shares upon the Company’s attainment of the following development milestones, and Dr. Bender will also be entitled to receive the following cash bonuses upon attainment of these milestones: (1) completion by September 30, 2010 of the technology transfer to a contract manufacturer for the Company’s ICT-107 product will result in a $10,000 cash bonus and the vesting of 25,000 option shares; (2) completion by December 31, 2010 of FDA acceptance of a Phase II clinical trial plan for ICT-107 will result in a $10,000 cash bonus and the vesting of 25,000 option shares; and (3) completion by December 31, 2010 of the enrollment of the first patient into the Phase II clinical trial for ICT-107 will result in a $10,000 bonus and the vesting of 25,000 option shares.

The Employment Agreement provides that all of the rights and obligations of the Company and Dr. Bender under the Prior Agreement (including Dr. Bender’s right to work for another organization) terminated as of January 31, 2010, except that Dr. Bender’s right under the Prior Agreement to receive cash bonuses and the vesting of options upon the Company’s achievement of specified development milestones will remain in effect.

The Employment Agreement provides that, except as described in the following sentence, if Dr. Bender’s employment terminates prior to the expiration of the one-year term, Dr. Bender will not have any right to receive further compensation under the Employment Agreement other than compensation that was accrued as of his employment termination date. If the Company terminates Dr. Bender’s employment without “cause” as defined in the Employment Agreement, 50% of any unvested options held by Dr. Bender as of the employment termination date will vest, and he will also have the right to receive any compensation that was accrued as of the employment termination date.

Agreement with Dr. John Yu

Effective March 1, 2010, the Company entered into an Agreement with Dr. Yu under which he agreed to serve on a part-time basis as the Company’s Chief Scientific Officer for a one-year term. The Agreement provides for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to December 31, 2010 (i) the FDA has accepted a Phase II clinical trial plan for ICT-107 and (ii) a Physicians Investigator IND submission for one of the Company’s specified product candidates has been accepted by the FDA.

Pursuant to the Agreement, the Company granted to Dr. Yu a seven-year nonqualified stock option under the Company’s 2006 Equity Incentive Plan to purchase 125,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant is subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan. The option may be exercised during the period that Dr. Yu provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

The option granted to Dr. Yu under the Agreement will vest (i) as to 75,000 shares in four equal quarterly installments following the date of grant and (ii) as to the remaining 50,000 shares, 25,000 shares shall each vest upon timely satisfying the two milestones described above for the payment of cash bonuses to Dr. Yu.

Agreement with C. Kirk Peacock

Effective as of October 30, 2008, the Company renewed, under similar terms, the consulting agreement with C. Kirk Peacock under which Mr. Peacock agreed to serve as Chief Financial Officer for a one-year term, subject to earlier termination by the Company or Mr. Peacock on 30 days notice. Mr. Peacock will provide his services to the Company on a part-time basis. Under the agreement with Mr. Peacock, Mr. Peacock will be paid $8,000 per month and was granted an option to purchase 50,000 shares of common stock, which will vest monthly over a one-year period, and exercisable within its term during the period Mr. Peacock provides services to the Company and for 24 months after the grantee ceases providing services for any reason other than termination by the Company for cause. Effective May 2009, the consulting agreement dated October 30, 2008 with C. Kirk Peacock was amended to reduce the amount to be paid to $6,000 per month. No other terms of the agreement were changed.

Effective October 30, 2009, the Company renewed the Consulting Agreement with Mr. Peacock under which he will continue to serve on a part-time basis as the Company’s Chief Financial Officer for a one-year term. Under this agreement, Mr. Peacock receives a monthly salary of $6,000 and was granted a seven-year non-qualified option to purchase 56,000 shares of the Company’s common stock at a price of $0.80 per share, with 50,000 shares covered by such option to vest in equal monthly installments over the one-year term of the agreement and with 50% of any those then unvested option shares to become vested if Mr. Peacock’s services are terminated by the Company without cause.

Provided that by October 29, 2010, all of the Company’s internal documentation and internal testing necessary to subsequently complete the Company’s Sarbanes-Oxley Section 404 audit has been finished, the Company will pay Mr. Peacock an additional $6,000 and a further 6,000 of his option shares will become vested. All vested shares covered by the option will be exercisable for 24 months after termination of Mr. Peacock’s services for any reason other than termination by the Company for cause.

Research and Development

In connection with the Cedars-Sinai Medical Center License Agreement, the Company has certain commitments as described in Note 4.

6. Shareholders’ Equity

Common Stock

In March 2010, the Company raised $1,740,000 (before commissions and offering expenses) from the sale of 1,740,000 shares of common stock and warrants to purchase 696,000 shares of common stock at an exercise price of $1.15 per share, to various investors in a private placement. The warrants have a term of 26 months from the date of issuance.

Preferred Stock

On December 3, 2009, the Company entered into a Preferred Stock Purchase Agreement dated as of December 3, 2009 (the “Preferred Stock Agreement”) with Socius Capital Group, LLC, a Delaware limited liability company d/b/a Socius Life Sciences Capital Group, LLC (the “Investor”). Pursuant to the Preferred Stock Agreement, the Company will issue to the Investor up to $10,000,000 of the Company’s newly created Series A Preferred Stock (the “Preferred Stock”). The purchase price of the Preferred Stock is $10,000 per share. The shares of Preferred Stock that are issued to the Investor will bear a cumulative dividend of 10.0% per annum, payable in shares of Preferred Stock, will be redeemable under certain circumstances and will not be convertible into shares of the Company’s common stock. Subject to the terms and conditions of the Preferred Stock Agreement, the Company has the right to determine (1) the number of shares of Preferred Stock that it will require the Investor to purchase from the Company, up to a maximum purchase price of $10,000,000, (2) whether it will require the Investor to purchase Preferred Stock in one or more traunches, and (3) the timing of such required purchase or purchases of Preferred Stock.

The terms of the Preferred Stock are set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock that the Company filed with the Delaware Secretary of State on December 3, 2009.

Pursuant to the Preferred Stock Agreement, the Company agreed to pay the Investor a commitment fee of $500,000 (the “Commitment Fee”), with $250,000 payable when the Company makes its first election to require the Investor to purchase shares of Preferred Stock and with the remaining $250,000 payable when the aggregate amount of Preferred Stock purchased by the Investor equals at least $5,000,000; provided, however, that the first $250,000 portion of the Commitment Fee will be due and payable on the six-month anniversary of the effective date of the registration statement described below even if no sales of Preferred Stock to the Investor have occurred by that date. The Company has the right to elect to pay each installment of the Commitment Fee in immediately available funds or by issuance of shares of common stock. In January 2010, the Company accrued $250,000 in commitment fees associated with the Preferred Stock Agreement, included in accrued liabilities in the accompanying balance sheet.

Concurrently with its execution of the Preferred Stock Agreement, the Company issued to the Investor a warrant (the “Warrant”) to purchase shares of common stock with an aggregate exercise price of up to $13,500,000 depending upon the amount of Preferred Stock that is purchased by the Investor. Each time that the Company requires the Investor to purchase shares of Preferred Stock, a portion of the Warrant will become exercisable by the Investor over a five-year period for a number of shares of common stock equal to (1) the aggregate purchase price payable by the Investor for such shares of Preferred Stock multiplied by 135%, with such amount divided by (2) the per share Warrant exercise price. The initial exercise price under the Warrant is $1.04 per share of common stock. Thereafter, the exercise price for each portion of the Warrant that becomes exercisable upon the Company’s election to require the Investor to purchase Preferred Stock will equal the closing price of the common stock on the date that the Company delivers its election notice. The Investor is entitled to pay the Warrant exercise price in immediately available funds, by delivery of a secured promissory note or, if a registration statement covering the resale of the common stock subject to the Warrant is not in effect, on a cashless basis.

Pursuant to the Preferred Stock Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock that are issuable to the Investor under the Warrant and in satisfaction of the Commitment Fee. The registration statement was deemed effective on January 22, 2010. The 1.2 million shares of common stock registered for the Commitment Fee are held in escrow by the Company. As of March 31, 2010, the Company had not made an election to require the Investor to purchase shares of Preferred Stock.

Stock Options

In February 2005, the Company adopted an Equity Incentive Plan (“Plan”). Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to a person who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the Plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant). As of December 31, 2009, the Company has reserved 3,400,000 shares of common stock for issuance under the Plan and options to purchase 3,072,503 common shares have been granted under the Plan that are currently outstanding. On September 14, 2009, options to purchase 270,000 common shares were granted that are contingent on approval by the Company’s stockholders of an increase in the total number shares of common stock reserved for issuance under the Plan. On March 4, 2010, options to purchase 1,025,000 common shares were granted that are contingent on approval by the Company’s stockholders of an increase in the total number shares of common stock reserved for issuance under the Plan.

The following is a summary of stock option grants issued outside the Plan:

In January 2007, the Company granted an option to purchase 1,500,000 shares of its common stock at an exercise price of $1.10 per share to the Chairman of the Company’s Scientific Advisory Board.

In November 2006, the Company granted an option to purchase 300,000 shares of its common stock at an exercise price of $1.00 per share to an affiliate of the Company’s then Chairman of the Board.

In November 2006, the Company granted an option to purchase 5,933,424 shares of its common stock at an exercise price of $1.00 per share to a Board member in connection with the Cedars-Sinai license acquisition.

The following table summarizes stock option activity for the Company during the three months ended March 31, 2010:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding December 31, 2009	10,555,927	$0.92
Granted	1,025,000	$0.90
Exercised	—	$—
Forfeited or expired	(262,250)	$1.09

Outstanding March 31, 2010	11,318,677	$0.92	6.22	$1,382,095

Vested or expected to vest at March 31, 2010	9,604,103	$0.95	6.57	$847,614

As of March 31, 2010, the total unrecognized compensation cost related to unvested stock options amounted to $636,890, which will be amortized over the weighted-average remaining requisite service period of less than one year.

Warrants

In January 2009, the Company delivered notice to warrant holders in connection with the reduction from $2.50 to $0.25 per share of the exercise price of warrants to purchase a total of 6,112,583 shares of the Company’s common stock and in connection with the extension of the expiration date of warrants to purchase a total of 6,412,583 shares of the Company’s common stock from earlier dates in 2009 to June 30, 2009. The Company valued the warrant modification at $611,258, using the Black-Scholes pricing model and the following assumptions: contractual term of 0.45 years, an average risk-free interest rate of 0.29% a dividend yield of 0% and volatility of 118%. In the footnotes to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company disclosed that it anticipated taking a non-cash charge of approximately $500,000 in the first quarter of 2009. In the first quarter 2009, the Company determined that the warrant modification should be treated as a dividend in-kind and not a non-cash charge, and since the Company was in a deficit position at the time of the modification, no dividend was recorded.

On June 30, 2009, the Company issued 1,970,992 shares of its common stock to 58 purchasers upon their exercise of warrants. The exercise price of 1,670,992 shares was $0.25 per share, and the exercise price of 300,000 shares was $0.15 per share. The Company received an aggregate purchase price of $462,748, and the Company did not pay any underwriting discounts or commissions in the transaction. As of March 31, 2010, the Company had no outstanding stock purchase warrants issued to investors.

Warrant Liability

In connection with the Company’s March 2010 private placement, the Company issued to the investors warrants to purchase 696,000 shares of the Company’s common stock at $1.15 per share. Of the total proceeds from the March 2010 private placement, net of repurchases, $257,520 was allocated to the freestanding warrants associated with the units based upon the fair value of the warrants. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that future common stock issuances are made at a price less than $1.00. Accordingly, under ASC 815 “Derivatives and Hedging” the warrants do not qualify for equity treatment, and are recognized as a liability. The warrant liability will be adjusted to fair value each reporting period, and any changes in value will be recognized in the statement of operations. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (1) dividend yield of 0%; (2) expected volatility of 102%, (3) risk-free interest rate of 1.00%, and (4) contractual life of 26 months. For the three months ended March 31, 2010, the Company recorded a charge for the change in fair value of warrant liability of $(6,960).

Promissory Note

In October 2009, the Company’s former President exercised stock options for 150,479 shares of common stock and as provided under the stock option agreement provided the Company with a full recourse five-year promissory note bearing interest of 2.59% per annum. The promissory note is secured by a pledge of shares being acquired with all proceeds of any sale to be applied first to retire in full the promissory note. The Company recorded the promissory note as an offset against shareholders’ equity.

7. Comprehensive Loss

For the three months ended March 31, 2009 and 2010, there was no other comprehensive loss and accordingly a Statement of Other Comprehensive Loss has not been presented. Comprehensive income would normally include: foreign currency translation adjustments, a change in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value, a net loss recognized as an additional pension liability not yet recognized as net periodic pension cost, and unrealized holding gains and losses on available-for-sale securities.

8. Subsequent Event

Private Placement

On May 17, 2010, the Company raised $2,740,001 (before commissions and offering expenses) from the sale of 2,490,910 shares of common stock and warrants to purchase 1,245,455 shares of common stock at an exercise price of $1.50 per share, to various investors in a private placement. The warrants have a term of 36 months from the date of issuance.

On May 2, 2010, the Company issued and sold 400 shares of non-convertible, redeemable Series A preferred stock to Socius Capital Group, LLC pursuant to the terms of a Preferred Stock Purchase Agreement between the Company and Socius dated as of December 3, 2009. The aggregate purchase price for the Series A preferred stock was $4,000,000 (less $255,000 representing an administrative fee and a commitment fee due and owing to Socius under the Purchase Agreement). Under the terms of the Purchase Agreement, Socius remains obligated, from time to time until December 3, 2012, to purchase up to an additional 600 shares of Series A preferred stock at a purchase price of $10,000 per share upon notice from the Company to Socius, and subject to the satisfaction of certain conditions, as set forth in the Purchase Agreement.

In connection with the foregoing transaction, a portion of a warrant held by an affiliate of Socius became vested and exercisable covering 2,700,000 shares of the Company’s common stock for a five-year period at an exercise price of $2.00 per share under the terms of the Purchase Agreement, and in consideration of Socius agreeing to grant the Company certain waivers under the Purchase Agreement, this affiliate also became entitled to purchase up to an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. On May 2, 2010, the affiliate of Socius exercised a portion of its warrant for 1,675,000 shares and paid the $3,350,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Purchase Agreement. The Company immediately thereafter redeemed approximately 248 of the preferred shares by offsetting the $3,350,000 redemption price for these shares against the $3,350,000 owed to the Company under the note.

Agreement with Hasan

Effective May 1, 2010, the Company entered into an Agreement with Kazi Hasan to provide certain financial public relations services to the Company for an eight-month term. The Agreement provides for monthly compensation of $4,000 and a three-year warrant to purchase 200,000 shares of the Company’s stock at an exercise price of $2.00 per share which vests in eight equal monthly installments during the term of the Agreement.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$4,256
Accounting fees and expenses	25,000
Legal fees and expenses	100,000
Printing and related expenses	25,000

Total	$154,256

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our Bylaws and Certificate of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of the company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of the company and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. In certain cases, we may advance expenses incurred in defending any such proceeding. The rights accruing to any person under our Bylaws and Certificate of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Certificate of Incorporation.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

In June 2007, we granted to Richard A. Cowell a seven-year option at $1.35 per share to purchase 50,000 shares of our common stock as consideration for his services as a director, and we granted a seven-year option at $1.35 per share to purchase 6,000 shares of our common stock to Silvia Formenti as consideration for her services as a member of our Scientific Advisory Board. Both of these grants were made under our 2006 Equity Incentive Plan. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In November 2007, we granted to C. Kirk Peacock a seven-year option at $1.30 per share to purchase 50,000 shares of our common stock in accordance with his employment contract dated November 5, 2007 under our 2006 Equity Incentive Plan. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In November 2007, we granted to each of the Board’s six members a seven-year option at $1.30 to purchase 25,000 shares of our common stock for their services as directors and granted two of the directors another option to purchase 75,000 shares each of our common stock for their services in connection with our identifying and acquiring a potential new technology. All of theses grants were made under our 2006 Equity Incentive Plan. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In February 2008, we issued 800,000 shares of common stock to Molecular Discoveries, LLC as consideration for the intellectual property and related assets comprising the technology acquired by us in the Agreement with Molecular Discoveries LLC. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In February 2008, we issued a five-year non-qualified option to purchase 75,000 shares of our common stock at an exercise price of $0.53 per share to Dr. Cohava Gelber under our 2006 Equity Incentive Plan pursuant to a consulting agreement with Dr. Gelber. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In February 2008, we granted a seven-year non-qualified option to purchase 600,000 shares of our common stock at an exercise price of $1.00 per share to Dr. Manish Singh under our 2006 Equity Incentive Plan upon his employment as our President and Chief Executive Officer. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In June 2008, we issued to Cedars Sinai Medical Center 100,000 shares of our common stock as a licensing fee. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In June 2008 we granted a seven-year non-qualified option to purchase 25,000 shares of our common stock at an exercise price of $0.65 per share to Dr. Navdeep Jaikaria under our 2006 Equity Incentive Plan as consideration for his services as a director. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In September 2009, we granted seven-year non-qualified options to purchase an aggregate of 270,000 shares of the our common stock at an exercise price of $0.95 per share under our 2006 Equity Incentive Plan to the directors as compensation for serving on our Board of Directors These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a seven-year incentive stock option to purchase 150,000 shares of our common stock at an exercise price of $0.90 per share to Dr. James Bender under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Bender. These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a seven-year incentive stock option to purchase 150,000 shares of our common stock at an exercise price of $0.90 per share to Dr. Manish Singh under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Singh. These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a seven-year non-qualified stock option to purchase 125,000 shares of our common stock at an exercise price of $0.90 per share to Dr. John Yu under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Yu. These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a five-year non-qualified stock option to purchase 150,000 shares of our common stock at an exercise price of $0.90 per share to Dr. Elma Hawkins under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Hawkins. These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Securities Act.

In March 2010, we completed a private placement of our securities to 18 accredited investors. We sold to these investors 1,740,000 units at a price of $1.00 per unit, with each unit consisting of one share of our common stock and a 26-month warrant to purchase 0.4 of a share of our common stock at an exercise price of $1.15 per share. We paid a broker-dealer a fee for assistance in identifying the investors in this private placement consisting of $34,800 in cash and a 26-month warrant to purchase 104,400 shares of our common stock at an exercise price of $1.15 per share. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Act.

In May 2010, we sold 400 shares of our Series A Preferred Stock to Socius Capital Group, LLC for $10,000 per share under our existing preferred stock purchase agreement with that institutional investor. In connection with this transaction, we issued a five-year warrant to Socius CGII, Ltd., an affiliate of Socius Capital Group, to purchase 1,375,000 shares of our common stock at $2.50 per share. Both of these securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Act.

In May 2010, we completed a private placement of our securities to 12 accredited investors. We sold to these investors 2,490,910 units at a price of $1.10 per unit, with each unit consisting of one share of our common stock and a 36-month warrant to purchase 0.5 of a share of our common stock at an exercise price of $1.50 per share. We paid a broker-dealer a fee for assistance in identifying the investors in this private placement that included a 36-month warrant to purchase 42,318 shares of our common stock at an exercise price of $1.50 per share. These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Securities Act.

In May 2010, we granted a five-year non-qualified option to purchase 10,000 shares of our common stock at an exercise price of $1.20 per share to Dr. Zvi Ram under our 2006 Equity Incentive Plan for his services on our Scientific Advisory Board for the coming year. These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Securities Act.

In May 2010, we granted a three-year warrant to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share to Kazi Hasan to provide certain financial public relations services to us for an eight-month term. These securities were issued by us in reliance upon an exception from registration under Section 4(2) of the Act.

In June 2010, we granted a seven-year non-qualified option to purchase 12,500 shares of our common stock at an exercise price of $1.14 per share to Dr. Rahul Singhvi under our 2006 Equity Incentive Plan for his services as a director in the coming year. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006. (1)

3.1	Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (2)

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (2)

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (3)

3.4	Amended and Restated Bylaws of ImmunoCellular Therapeutics, Ltd. (4)

3.5	Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated December 3, 2009. (19)

3.6	Amended Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated May 3, 2010. (22)

4.1	Form of Common Stock Certificate for ImmunoCellular Therapeutics, Ltd. (5)

4.2	Warrant dated December 3, 2009 issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd. (19)

4.3	Form of Warrant issued to participants in the March 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (22)

4.4	Warrant dated May 2, 2010 for 1,350,000 shares issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd. (22)

4.5	Form of Warrant issued to participants in the May 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (23)

5.1	Opinion of counsel as to the legality of the securities being registered. (22)

10.1	Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.† (8)

10.2	First Amendment dated as of June 16, 2008 to Exclusive License Agreement dated as of November 17, 2006, between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.† (9)

10.3	Securities Purchase Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.4	Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.* (8)

10.5	Nonqualified Stock Option Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.* (8)

10.6	Registration Rights Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.7	2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (4)

10.8	Amendment No. 1 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (10)

10.9	Amendment No. 2 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (11)

10.10	Amendment No. 3 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (11)

10.11	Amendment No. 4 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (9)

10.12	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (12)

10.13	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (12)

10.14	Employment Agreement dated as of February 18, 2009 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.* (17)

10.15	Employment Agreement dated as of October 30, 2008 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.* (17)

10.16	Agreement dated as of July 7, 2006 between Technomedics Management & Systems, Inc. and ImmunoCellular Therapeutics, Ltd. (14)

10.17	Agreement dated as of November 17, 2006 between Technomedics Management & Systems, Inc. and ImmunoCellular Therapeutics, Ltd.* (5)

10.18	Memorandum of Agreement dated as of November 21, 2007 between Molecular Discoveries LLC and ImmunoCellular Therapeutics, Ltd. (11)

10.19	Agreement dated as of February 14, 2008 between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd. (11)

10.20	Registration Rights Agreement dated as of April 14, 2008, between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd. (15)

10.21	Agreement dated as of August 1, 2008 between Dr. Cohava Gelber and ImmunoCellular Therapeutics, Ltd.. * (17)

10.22	Agreement dated as of August 18, 2008 between James G. Bender and ImmunoCellular Therapeutics, Ltd. * (16)

10.23	Agreement dated as of September 1, 2009 between Dr. James G. Bender and ImmunoCellular Therapeutics, Ltd. * (18)

10.24	Amendment #1 dated September 14, 2009 to Agreement dated September 1, 2009 between James G. Bender and ImmunoCellular Therapeutics Ltd. (18)

10.25	Agreement dated October 30, 2009 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd. (20)

10.26	Preferred Stock Purchase Agreement dated December 3, 2009 between Socius Capital Group LLC and ImmunoCellular Therapeutics, Ltd. (19)

10.27	Form of Registration Rights Agreement dated as of March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd. (22)

10.28	Agreement dated as of February 1, 2010 between Dr. James G. Bender and ImmunoCellular Therapeutics, Ltd.* (21)

10.29	Agreement dated as of February 18, 2010 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.* (21)

10.30	Agreement dated as of March 1, 2010 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.* (21)

10.31	Agreement dated as of March 4, 2010 between Dr. Elma Hawkins and ImmunoCellular Therapeutics, Ltd.* (22)

10.32	Securities Agreement dated March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd. (23)

10.33	Office Lease dated April 1, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd. (22)

10.34	Modification Agreement dated May 2, 2010 among Socius CG II, Ltd., Socius Life Sciences Capital Group, LLC and ImmunoCellular Therapeutics, Ltd. (22)

10.35	Second Amendment dated August 1, 2009 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (18)

10.36	Third Amendment dated March 26, 2010 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (22)

10.37	License Agreement dated as of September 8, 2009 between Roche GlycArt AG (f/k/a) GlycArt Biotechnology AG) and ImmunoCellular Therapeutics, Ltd. † (21)

10.38	Office Lease dated May 7, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd. (23)

10.39	Securities Purchase Agreement dated May 12, 2010 between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd. (23)

10.40	Form of Registration Rights Agreement between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd. (23)

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of TroyGould PC (reference is made to Exhibit 5.1)

†	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by us and granted by the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by us with the Securities and Exchange Commission.
*	Indicates a management contract or compensatory plan or arrangement.

(1)	Previously filed by us on January 26, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed by us on November 3, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(3)	Previously filed by us on May 9, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(4)	Previously filed by us on February 6, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(5)	Previously filed by us on February 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-140598, and incorporated herein by reference.
(6)	Previously filed by us on May 1, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-142480, and incorporated herein by reference.
(7)	Previously filed by us on July 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-144521, and incorporated herein by reference
(8)	Previously filed by us on November 22, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(9)	Previously filed by us on August 14, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(10)	Previously filed by us on September 14, 2007 as an exhibit to our Registration Statement on Form SB-2/A and incorporated herein by reference.
(11)	Previously filed by us on March 25, 2008 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(12)	Previously filed by us on November 9, 2007 as an exhibit to our Registration Statement on Form S-8, File No. 333-147278, and incorporated herein by reference.
(13)	Previously filed by us on November 6, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(14)	Previously filed by us on April 2, 2007 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(15)	Previously filed by us on April 16, 2008 as an exhibit to our Registration Statement on Form S-1, File No. 333-150277, and incorporated herein by reference.
(16)	Previously filed by us on November 13, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(17)	Previously filed by us on March 30, 2009 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(18)	Previously filed by us on November 13, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(19)	Previously filed by us on December 7, 2009 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(20)	Previously filed by us on December 23, 2009 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.
(21)	Previously filed by us on March 31, 2010 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(22)	Previously filed by us on May 12, 2010 as an exhibit to this Registration Statement on Form S-1, File No. 333-144521.
(23)	Previously filed by us on May 18, 2010 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Los Angeles, California, on June 14, 2010.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/S/ MANISH SINGH
Manish Singh, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dr. Manish Singh and Dr. John Yu, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him an din his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of the, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MANISH SINGH	President, Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2010
Manish Singh, Ph.D.

/S/ C. KIRK PEACOCK	Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2010
C. Kirk Peacock

/S/ JOHN YU	Director	June 14, 2010
John Yu, M.D.

/S/ JACQUELINE BRANDWYNNE	Director	June 14, 2010
Jacqueline Brandwynne

/S/ RICHARD A. COWELL	Director	June 14, 2010
Richard A. Cowell

/S/ ROBERT L. MARTUZA	Director	June 14, 2010
Robert L. Martuza, M.D.

/S/ NAVDEEP JAIKARIA	Director	June 14, 2010
Navdeep Jaikaria, Ph.D.

	Director	June , 2010
Rahul Singhvi, Sc.D.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006. (1)

3.1	Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (2)

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (2)

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (3)

3.4	Amended and Restated Bylaws of ImmunoCellular Therapeutics, Ltd. (4)

3.5	Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated December 3, 2009. (19)

3.6	Amended Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated May 3, 2010. (22)

4.1	Form of Common Stock Certificate for ImmunoCellular Therapeutics, Ltd. (5)

4.2	Warrant dated December 3, 2009 issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd. (19)

4.3	Form of Warrant issued to participants in the March 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (22)

4.4	Warrant dated May 2, 2010 for 1,350,000 shares issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd. (22)

4.5	Form of Warrant issued to participants in the May 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (23)

5.1	Opinion of counsel as to the legality of the securities being registered. (22)

10.1	Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.† (8)

10.2	First Amendment dated as of June 16, 2008 to Exclusive License Agreement dated as of November 17, 2006, between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.† (9)

10.3	Securities Purchase Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.4	Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.* (8)

10.5	Nonqualified Stock Option Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.* (8)

10.6	Registration Rights Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.7	2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (4)

10.8	Amendment No. 1 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (10)

Ex - 1

10.9	Amendment No. 2 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (11)

10.10	Amendment No. 3 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (11)

10.11	Amendment No. 4 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (9)

10.12	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (12)

10.13	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (12)

10.14	Employment Agreement dated as of February 18, 2009 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.* (17)

10.15	Employment Agreement dated as of October 30, 2008 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.* (17)

10.16	Agreement dated as of July 7, 2006 between Technomedics Management & Systems, Inc. and ImmunoCellular Therapeutics, Ltd. (14)

10.17	Agreement dated as of November 17, 2006 between Technomedics Management & Systems, Inc. and ImmunoCellular Therapeutics, Ltd.* (5)

10.18	Memorandum of Agreement dated as of November 21, 2007 between Molecular Discoveries LLC and ImmunoCellular Therapeutics, Ltd. (11)

10.19	Agreement dated as of February 14, 2008 between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd. (11)

10.20	Registration Rights Agreement dated as of April 14, 2008, between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd. (15)

10.21	Agreement dated as of August 1, 2008 between Dr. Cohava Gelber and ImmunoCellular Therapeutics, Ltd.. * (17)

10.22	Agreement dated as of August 18, 2008 between James G. Bender and ImmunoCellular Therapeutics, Ltd. * (16)

10.23	Agreement dated as of September 1, 2009 between Dr. James G. Bender and ImmunoCellular Therapeutics, Ltd. * (18)

10.24	Amendment #1 dated September 14, 2009 to Agreement dated September 1, 2009 between James G. Bender and ImmunoCellular Therapeutics Ltd. (18)

10.25	Agreement dated October 30, 2009 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd. (20)

10.26	Preferred Stock Purchase Agreement dated December 3, 2009 between Socius Capital Group LLC and ImmunoCellular Therapeutics, Ltd. (19)

10.27	Form of Registration Rights Agreement dated as of March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd. (22)

10.28	Agreement dated as of February 1, 2010 between Dr. James G. Bender and ImmunoCellular Therapeutics, Ltd.* (21)

10.29	Agreement dated as of February 18, 2010 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.* (21)

Ex - 2

10.30	Agreement dated as of March 1, 2010 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.* (21)

10.31	Agreement dated as of March 4, 2010 between Dr. Elma Hawkins and ImmunoCellular Therapeutics, Ltd.* (22)

10.32	Securities Agreement dated March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd. (23)

10.33	Office Lease dated April 1, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd. (22)

10.34	Modification Agreement dated May 2, 2010 among Socius CG II, Ltd., Socius Life Sciences Capital Group, LLC and ImmunoCellular Therapeutics, Ltd. (22)

10.35	Second Amendment dated August 1, 2009 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (18)

10.36	Third Amendment dated March 26, 2010 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (22)

10.37	License Agreement dated as of September 8, 2009 between Roche GlycArt AG (f/k/a) GlycArt Biotechnology AG) and ImmunoCellular Therapeutics, Ltd. † (21)

10.38	Office Lease dated May 7, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd. (23)

10.39	Securities Purchase Agreement dated May 12, 2010 between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd. (23)

10.40	Form of Registration Rights Agreement between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd. (23)

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of TroyGould PC (reference is made to Exhibit 5.1)

†	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by us and granted by the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by us with the Securities and Exchange Commission.
*	Indicates a management contract or compensatory plan or arrangement.
(1)	Previously filed by us on January 26, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed by us on November 3, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(3)	Previously filed by us on May 9, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(4)	Previously filed by us on February 6, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(5)	Previously filed by us on February 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-140598, and incorporated herein by reference.
(6)	Previously filed by us on May 1, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-142480, and incorporated herein by reference.
(7)	Previously filed by us on July 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-144521, and incorporated herein by reference
(8)	Previously filed by us on November 22, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(9)	Previously filed by us on August 14, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(10)	Previously filed by us on September 14, 2007 as an exhibit to our Registration Statement on Form SB-2/A and incorporated herein by reference.
(11)	Previously filed by us on March 25, 2008 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(12)	Previously filed by us on November 9, 2007 as an exhibit to our Registration Statement on Form S-8, File No. 333-147278, and incorporated herein by reference.

Ex - 3

(13)	Previously filed by us on November 6, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(14)	Previously filed by us on April 2, 2007 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(15)	Previously filed by us on April 16, 2008 as an exhibit to our Registration Statement on Form S-1, File No. 333-150277, and incorporated herein by reference.
(16)	Previously filed by us on November 13, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(17)	Previously filed by us on March 30, 2009 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(18)	Previously filed by us on November 13, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(19)	Previously filed by us on December 7, 2009 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(20)	Previously filed by us on December 23, 2009 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.
(21)	Previously filed by us on March 31, 2010 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(22)	Previously filed by us on May 12, 2010 as an exhibit to this Registration Statement on Form S-1, File No. 333-144521.
(23)	Previously filed by us on May 18, 2010 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.

Ex - 4